The business combination described in this document involve securities of a Japanese company. The business combination is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of their officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the business combination, such as in the open market or through privately negotiated purchases.

NOTICE OF CONVOCATION OF THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

Date and Time:	Thursday, December 26, 2024 10:00 a.m. Japan time (Reception will open at 9:00 a.m.)	Table of Contents
Notice of Convocation of the Extraordinary General Meeting of Shareholders
Place:	Conference room, 4F, Solid Square West Tower 580 Horikawa-cho, Saiwai-ku, Kawasaki, Kanagawa	Reference Documents for the General Meeting of Shareholders Proposal 1: Approval of Share Exchange Agreement Proposal 2: Partial Amendment of the Articles of Incorporation

FUJI FURUKAWA ENGINEERING & CONSTRUCTION CO.LTD Stock exchange code: 1775
There will be no souvenirs available for shareholders attending in person. Thank you for your understanding.

(Stock exchange code: 1775)

December 11, 2024

(Commencement date of measures for electronic provision: December 4, 2024)

To Shareholders with Voting Rights:

Takashi Kusaka President & CEO FUJI FURUKAWA ENGINEERING & CONSTRUCTION CO.LTD. 580 Horikawa-cho, Saiwai-ku, Kawasaki Kanagawa, Japan

NOTICE OF CONVOCATION OF

THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

Dear Shareholders:

We would like to express our appreciation for your continued support and patronage.

You are cordially invited to attend the Extraordinary General Meeting of Shareholders of Fuji Furukawa Engineering & Construction Co. Ltd. (the “Company”). The meeting will be held for the purposes as described below.

The Company has, for convening this Extraordinary General Meeting of Shareholders, taken measures for electronic provision. Matters to be provided electronically have been placed as NOTICE OF THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS on the following Internet website.

The Company’s website: https://www.ffec-global.com/company/ir/financial-results/

In addition to the above, the matters have been placed on the following Internet website.

Tokyo Stock Exchange’s website (Listed Company Search):

https://www2.jpx.co.jp/tseHpFront/JJK020010Action.do?Show=Show

Please access the above website, enter the Company’s name or stock exchange code to search, then click on “Basic information” and “Documents for public inspection/PR information.”

If you are unable to attend the meeting, you can exercise your voting rights in writing or via the Internet, etc. Please review the Reference Documents for the General Meeting of Shareholders included in the matters to be provided electronically and exercise your voting rights by the close of business at 5:30 p.m. Japan time on Wednesday, December 25, 2024.

1.	Date and Time:	Thursday, December 26, 2024 at 10:00 a.m. Japan time (Reception will open at 9:00 a.m.)
2.	Place:	Conference room, 4F, Solid Square West Tower located at 580 Horikawa-cho, Saiwai-ku, Kawasaki, Kanagawa
3.	Meeting Agenda:

Proposals to be resolved:

Proposal 1:	Approval of Share Exchange Agreement
Proposal 2:	Partial Amendment of the Articles of Incorporation

……………………………………………………………………………………………………………………………………
…… …… …… …… …… …… ……

・When attending the meeting, please submit the enclosed Voting Rights Exercise Form at the reception desk.

・Should the matters to be provided electronically require revisions, the revised versions will be posted on each website on which such matters have been posted.

Instructions Concerning the Exercise of Voting Rights

If attending in person on the day of

Date and Time of General Meeting of Shareholders	Thursday, December 26, 2024 at 10:00 a.m. Japan time (Reception will open at 9:00 a.m.)

Please bring the enclosed voting rights exercise form and submit it at the venue reception.

Please also bring this booklet as the agenda materials.

* The exercise of voting rights by proxy is limited to the case where such exercise is entrusted to a shareholder having voting rights. Please understand that the submission of a writing evidencing the proxy will be required.

If unable to attend in person on the day of

Exercise by mail

Deadline to Exercise	Receipt by Wednesday, December 25, 2024 at 5:30 p.m. Japan time

Please indicate your approval or disapproval on the enclosed voting rights exercise form and return by mail so that it arrives by the deadline to exercise.

If there is no indication of approval or disapproval for a proposal on the voting rights exercise form, it will be treated as an indication of intent of approval.

Exercise via the Internet, etc.	Please see the next page for details

Deadline to Exercise	For exercise by Wednesday, December 25, 2024 at 5:30 p.m. Japan time

Please access the Company’s website for exercising voting rights and register your approval or disapproval by the deadline to exercise.

Website for Exercising Voting Rights: https://soukai.mizuho-tb.co.jp/

* There may be instances where you will be unable to use the website for exercising voting rights depending on your internet usage environment, service provider, or device used.

■ If voting rights are exercised by the voting rights exercise form and voting rights are also exercised via the internet and there are duplicate exercises of voting rights, the exercise of voting rights via the internet will be considered to be effective.

■ If multiple exercises of voting rights are made via the internet, the last exercise of voting rights will be considered to be effective.

Instructions Concerning the Exercise of Voting Rights via the Internet

By scanning the QR code (“Smart Exercise”)

You can log-in to the website for the exercise of voting rights without entering the voting rights exercise code and password.

1. Please scan the QR code printed on the ballot form at the bottom right.

*The QR code is a registered trademark of DENSO WAVE INCORPORATED.

*An application (or function) to read QR codes will need to be installed.

2. Please follow the on-screen guidance and enter your vote of approval or disapproval.

The exercise of voting right by “Smart Exercise” is available only once.

If you wish to change your vote after exercising your voting right, please access the website for PC and log-in by entering the “voting rights exercise code” and “password” indicated in the ballot form to exercise your voting right again.

*You will be transferred to the website for PCs by scanning the QR code again.

Website for PC

Website for exercise of voting rights: https://soukai.mizuho-tb.co.jp/

1. Please access the website for exercise of voting rights.

Click the “Proceed to next” button.

2. Please enter the “voting rights exercise code” indicated in the ballot form.

Enter the “voting rights exercise code.”

Click the “Next” button.

3. Please enter the “password” indicated in the ballot form.

Enter the initial “password.”

Enter the new password that you will actually use.

Click the “Register” button.

4. Please follow the on-screen guidance and enter your vote of approval or disapproval.

If you have any questions on how to exercise your voting rights via the Internet using a personal computer or a smartphone, please contact the department below.

Mizuho Trust & Banking, Securities Agency Department, Internet Support

Toll-free number: 0120-768-529 (from within Japan only)

(9:00 a.m. to 9:00 p.m., JST)

Reference Documents for the General Meeting of Shareholders

Proposals and References

Proposal 1:	Approval of Share Exchange Agreement

The Company and Fuji Electric Co., Ltd. (“Fuji Electric,” and together with the Company, the “Companies”) hereby announce that the Companies have resolved at their respective Board of Directors meetings held on October 31, 2024, to conduct a share exchange (the “Share Exchange”), on the basis that approval of the Company’s general meeting of shareholders can be obtained, by which Fuji Electric will become the wholly-owning parent company of the Company and the Company will become the wholly-owned subsidiary of Fuji Electric, and have on the same date entered into a share exchange agreement (the “Share Exchange Agreement”), as described in 2. “Details of the Share Exchange Agreement” below. Accordingly, the Company requests your approval of the Share Exchange Agreement in this Proposal. Fuji Electric intends to conduct the Share Exchange through a simplified share exchange procedure, which does not require approval by a resolution of the general shareholders’ meeting pursuant to Article 796, Paragraph 2 of the Companies Act (Act No. 86 of 2005, as amended; the same applies hereinafter), while the Company intends to conduct the Share Exchange subject to approval of the Share Exchange Agreement by a resolution at this extraordinary general shareholders’ meeting. The Share Exchange is scheduled to be conducted upon completion of these procedures.

Further, if this Proposal is approved, prior to the effective date of the Share Exchange (scheduled to be February 3, 2025), the shares of the Company’s common stock (the “Company Stock”) are scheduled to be delisted from the Standard Market of the Tokyo Stock Exchange, Inc. (the “TSE”) on January 30, 2025 (the last trading date is scheduled to be January 29, 2025).

The reason for conducting the Share Exchange, the summary of the details of the Share Exchange Agreement, and other matters concerning this Proposal are as follows.

1. Reason for Conducting the Share Exchange

Fuji Electric was established in August 1923 as Fuji Electric Manufacturing Co., Ltd. (“Fuji Electric Manufacturing”) through a capital and technical partnership between Furukawa Electric Co., Ltd. and Siemens of Germany and celebrated its 100th anniversary in 2023. Fuji Electric’s corporate philosophy is to contribute to prosperity, encourage creativity, and seek harmony with the environment, while its management policy is centered on the notion of contributing to society through its energy and environmental businesses. Fuji Electric defines its reason for existence as developing products and systems that can efficiently utilize electric and thermal energy and contributing to solving social and environmental issues together with its customers and business partners, which is in line with the Sustainable Development Goals as adopted by the United Nations in 2015 (SDGs) and the realization of a decarbonized society that the international community is striving for.

Fuji Electric was established in August 1923 as Fuji Electric Manufacturing Co., Ltd. (“Fuji Electric Manufacturing”) through a capital and technical partnership between Furukawa Electric Co., Ltd. and Siemens of Germany and celebrated its 100th anniversary in 2023. Fuji Electric’s corporate philosophy is to contribute to prosperity, encourage creativity, and seek harmony with the environment, while its management policy is centered on the notion of contributing to society through its energy and environmental businesses. Fuji Electric defines its reason for existence as developing products and systems that can efficiently utilize electric and thermal energy and contributing to solving social and environmental issues together with its customers and business partners, which is in line with the Sustainable Development Goals as adopted by the United Nations in 2015 (SDGs) and the realization of a decarbonized society that the international community is striving for.

In the course of these activities, Fuji Electric positioned the previous medium-term management plan period (FY2019 to FY2023) as the phase for laying the foundation for the company’s sustainable growth. By setting the management target of achieving net sales of JPY ¥1 trillion and an operating profit ratio of at least 8%, Fuji Electric pursued its initiatives: to promote growth strategies, to further improve profitability, and to continuously reinforce its operating foundation, and achieved the management target one year ahead of schedule. In FY2024, Fuji Electric launched its medium-term management plan “To be enthusiastic, ambitious, and sensitive 2026” under a broader policy of further enhancing its corporate value through management that prioritizes profits. In pursuing the promotion of growth strategies, which is one of its priority strategies, Fuji Electric has identified “green transformation (GX),” “digital transformation (DX),” and “global market” as growth areas, and is aiming to expand its business by developing new products such as electricity storage systems, ship and harbor products, power semiconductors for electrified vehicles and renewable energy, DX solutions for factories and stores, and substation equipment and drive control equipment as global products, and introducing these products to the market as soon as possible.

In addition, Fuji Electric is focusing on initiatives aimed at launching new businesses from FY 2027. As small and medium-sized decentralized energy systems are expected to become essential in addition to traditional large-sized centralized energy systems, Fuji Electric is advancing the development of technologies and products in new areas, such as fuel conversion to hydrogen and ammonia, separation and capture of CO2 emissions from factories and ships, thermoelectric systems that utilize exhaust heat from factories and plants, and direct current (DC) electricity distribution systems that reduce power loss of renewable and stored energy, by sharing roadmaps and collaborating with customers and partner companies.

The Company, on the other hand, was established in October 1923 as Takachiho Shoukai, a limited partnership company, whose original business was the electrical and other outfitting of large ships, the import and repair of papermaking machinery, and the import of woolen cloth. Since its reorganization into a stock company in 1938, the company’s principal business has been the subcontracting of electrical work. Later, in December 1944, Fuji Electric Manufacturing acquired all of Takachiho Shoukai’s shares. In February 1996, the shares of Fuji Electric Construction Co., Ltd. (the trade name had been changed from Takachiho Shoukai in April 1961) were listed on the second section of the TSE, and in October 2009, Fuji Denki Engineering & Construction Co., Ltd. (the trade name had been changed from Fuji Electric Construction Co., Ltd. in July 2005) merged with Furukawa Engineering and Construction Co., Ltd. and Fuji Denki Sosetsu Co., Ltd., of which Fuji Denki Engineering & Construction Co., Ltd. was the surviving company, and changed the trade name to Fuji Furukawa Engineering & Construction Co. Ltd. (the “Company Merger”). As of September 30, 2024, Fuji Electric directly holds 4,158,185 shares of the Company Stock (ownership ratio (Note): 46.24%), and together with the shares held indirectly through Fuji Office & Life Service Co., Ltd. (“Fuji Office & Life Service”), a subsidiary of Fuji Electric (13,200 shares) (ownership ratio: 0.15%), Fuji Electric holds a total of 4,171,385 shares (ownership ratio: 46.39%) of the Company Stock as the parent company. The Company is the only comprehensive equipment company in the Fuji Electric Group and performs various types of equipment work for the Group companies. Following the Company Merger, Fuji Electric and the Company have been working together to strengthen their global competitiveness as members of the Fuji Electric Group.

As part of these efforts, the Company has been steadily expanding its business in the areas of both electrical and air conditioning equipment work by strengthening its operating foundation and providing high-quality services. Since the Company Merger, the Company has been striving to acquire new end markets and invest resources in overseas and growth markets in order to respond to medium- and long-term changes in the external environment while consolidating its position in Japan as a comprehensive equipment company. In the new medium-term management plan, titled “Progress E&C 2026” that was announced in May 2024, the Company set out basic strategies with the intention of reforming and expanding its business areas, strengthening the operating foundation through growth investment, promoting technological development and DX, and accelerating and promoting ESG management. In particular, under the basic strategy of reforming and expanding business areas, the Company is working to expand its environmental businesses with a focus on expanding the scope of its data center business and to review its overseas business strategy as part of its business portfolio reform. On the other hand, the added value expected to be provided by comprehensive equipment companies has changed significantly since the time of the Company Merger, from the provision of post-installation maintenance and after-sales services to the provision of solutions. At the same time, the external environment has also changed significantly, with the expansion of renewable energy projects, such as the increase in demand for the installation of solar panels and other equipment, as well as the increase in demand for the installation of electrical equipment in line with the full liberalization of the retail electricity market from 2016. The Company is also required to address the growing need for improved working conditions and treatment of employees and labor-saving measures in response to chronic labor shortages caused by a declining population and an aging workforce. Given these drastic changes in the environment of the equipment contracting industry since the time of the Company Merger, the Company believes that it is becoming increasingly difficult to achieve continued growth in its business.

(Note) “Ownership ratio” refers to the ratio of the number of shares held to the number of shares (8,992,592 shares) obtained by deducting the number of treasury shares held by the Company as of September 30, 2024 (33,969 shares) from the total number of issued shares of the Company Stock as of the same date (9,026,561 shares).

In light of the business challenges facing Fuji Electric and the Company as described above, Fuji Electric had been holding internal discussions on the future vision of the Fuji Electric Group under the Fuji Electric Medium-Term Management Plan since around September 2023. Over the course of these discussions, Fuji Electric came to believe that by making the Company a wholly-owned subsidiary, Fuji Electric would be able to address the Company’s challenges while expanding, enhancing, and maximizing Fuji Electric’s core value of “businesses and technologies to create clean energy, provide a stable supply of energy, and contribute to consumer-side energy saving, automation, and electrification,” which Fuji Electric has been providing to customers and society through business collaboration with the Company, and proceeded with further consideration of making the Company a wholly-owned subsidiary. Specifically, Fuji Electric comprehensively examined the strategic alignment of its businesses, the synergy effects that could be generated by the Companies, and the impact on the interests of the Company’s minority shareholders and Fuji Electric’s shareholders. Fuji Electric concluded that the most favorable option was to aim to enhance the corporate value of the entire Fuji Electric Group, including the Company, by making the Company a wholly-owned subsidiary through a share exchange and utilizing the Companies’ existing businesses and technologies as well as new synergy effects to further strengthen the Companies’ cooperation, thereby effectively utilizing management resources, eliminating overlapping functions to realize optimal allocation of management resources, and achieving more integrated group management. As a result, on June 24, 2024, Fuji Electric proposed the Share Exchange to the Company.

Upon receipt of the above proposal from Fuji Electric, the Company decided to specifically consider the Share Exchange. In initiating such specific consideration of the Share Exchange, in order to eliminate the possibility of structural conflicts of interest with Fuji Electric, the parent company and controlling shareholder, and to consider the Share Exchange from a position independent from Fuji Electric and the Company, thereby eliminating possible arbitrariness and conflicts of interest and ensuring fairness in the decision making by the Company’s Board of Directors regarding the Share Exchange, and to obtain an opinion as to whether the decision of the Company’s Board of Directors to proceed with the Share Exchange would not be disadvantageous to its minority shareholders, the Company developed a system for specifically considering the proposed Share Exchange, including the establishment of a special committee (the “Special Committee”) consisting of independent members who have no interest in Fuji Electric, the parent company and controlling shareholder, on July 16, 2024 and the appointment of external experts. Following careful consideration of Fuji Electric’s proposal under such system, the Company recognized that becoming a wholly-owned subsidiary of Fuji Electric would enable the Fuji Electric Group to further strengthen cooperation among Fuji Electric Group companies and accelerate management decisions, and more effectively utilize Fuji Electric Group’s management resources, including assets, technology, know-how, and overseas networks, thereby achieving flexible implementation of Fuji Electric Group’s medium- to long-term management strategies. The Company therefore concluded that the Share Exchange will contribute to the enhancement of its corporate value. The specific measures that Fuji Electric and the Company intend to implement following the Share Exchange, as well as the business synergies expected to result from such measures, are as described below.

I. Expanding the business into new target areas of electrical equipment work and air conditioning work

(I) Expanding the business into new target areas of electrical equipment work and air conditioning work

(II) Expanding the business volume of the Companies and maximizing the business volume of the Fuji Electric Group through cooperation in sales activities in commercial sales channels and to customer networks, both on the construction/installation side and on the equipment/system supply side, in the growth businesses and key industries common to the Companies, including in particular:

・Providing products and technologies related to power generation, stable power supply, and energy conservation;

・Providing products and technologies for visualizing the operating status of on-site equipment and for preventive maintenance of such equipment using technical knowledge related to controls; and

・Providing services involving the collection, analysis, and use of data from customers’ production equipment (manufacturing DX).

(III) Achieving higher margins by improving the productivity and added value of engineering services through resource sharing.

II. Accelerating product development and strengthening after-sales business in growing GX-related fields

Seeking to strengthen product development capabilities and further add value to post-installation maintenance services by leveraging Fuji Electric’s GX-related products, such as power conditioning systems for storage batteries and storage battery systems that stabilize power systems, and its stabilization technology for distributed power sources.

III. Expanding overseas business

Seeking to increase the efficiency (and profits) of business operations by sharing resources, including sales, engineering, and administrative personnel, at their overseas bases. In particular, the Companies will seek to further expand their overseas business in Southeast Asia, which is the Companies’ focus area, by strengthening capital and human resources, including through cross-border mergers and acquisitions, while taking advantage of the Company’s overseas engineering service system and Fuji Electric’s global network and global installation bases, which Fuji Electric is seeking to strengthen primarily in Asia in accordance with its policy of promoting local design, local production, and local consumption.

IV. Strengthening corporate governance and integrated management

(I) Striving to improve corporate governance by eliminating the problem of parent-subsidiary listing and conducting business under a stable shareholding structure.

(II) Striving to improve corporate governance by eliminating the problem of parent-subsidiary listing and conducting business under a stable shareholding structure.

Since the Company Stock is listed and the Company has minority shareholders, Fuji Electric and the Company have a capital structure in which there is a potential risk of a conflict of interest between Fuji Electric, the parent company, and the minority shareholders of the Company. The Companies believe that in such a situation it may not be possible to promptly implement meaningful measures to enhance the Companies’ corporate values because each proposed measure would require careful consideration of whether there is a risk of harming the interests of the Company’s minority shareholders, and in some cases, the risk of harming the interests of the Company’s minority shareholders cannot not be eliminated. In addition, because the Company has minority shareholders, if Fuji Electric provides information or resources to the Company, a portion of the proceeds from the use of such information or resources of Fuji Electric would also be provided to the Company’s minority shareholders, which may cause Fuji Electric, as a listed company, to be reluctant to provide information or resources to the Company and result in insufficient provision of information and resources to the Company. For this reason, in order to fully realize the benefits of the Companies working together to consider and implement the growth strategies of the Fuji Electric Group, it is necessary to establish a wholly-owned parent-subsidiary relationship between the Companies and to ensure that there are no conflicts of interest between Fuji Electric, the parent company, and the minority shareholders of the Company.

Fuji Electric and the Company came to the conclusion that the Share Exchange is the most appropriate method to make the Company a wholly-owned subsidiary of Fuji Electric because the shares of Fuji Electric’s common stock (“Fuji Electric’s Stock”) will be delivered to the minority shareholders of the Company as consideration for the Share Exchange and by obtaining the shares of Fuji Electric’s Stock, the Company’s minority shareholders will have the opportunity to benefit from the business expansion and earnings growth of the Fuji Electric Group and the resulting increase in the share price of Fuji Electric’s Stock, as well as other results of the synergy effects expected to be realized through the implementation of various measures after the Share Exchange, while at the same time having the option to convert such shares into cash at any time by selling the highly liquid shares of Fuji Electric’s Stock in the market.

Following careful consideration based on the above points, the Companies have come to share the view that making the Company a wholly-owned subsidiary of Fuji Electric through the Share Exchange will contribute to the enhancement of the corporate value of the Companies, and have reached an agreement on the terms and conditions of the Share Exchange, including the allotment ratio, through mutual discussions and deliberations. Accordingly, the Companies, on October 31, 2024, adopted a resolution at their respective Board of Directors meetings to conduct the Share Exchange for the purpose of making the Company a wholly-owned subsidiary of Fuji Electric, and entered into the Share Exchange Agreement.

2. Details of the Share Exchange Agreement

The details of the Share Exchange Agreement, entered into by Fuji Electric and the Company on of October 31, 2024, is as follows.

Share Exchange Agreement (copy)

This Share Exchange Agreement (this “Agreement”) is entered into on October 31, 2024 (the “Agreement Execution Date”) by and between Fuji Electric Co., Ltd. (“Fuji Electric”) and Fuji Furukawa Engineering & Construction Co. Ltd. (“FFEC”) as follows.

Article 1. Share Exchange

Fuji Electric and FFEC will conduct a share exchange where Fuji Electric will be the share exchange wholly-owning parent company and FFEC will be the share exchange wholly-owned subsidiary (the “Share Exchange”), according to the provisions of this Agreement, and Fuji Electric will acquire all of the issued shares of FFEC (excluding the shares of FFEC held by Fuji Electric) pursuant to the Share Exchange.

Article 2. Trade Name and Address of Share Exchange Wholly-Owning Parent Company and Share Exchange Wholly-Owned Subsidiary

The trade names and addresses of Fuji Electric and FFEC are as follows:

(1) Fuji Electric(share exchange wholly-owning parent company)

Trade name: Fuji Electric Co., Ltd.

Address: 1-1 Tanabe Shinden, Kawasaki-ku, Kawasaki

(2) FFEC(share exchange wholly-owned subsidiary)

Trade Name: Fuji Furukawa Engineering & Construction Co. Ltd.

Address: 580 Horikawa-cho, Saiwai-ku, Kawasaki

Article 3. Shares Delivered upon the Share Exchange and Allotment Thereof

1. Upon the Share Exchange, Fuji Electric will deliver common shares of Fuji Electric of a number obtained by multiplying 0.93 to the total number of common shares of FFEC held by the FFEC’s shareholders (the shareholders after the cancellation of FFEC’s treasury stock under Article 9, excluding Fuji Electric; the same applies hereafter in this Article) as of the time immediately prior to when Fuji Electric will acquire all of the issued shares of FFEC pursuant to the Share Exchange (the “Base Time”) in exchange for the common shares of FFEC.

2. Upon the Share Exchange, Fuji Electric will allot to FFEC’s shareholders as of the Base Time the common shares of Fuji Electric at the rate of 0.93 common shares of Fuji Electric for one (1) common share of FFEC held by such shareholders (the “Share Exchange Ratio”).

3. If there is a fraction less than one (1) share in the number of the common shares of Fuji Electric to be allotted by Fuji Electric to FFEC’s shareholders pursuant to the provisions of the preceding two paragraphs, Fuji Electric will deal therewith according to the provisions of Article 234 of the Companies Act and other relevant laws and regulations.

Article 4. Amounts of Capital and Reserve of Fuji Electric

The capital amount and reserve amount of Fuji Electric to be increased by the Share Exchange are as follows:

(1) Amount of capital: 0 yen

(2) Amount of capital reserve: amount separately determined by Fuji Electric pursuant to Article 39 of the Regulations on Corporate Accounting

(3) Amount of earned reserve: 0 yen

Article 5. Effective Date

The day the Share Exchange will come into effect (the “Effective Date”) will be February 3, 2025; provided, however, that if necessary due to a need in the progress of the procedures of the Share Exchange or for other reasons, Fuji Electric and FFEC may change the Effective Date upon consultation and agreement.

Article 6. Approval of General Meeting of Shareholders

1. Fuji Electric will not receive the approval of the General Meeting of Shareholders as to this Agreement, pursuant to the provisions of Article 796, Paragraph 2 of the Companies Act; provided, however, that if the approval of the General Meeting of Shareholders as to this Agreement becomes necessary, pursuant to the provisions of Article 796, Paragraph 3 of the Companies Act, Fuji Electric will request the approval of the General Meeting of Shareholders as to this Agreement by the day prior to the Effective Date.

2. FFEC will request the approval by a resolution of the General Meeting of Shareholders for the approval of this Agreement and other matters required for the Share Exchange by the day prior to the Effective Date.

Article 7. Operation of Business, etc.

1. During the period from the Agreement Execution Date until the Effective Date, Fuji Electric and FFEC shall perform their respective services and manage and operate their respective property with the care of a prudent manager, and cause their respective subsidiaries (as to Fuji Electric, excluding FFEC and its subsidiaries) to perform the services and manage and operate the property of such subsidiary.

2. Unless otherwise provided herein, during the period from the Agreement Execution Date until the Effective Date, Fuji Electric and FFEC shall, and shall cause their subsidiaries (as to Fuji Electric, excluding FFEC and its subsidiaries) to, consult in advance with the other party, and upon agreeing in writing, engage in the act that has a specific threat of causing a material effect on the execution of the Share Exchange or on the Share Exchange Ratio.

Article 8. Dividend of Surplus

1. Fuji Electric may distribute dividends of surplus of up to 75 yen per one (1) share to shareholders stated or recorded in the last register of shareholders of September 30, 2024.

2. Except as provided in the preceding paragraph, after the Agreement Execution Date, Fuji Electric and FFEC may not resolve to distribute dividends of surplus with a record date of a date prior to the Effective Date, and may not resolve to acquire treasury shares (unless treasury shares must be acquired pursuant to an exercise of the right of shareholders according to the applicable laws and regulations) with an acquisition date of a date prior to the Effective Date.

Article 9. Cancellation of Treasury Stock

FFEC shall cancel as of the Base Time all of the treasury shares held thereby (including the treasury shares to be acquired pursuant to the stock acquisition demand of the opposing shareholders as set forth in Article 785, Paragraph 1 of the Companies Act that will be exercised upon the Share Exchange) as of the Base Time pursuant to the resolution of the Board of Directors meeting to be held by the day before the Effective Date.

Article 10. Amendment of Terms and Conditions of Share Exchange

During the period from the Agreement Execution Date until the Effective Date, if a situation that becomes a serious obstruction to the execution of the Share Exchange arises or becomes apparent, or if the achievement of the purpose of this Agreement otherwise becomes difficult, Fuji Electric and FFEC may amend the terms and conditions of the Share Exchange or the other contents of this Agreement, suspend the Share Exchange, or terminate this Agreement.

Article 11. Effect of this Agreement

This Agreement will lose its effect (i) if the approval of this Agreement cannot be obtained at FFEC’s General Meeting of Shareholders by the day before the Effective Date, (ii) notwithstanding that an approval of the General Meeting of Shareholders regarding this Agreement becomes necessary pursuant to the provisions of Article 796, Paragraph 3 of the Companies Act by Fuji Electric, if the approval of this Agreement cannot be obtained at Fuji Electric’s General Meeting of Shareholders by the day before the Effective Date, (iii) if the approvals, etc. of relevant agencies, etc. that are required prior to the Effective Date to execute the Share Exchange under domestic and foreign laws and regulations cannot be obtained, or (iv) if this Agreement is terminated under the preceding Article 10.

Article 12. Jurisdiction

When a dispute regarding the performance or interpretation of this Agreement arises, the Tokyo District Court will be the court of exclusive jurisdiction in the first instance.

Article 13. Consultation

In the case of a matter not provided in this Agreement, or if a doubt regarding the content of this Agreement arises, Fuji Electric and FFEC shall consult in good faith and attempt to resolve such matter or dispute.

IN WITNESS WHEREOF, this Agreement has been prepared in duplicate by each party affixing their name and seal thereon, and each party shall retain one copy.

October 31, 2024

Fuji Electric	1-1 Tanabe Shinden, Kawasaki-ku, Kawasaki
Fuji Electric Co., Ltd.
	CEO and Chairman of the Board of Directors	Michihiro Kitazawa [seal]

FFEC	580 Horikawa-cho, Saiwai-ku, Kawasaki
Fuji Furukawa Engineering & Construction Co. Ltd.
	President and Representative Director	Takashi Kusaka [seal]

3. Matters concerning the Reasonableness of the Consideration for Exchange

(1) Matters concerning the reasonableness of the total number and allotment of the consideration for exchange

(I) Details of the allotment regarding the Share Exchange

	Fuji Electric (Share Exchange Wholly-Owning Parent Company)	Company (Share Exchange Wholly-Owned Subsidiary)
Share Allotment Ratio for the Share Exchange	1	0.93
Number of Shares to be Delivered in the Share Exchange	Common shares of Fuji Electric: 4,495,998 shares (planned)

(Note1) Share allotment ratio

For each share of the Company Stock, 0.93 shares of Fuji Electric’s Stock will be allotted and delivered, provided that no shares will be allotted in the Share Exchange for the shares of the Company’s Stock held by Fuji Electric as of the Base Time (as defined below). The allotment ratio for the Share Exchange specified in the table above (the “Share Exchange Ratio”) is subject to change by consultation and agreement between the Companies in the event of any significant changes to the terms and conditions based on which the Share Exchange Ratio is calculated.

(Note 2) Number of shares of Fuji Electric’s Stock to be delivered in the Share Exchange

In the Share Exchange, Fuji Electric will deliver the number of shares of Fuji Electric’s Stock calculated by multiplying 0.93 by the total number of shares of the Company Stock held by the shareholders of the Company (referring to the shareholders after the cancellation of treasury shares as described below and excluding Fuji Electric) as of the time immediately before the time at which Fuji Electric acquires all of the issued shares of the Company Stock (excluding the shares of the Company Stock held by Fuji Electric) through the Share Exchange (the “Base Time”), in exchange for the shares of the Company’s Stock held by such shareholders.

Fuji Electric intends to use the treasury shares held by Fuji Electric as the shares to be delivered through the Share Exchange, and does not plan to issue new shares for allotment in the Share Exchange at this time.

The Company plans to cancel, as of the time immediately before the Base Time and by a resolution at its Board of Directors meeting to be held no later than the day before the effective date of the Share Exchange, all treasury shares held by it as of the Base Time (including any treasury shares that may be acquired by the Company as a result of the purchase of shares in response to dissenting shareholders’ request for the purchase of shares that may be made under Article 785, Paragraph 1 of the Companies Act in the course of the Share Exchange). The number of shares to be allotted and delivered in the Share Exchange is subject to change due to the cancellation of treasury shares by the Company or for other reasons.

(Note 3) Treatment of shares constituting less than one unit

Shareholders of the Company who will hold shares of Fuji Electric’s Stock constituting less than one unit (less than 100 shares) as a result of the Share Exchange will be entitled to the following rights with respect to Fuji Electric’s Stock in accordance with Fuji Electric’s Articles of Incorporation and its rules on the handling of shares. Shares constituting less than one unit cannot be sold on a financial instruments exchange market.

(i) Top-up right for shares constituting less than one unit (allowing topping up to one unit (100 shares))

Pursuant to Article 194, Paragraph 1 of the Companies Act and Article 9 of Fuji Electric’s Articles of Incorporation, this right entitles a shareholder who holds shares of Fuji Electric’s Stock constituting less than one unit to purchase from Fuji Electric an additional number of shares of Fuji Electric’s Stock that, when combined with the shares constituting less than one unit already held by the shareholder, will constitute one full unit.

(II) Buyback right for shares constituting less than one unit (allowing the sale of shares constituting less than one unit)

Pursuant to Article 192, Paragraph 1 of the Companies Act, this right entitles a shareholder who holds shares of Fuji Electric’s Stock constituting less than one unit to request that Fuji Electric purchase the shares constituting less than one unit held by the shareholder.

(Note 4) Treatment of fractions of less than one share

For the shareholders of the Company who will otherwise be delivered fractions of less than one share of Fuji Electric’s Stock in the Share Exchange, Fuji Electric will, pursuant to Article 234 of the Companies Act and other relevant laws and regulations, sell shares of Fuji Electric’s Stock in the number equivalent to the total number of such fractions (with any fraction less than one share in the total number to be rounded down) and pay such shareholders the proceeds of such sale in cash in proportion to the respective numbers of fractional shares that would have otherwise been held by such shareholders.

(II) Details of Allotment of Shares in the Share Exchange

Ⅰ. Grounds and reasons for the details of allotment

In order to ensure fairness and appropriateness in determining the Share Exchange Ratio as described in section 3.(1)(i) “Allotment of shares in the Share Exchange” above, Fuji Electric and the Company each separately appointed a third-party valuator and various independent advisors. Fuji Electric appointed SMBC Nikko Securities Inc. (“SMBC Nikko Securities”) as its financial advisor and third-party valuator and Anderson Mori & Tomotsune as its legal advisor, while the Company appointed Mizuho Securities Co., Ltd. (“Mizuho Securities”) as its financial advisor and third-party valuator and TMI Associates as its legal advisor, and Fuji Electric and the Company began detailed deliberations.

Fuji Electric had careful discussions and deliberations based on, among other things, the valuation report on share exchange ratio dated October 30, 2024 received from its financial advisor and third-party valuator, SMBC Nikko Securities, and advice from its legal advisor, Anderson Mori & Tomotsune, as described in section IV. “Measures to ensure fairness (including measures to avoid conflicts of interest)” below, as well as the results of the due diligence conducted by Fuji Electric on the Company from late July to mid-September 2024. As a result, Fuji Electric has concluded that the Share Exchange Ratio is appropriate and will contribute to the interests of its shareholders. Accordingly, Fuji Electric has determined that it is appropriate to conduct the Share Exchange using the Share Exchange Ratio.

The Company, on the other hand, had careful discussions and deliberations based on, among other things, the content of the valuation report on share exchange ratio dated October 30, 2024 received from its financial advisor and third-party valuator, Mizuho Securities, advice from its legal advisor, TMI Associates, as described in section IV. “Measures to ensure fairness (including measures to avoid conflicts of interest)” below, and the results of the due diligence conducted by the Company on Fuji Electric from late July to mid-September 2024, as well as instructions and advice from the Special Committee and the report received from the Special Committee as of October 31, 2024 (for details, please see (iii) “Establishment of, and receipt of a report from, a non-interested special committee at the Company” under section IV. “Measures to ensure fairness (including measures to avoid conflicts of interest)” below). As a result, the Company has concluded that the Share Exchange Ratio is appropriate and will contribute to the interests of its minority shareholders. Accordingly, the Company has determined that it is appropriate to conduct the Share Exchange using the Share Exchange Ratio.

As described above, each of the Companies engaged in careful deliberations based on the results of its due diligence on the other company, among other things, with reference to the results of valuation of share exchange ratio received from their respective third-party valuators, while conducting repeated negotiations and discussions with the other company by comprehensively taking into consideration the Companies’ respective financial conditions, state of assets, future prospects, and other factors, as outlined in (iii) “Establishment of, and receipt of a report from, a non-interested special committee at the Company” under section IV. “Measures to ensure fairness (including measures to avoid conflicts of interest)” below. As a result, Fuji Electric and the Company have concluded that the Share Exchange Ratio is appropriate and will contribute to the interests of their respective shareholders, and thus determined that it is appropriate to conduct the Share Exchange using the Share Exchange Ratio.

As per the Share Exchange Agreement, the Share Exchange Ratio is subject to change by consultation and agreement between the Companies in the event of any significant changes to the terms and conditions based on which the Share Exchange Ratio was calculated.

Ⅱ. Matters concerning valuation

(ⅰ) Matters concerning valuation

SMBC Nikko Securities, which is Fuji Electric’s third-party valuator, and Mizuho Securities, which is FFEC’s third-party valuator, are both valuators independent of Fuji Electric and the Company. Neither is a related party to Fuji Electric or the Company or has any material interest to be noted in connection with the Share Exchange.

Fuji Electric has appointed SMBC Nikko Securities as its third-party valuator independent of the Companies as it believes that there are no issues from the perspective of fairness with respect to its request to SMBC Nikko Securities to calculate the value of the Companies’ shares, taking into account, among other things, (i) the fact that although the fees to be paid to SMBC Nikko Securities for the Share Exchange include a performance fee payable subject to certain conditions including the successful completion of the Share Exchange, Fuji Electric has considered the customary practices in similar transactions and the pros and cons of a fee structure that would result in Fuji Electric incurring substantial financial burden in the event that the Share Exchange is not successfully completed, and has determined that the fact that the fees include a performance fee payable upon the successful completion of the Share Exchange does not negate SMBC Nikko Securities’ independence from Fuji Electric, and (ii) the past performance of SMBC Nikko Securities as a third-party valuator in similar transactions.

Mizuho Trust & Banking Co., Ltd. (“Mizuho Trust & Banking”), a group company of Mizuho Securities, is a shareholder of the Company, and although Mizuho Trust & Banking and Mizuho Bank, Ltd. (“Mizuho Bank”), a group company of Mizuho Securities, have financing and other transactions with the Companies as part of their ordinary banking business, they have no material conflict of interest with the Companies in connection with the Share Exchange. According to Mizuho Securities, Mizuho Securities has established and implemented an appropriate system to manage conflicts of interest, including information barriers, between Mizuho Securities and each of Mizuho Bank and Mizuho Trust & Banking in accordance with applicable laws and regulations (Article 36, Paragraph 2 of the Financial Instruments and Exchange Act (Act No. 25 of 1948, as amended) and Article 70-4 of the Cabinet Office Order on Financial Instruments Business), and it has conducted the valuation of the shares as a third-party valuator of the Company independently of Mizuho Trust & Banking’s position as a shareholder and Mizuho Bank’s and Mizuho Trust & Banking’s capacities as lenders. Taking into account (i) the fact that appropriate measures to prevent adverse effects, such as information barriers, have been established between Mizuho Securities and each of Mizuho Bank and Mizuho Trust & Banking, (ii) the fact that since the Company and Mizuho Securities are conducting transactions under the same terms and conditions as Mizuho Securities’ general clients, the independence of Mizuho Securities as a third-party valuator is ensured, and (iii) the past performance of Mizuho Securities as a third-party valuator in similar transactions, the Company appointed Mizuho Securities as a third-party valuator independent of Fuji Electric, the Company, and the Share Exchange.

In addition, the fees to be paid to Mizuho Securities for the Share Exchange include a performance fee payable subject to certain conditions including the successful completion of the Share Exchange; however, the Company has considered the customary practices in similar transactions and the financial burden that may be incurred by the Company in the event that the Share Exchange is not successfully completed, and determined that the fact that the fees include a performance fee payable upon the successful completion of the Share Exchange does not negate Mizuho Securities’ independence from the Company.

(ⅱ) Outline of valuation

a. Valuation by SMBC Nikko Securities

With respect to Fuji Electric, SMBC Nikko Securities performed its valuation of Fuji Electric’s Stock using the market share price analysis, in light of the fact that Fuji Electric’s Stock is listed on financial instruments exchanges and its market price is available.

With respect to the Company, SMBC Nikko Securities performed its valuation of the Company Stock using: (i) the market share price analysis, in light of the fact that the Company Stock is listed on a financial instruments exchange and its market price is available; (ii) the comparable listed company analysis, in light of the fact that there are listed companies comparable to the Company and the value of its stock can be estimated by comparing it to that of comparable listed companies; and (iii) the discounted cash flow analysis (the “DCF analysis”) to reflect the Company’s future business activities in the valuation.

The market share price analysis used in the valuation of Fuji Electric’s Stock and the Company Stock referred to the simple average closing price on the TSE for the trading days in each of the one-month, three-month, and six-month periods ending on the valuation reference date of October 30, 2024. In the DCF analysis used in the valuation of the Company Stock, the business value and share value were evaluated by discounting future cash flows back to their present value based on the financial forecasts prepared by the Company for the period from the fiscal year ending March 31, 2025 to the fiscal year ending March 31, 2027 using a certain discount rate.

The following is the range of the share exchange ratio calculated using each of the above valuation methods, assuming that the value per share of Fuji Electric’s Stock is 1.

Method Adopted		Range of Share Exchange Ratio Calculated
Fuji Electric	Company
Market Share Price Analysis	Market Share Price Analysis	0.73～0.74
	Comparable Listed Company Analysis	1.01～1.22
	DCF Analysis	0.90～1.65

In calculating the share exchange ratio, SMBC Nikko Securities assumed that publicly available information and all information provided to SMBC Nikko Securities were accurate and complete, and SMBC Nikko Securities did not independently verify their accuracy or completeness. With respect to the assets and liabilities (including derivatives, off balance sheet assets, off-balance sheet liabilities, and other contingent liabilities) of the Companies and their related companies, SMBC Nikko Securities relied on the information, judgments or estimates provided or disclosed by the Companies, including the analysis and valuation of individual assets and liabilities, and did not independently evaluate, appraise or assess such assets and liabilities. SMBC Nikko Securities also did not request any third-party institution to appraise or assess any of the above assets and liabilities. In addition, SMBC Nikko Securities assumed that the financial forecasts of the Company (including profit plans and other information) were reviewed or prepared reasonably by the Company’s management team based on the best estimates and judgments that could be obtained or exercised at the time.

The financial forecasts of the Company that SMBC Nikko Securities used as the basis for its valuation by the DCF analysis are based on the business plan prepared by the Company and do not include any fiscal year in which a significant increase or decrease in profits are expected. In addition, such financial forecasts of the Company do not assume the implementation of the Share Exchange

b. Valuation by Mizuho Securities

With respect to Fuji Electric, Mizuho Securities performed its valuation of Fuji Electric’s Stock using the market price standard analysis, in light of the fact that Fuji Electric’s Stock is listed on the Prime Market of the TSE and its market price is available.

With respect to the Company, Mizuho Securities performed its valuation of FFEC’s Stock using: (i) the market price standard analysis, in light of the fact that the Company Stock is listed on the Standard Market of the TSE and its market price is available; (ii) the comparable company analysis, in light of the fact that there are listed companies comparable to the Company and the value of its stock can be estimated by comparing it to that of comparable listed companies; and (iii) the DCF analysis to reflect the Company’s future business activities in the valuation.

The market price standard analysis used in the valuation of Fuji Electric’s Stock and the Company Stock referred to the closing price on the TSE on the valuation reference date of October 30, 2024 and the simple average closing price on the TSE for the trading days in each of the one-month, three-month, and six-month periods ending on such valuation reference date.

For the comparable company analysis, Mizuho Securities selected TOENEC Corporation, Taikisha Ltd., Sumitomo Densetsu Co., Ltd., Shin Nippon Air Technologies Co., Ltd., Chudenko Corporation, Yondenko Corporation, Techno Ryowa Ltd., and Hokuriku Electrical Construction Co., Ltd. as the comparable listed companies that are judged to be similar to the Company, and performed the valuation using the ratio of EBITDA to business value.

In the DCF analysis used in the valuation of the Company Stock, the business value and share value were evaluated by discounting the future cash flows back to their present value based on the financial forecasts prepared by the Company for the period from the fiscal year ending March 31, 2025 to the fiscal year ending March 31, 2027 using a certain discount rate.

The going concern value in the DCF analysis was calculated using the perpetual growth method and the multiple method. Specifically, the discount rate of 7.36% to 8.36% was applied and the weighted average cost of capital (WACC) was used for such discount rate. In addition, the perpetual growth rate of -0.50% to 0.50% was used in the perpetual growth method and the EBITDA multiple of 3.6 times to 4.6 times was used in the multiple method.

The following is the range of the share exchange ratio calculated using each of the above valuation methods, assuming that the value per share of Fuji Electric’s Stock is 1

Method Adopted		Range of Share Exchange Ratio Calculated
Fuji Electric	Company
Market Share Price Analysis	Market Share Price Analysis	0.70～0.74
	Comparable Listed Company Analysis	0.83～1.06
	DCF Analysis	0.67～1.35

In calculating the share values, Mizuho Securities assumed that publicly available information and all information provided to Mizuho Securities were accurate and complete, and Mizuho Securities did not independently verify their accuracy or completeness. With respect to the assets and liabilities (including derivatives, off-balance sheet assets, off balance sheet liabilities, and other contingent liabilities) of the Companies and their related companies, Mizuho Securities relied on the information, judgments or estimates provided or disclosed by the Companies, including the analysis and valuation of individual assets and liabilities, and did not independently evaluate, appraise or assess such assets and liabilities. Mizuho Securities also did not request any third-party institution to appraise or assess any of the above assets and liabilities. In addition, Mizuho Securities assumed that the financial forecasts of the Company (including profit plans and other information) were reviewed or prepared reasonably by the Company’s management team based on the best estimates and judgments that could be obtained or exercised at the time. Mizuho Securities’ calculation of the share exchange ratio reflects the economic conditions and other information obtained by Mizuho Securities through October 30, 2024. Mizuho Securities’ valuation is solely for the purpose of assisting the Company’s Board of Directors in its consideration of the share exchange ratio.

The financial forecasts of the Company that Mizuho Securities used as the basis for its valuation by the DCF analysis do not include any fiscal year in which a significant increase or decrease in profits are expected. In addition, such financial forecasts of the Company do not assume the implementation of the Share Exchange.

Ⅲ. Reasons for selecting such nature of assets as the consideration for exchange

The Companies selected Fuji Electric’s Stock as the consideration for the Share Exchange. By having Fuji Electric’s Stock delivered to the minority shareholders of the Company as consideration for the Share Exchange and by obtaining the the shares of Fuji Electric’s Stock, the Company’s minority shareholders will have the opportunity to benefit from the business expansion and earnings growth of the Fuji Electric Group and the resulting increase in the share price of Fuji Electric’s Stock, as well as other results of the synergy effects expected to be realized through the implementation of various measures after the Share Exchange, while at the same time having the option to convert such shares into cash at any time by selling the highly liquid shares of Fuji Electric’s Stock in the market.

Further, following the Share Exchange, the Company is expected to become a wholly-owned subsidiary of Fuji Electric as of the effective date of the Share Exchange (scheduled to be on February 3, 2025) and shares of the Company Stock are expected to be delisted as of January 30, 2025 (the last trading date is scheduled to be January 29, 2025). Upon delisting, shares of the Company Stock will no longer be traded on the Standard Market of the TSE.

Even after the Company Stock is delisted, the shares of Fuji Electric’s Stock that will be allotted to the minority shareholders of the Company in the Share Exchange will remain listed on the Prime Market of the TSE and will be tradable on a financial instruments exchange market on and after the Share Exchange comes into effect. The Companies therefore believe that those shareholders of the Company who each hold not less than 108 shares of the Company Stock as of the Base Time and will upon the Share Exchange be allotted not less than 100 shares of Fuji Electric’s Stock, which is the number of shares constituting one unit of Fuji Electric’s Stock, will be able to continue to enjoy the liquidity of their shares.

On the other hand, those shareholders of the Company who each hold less than 108 shares of the Company Stock as of the Base Time will be allotted less than 100 shares of Fuji Electric’s Stock, which is the number of shares constituting one unit of the Company Stock. These shares constituting less than one unit cannot be sold on a financial instruments exchange market. However, a shareholder who will hold shares constituting less than one unit is entitled to request that Fuji Electric purchase the shares constituting less than one unit held by the shareholder. Alternatively, such shareholder is entitled to purchase from Fuji Electric the number of shares that will constitute one unit together with the number of shares constituting less than one unit held by such shareholder. For details of these programs, please see “(Note 3) Treatment of shares constituting less than one unit” under (i) “Details of the allotment of shares in the Share Exchange” under (1) “Matters concerning the reasonableness of the total number and allotment of the consideration for exchange” under section 3. “Matters concerning the Reasonableness of the Consideration for Exchange” above. In addition, for details of the treatment of fractions of less than one share that may result from the Share Exchange, please see “(Note 4) Treatment of fractions of less than one share” under (i) “Details of the allotment of shares in the Share Exchange” under (1) “Matters concerning the reasonableness of the total number and allotment of the consideration for exchange” under section 3. “Matters concerning the Reasonableness of the Consideration for Exchange” above.

Shareholders of the Company will continue to be able to trade their shares of the Company Stock on the Standard Market of the TSE until January 29, 2025 (as scheduled), which is the last trading date, and will be entitled to exercise their legal rights under the Companies Act and other related laws and regulations until the Base Time.

Ⅳ. Measures to ensure fairness (including measures to avoid conflicts of interest)

Since Fuji Electric already directly holds 4,158,185 shares (ownership ratio: 46.24%) of the Company Stock, which together with the shares held indirectly through Fuji Office & Life Service, a subsidiary of Fuji Electric (13,200 shares) (ownership ratio: 0.15%), totals 4,171,385 shares of the Company Stock (ownership ratio: 46.39%), and the Company is a consolidated subsidiary of Fuji Electric, the Companies have determined that it is necessary to ensure the fairness of the Share Exchange by avoiding conflicts of interest, and have therefore taken the following measures to ensure fairness (including measures to avoid conflicts of interest).

(ⅰ) Receipt of valuation reports from independent third-party valuators at the Companies

In order to ensure the fairness of the valuation of the share exchange ratio used in the Share Exchange, Fuji Electric appointed SMBC Nikko Securities as their third-party valuator independent of the Companies and received from it a valuation report on the share exchange ratio dated October 30, 2024. In addition, the Company appointed Mizuho Securities as its third-party valuator independent of the Companies and received from it a valuation report on the share exchange ratio dated October 30, 2024.

For an outline of the valuation reports, please see II. “Matters concerning valuation” above. Neither Fuji Electric nor the Company has obtained an opinion (fairness opinion) from its third-party valuator that the share exchange ratio used in the Share Exchange is fair to the shareholders of Fuji Electric or the Company from a financial viewpoint.

(ⅱ) Advice from independent law firms

Fuji Electric appointed Anderson Mori & Tomotsune as its legal advisor on the Share Exchange in May 2024 and has received from it legal advice on matters including the procedures for the Share Exchange and the method and process of decision making by its Board of Directors. The fees to be paid to Anderson Mori & Tomotsune in relation to this transaction are based solely on a time-charge system and do not include a performance fee payable subject to certain conditions including the successful completion of the Share Exchange, and Anderson Mori & Tomotsune has no material interest in the Companies.

On the other hand, the Company appointed TMI Associates as its legal advisor for considering the Share Exchange in June 2024 and has received from it legal advice on matters including the procedures for the Share Exchange and the method and process of decision making by its Board of Directors. The fee structure for TMI Associates does not include a performance fee payable upon successful completion of the Share Exchange, and TMI Associates has no material interest in the Companies.

(ⅲ) Receipt of a report from, a non-interested special committee at the Company

In response to Fuji Electric’s proposal for the Share Exchange received by the Company on June 24, 2024, the Company, upon the advice of its legal advisor TMI Associates and by a resolution adopted at its Board of Directors meeting held on July 16, 2024, established the Special Committee, for the purpose of eliminating possible arbitrariness and conflicts of interest and ensuring fairness in the decision making by the Company’s Board of Directors regarding the Share Exchange by considering the Share Exchange from a position independent of Fuji Electric and the Company in view of the possibility of structural conflicts of interest with Fuji Electric, the parent company and controlling shareholder, in connection with the Share Exchange, and obtaining an opinion as to whether the decision of the Company’s Board of Directors to conduct the Share Exchange would not be disadvantageous to its minority shareholders.

The Special Committee consisted of outside independent Directors and outside independent Audit & Supervisory Board Members of the Company who are independent of Fuji Electric (namely, Messrs. Kazuyoshi Yamaguchi and Atsushi Mishina, (the “Outside Directors”), and Mr. Kenji Endo, (the “Outside Audit & Supervisory Board Member”)). These three persons are the original members of the Special Committee selected by the Company and none of them has been replaced. Each member of the Special Committee will receive a fixed amount of compensation for his services regardless of the content of the Committee’s report.

In considering the Share Exchange, the Company then consulted with the Special Committee on the following matters: (a) matters relating to the reasonableness of the purpose of the Share Exchange (including whether the Share Exchange will contribute to the enhancement of the Company’s corporate value); (b) matters relating to the appropriateness of the terms and conditions of the Share Exchange (including the appropriateness of the implementation method and the nature of the consideration for the Share Exchange); (c) matters relating to the fairness of the processes involved in the Share Exchange (including consideration of what measures should be taken, and to what extent, to ensure fairness); and (d) based on (a) through (c) above and other matters, whether the decision of the Company’s Board of Directors to conduct the Share Exchange would not be disadvantageous to the minority shareholders of the Company (collectively, the “Consultative Matters”). In its resolution to establish the Special Committee, the Company’s Board of Directors resolved that (I) the Board of Directors will make decisions regarding the Share Exchange with the utmost respect for the determinations of the Special Committee and, if the Special Committee determines that the Share Exchange would be inappropriate, the Board of Directors will not make the decision to conduct the Share Exchange, and (II) in negotiating the terms and conditions of the transaction with Fuji Electric, the Company will report to the Special Committee on the status of such negotiations in a timely manner and receive the opinions, instructions, and requests of the Special Committee at important times. At the same time, the Company’s Board of Directors resolved that: (i) the Special Committee shall have the authority to determine matters relating to the operation of the Special Committee, such as the selection of its chairperson, by majority vote of its members, as it deems necessary; (ii) the Special Committee shall have the authority, at the Company’s expense, to conduct an investigation in connection with the Share Exchange (including asking questions and requesting explanations or advice from any officer or employee of the Company involved in the Share Exchange or the Company’s advisors for the Share Exchange with respect to any matter necessary for the consideration of the Consultative Matters);

(iii) the Special Committee is authorized to request that the Company (a) communicate the Special Committee’s proposals, opinions or questions to Fuji Electric, and (b) provide an opportunity for the Special Committee to discuss and negotiate with Fuji Electric itself, and even if the Special Committee does not request the Company to provide an opportunity as referred to in (b) above, the Company shall promptly report the details of any discussions or negotiations with Fuji Electric to the Special Committee and, based on such details, the Special Committee may express its opinions to the Company regarding the policy for discussions and negotiations with Fuji Electric and give such instructions and requests as may be necessary; (iv) if the Special Committee is unable to reach a unanimous decision on its opinion with respect to the Committee’s report, the conclusion approved by a majority of the members shall be the content of such report, provided that any member who has a different opinion on all or part of the content of such report may request that his or her opinion be included in the report as a supplementary note; (v) for the convenience of the proceedings, even if an officer or employee of the Company or an advisor to the Company for the Share Exchange is present at a meeting of the Special Committee, the Special Committee may request that such person leave the meeting, if appropriate; and (vi) if it deems it necessary, the Special Committee may, at the Company’s expense, retain its own counsel, valuators, certified public accountants, and other advisors, and the Special Committee may also appoint or request the replacement of the Company’s advisors for the Share Exchange and give such instructions to the Company’s advisors as it deems necessary.

The Special Committee has held a total of 15 meetings during the period from July 16, 2024 to October 30, 2024 to carefully consider and discuss the Consultative Matters. In particular, the Special Committee received an explanation from the Company on the background of the proposal for the Share Exchange, the purpose of the Share Exchange, the business environment, business plans, management issues, and other matters, and held written and oral question-and-answer sessions. The Special Committee also received an explanation from Fuji Electric regarding the background and reasons for proposing the Share Exchange, the purpose of the Share Exchange, the management policy for the Company after the Share Exchange, the terms and conditions of the Share Exchange, and other matters, and held written and oral question-and answer sessions. In addition, the Special Committee received an explanation from the Company regarding the content of the business plan prepared by the Company and important assumptions and background for its preparation, and after holding a question-and-answer session, confirmed the reasonableness of these matters and gave its approval. The Special Committee then received an explanation from Mizuho Securities with respect to the reasons for adopting the valuation methods used in calculating the share exchange ratio and the results of the calculation of the share exchange ratio for the Share Exchange.

In addition, each time the Company received a proposal from Fuji Electric regarding the Share Exchange Ratio, the Special Committee received a report from Mizuho Securities, which was in charge of the negotiations at the Company, regarding the content and progress of the negotiations and other matters in a timely manner, and deliberated and reviewed the content, while giving instructions and requests to Mizuho Securities, and was substantially involved in the negotiation process regarding the terms and conditions of the Share Exchange.

Furthermore, the Special Committee received an explanation from TMI Associates regarding the measures taken to mitigate or prevent conflicts of interest in relation to the Share Exchange.

Following the processes described above and based on the explanations, valuation results, and other materials for consideration, the Special Committee engaged in careful discussions and deliberations, and provided a report generally containing the following as of October 31, 2024 to the Company.

As a result of its deliberations, the Special Committee, by unanimous agreement of all members, expresses the following opinion with respect to the Consultative Matters:

(I) The purpose of the Share Exchange is reasonable;

(II) The terms and conditions of the Share Exchange are appropriate;

(III) The processes involved in the Share Exchange are fair; and

(IV) Based on (I) through (III) above, the decision to conduct the Share Exchange is not disadvantageous to the minority shareholders of the Company.

1. Reasonableness of the purpose of the Share Exchange (including whether the Share Exchange will contribute to the enhancement of the Company’s corporate value)

(1) Explanations by the Company and Fuji Electric, etc.

The Special Committee received explanations from the Company and Fuji Electric on the specific details of the purpose of the Share Exchange and the corporate value of the Company expected to be enhanced as a result of the Share Exchange, and held question-and-answer sessions, as outlined below.

a. Fuji Electric’s recognition

Since the Company Merger in October 2009, FFEC has been striving to acquire new end markets and invest resources in overseas and growth markets in order to respond to medium- and long-term changes in the external environment while consolidating its position in Japan as a comprehensive equipment company. In the new medium-term management plan, titled “Progress E&C 2026” that was announced in May 2024, the Company set out basic strategies with the intention of reforming and expanding its business areas, strengthening the operating foundation through growth investment, promoting technological development and DX, and accelerating and promoting ESG management. In particular, under the basic strategy of reforming and expanding its business areas, the Company is working to expand its environmental businesses with a focus on expanding the scope of its data center business and to review its overseas business strategy as part of its business portfolio reform.

On the other hand, the added value expected to be provided by comprehensive equipment companies has changed significantly since the time of the Company Merger, from the provision of post-installation maintenance and after-sales services to the provision of solutions. At the same time, the external environment has also changed significantly, with the expansion of renewable energy projects, such as the increase in demand for the installation of solar panels and other equipment, as well as the increase in demand for the installation of electrical equipment in line with the full liberalization of the retail electricity market from 2016. The Company is also required to address the growing need for improved working conditions and treatment of employees and labor-saving measures in response to chronic labor shortages caused by a declining population and an aging workforce. Given these drastic changes in the environment of the equipment contracting industry since the time of the Company Merger, the Company believes that it is becoming increasingly difficult to achieve continued growth in its business.

In light of the business challenges facing Fuji Electric and the Company as described above, Fuji Electric had been holding internal discussions on the future vision of the Fuji Electric Group under the Fuji Electric Medium-Term Management Plan since around September 2023. Over the course of these discussions, Fuji Electric came to believe that by making the Company a wholly-owned subsidiary, Fuji Electric would be able to address the Company’s challenges while expanding, enhancing, and maximizing Fuji Electric’s core value of “businesses and technologies to create clean energy, provide a stable supply of energy, and contribute to consumer-side energy saving, automation, and electrification,” which Fuji Electric has been providing to customers and society through business collaboration with the Company, and proceeded with further consideration of making the Company a wholly-owned subsidiary.

Specifically, Fuji Electric comprehensively examined the strategic alignment of its businesses, the synergy effects that could be generated by the Companies, and the impact on the interests of the Company’s minority shareholders and Fuji Electric’s shareholders. Fuji Electric concluded that the most favorable option was to aim to enhance the corporate value of the entire Fuji Electric Group, including the Company, by making the Company a wholly-owned subsidiary through a share exchange and utilizing the Companies’ existing businesses and technologies as well as new synergy effects to further strengthen the Companies’ cooperation, thereby effectively utilizing management resources, eliminating overlapping functions to realize optimal allocation of management resources, and achieving more integrated group management. As a result, on June 24, 2024, Fuji Electric proposed the Share Exchange to the Company.

b. The Company’s recognition

The Company came to recognize that becoming a wholly-owned subsidiary of Fuji Electric would enable the Fuji Electric Group to further strengthen cooperation among Fuji Electric Group companies and accelerate management decisions, and more effectively utilize Fuji Electric Group’s management resources, including assets, technology, know-how, and overseas networks, thereby achieving flexible implementation of Fuji Electric Group’s medium- to long-term management strategies, and that the Share Exchange will thus contribute to the enhancement of its corporate value.

c. Recognition of Fuji Electric and the Company

The specific measures that Fuji Electric and the Company intend to implement following the Share Exchange, as well as the business synergies expected to result from such measures, are as described below.

I. Expanding the business into new target areas of electrical equipment work and air conditioning work

(I) Operating a solutions business that enables efficient use of energy throughout the process by providing one-stop-service from product development and manufacturing to installation, service, and maintenance.

(II) Expanding the business volume of the Companies and maximizing the business volume of the Fuji Electric Group through cooperation in sales activities in commercial sales channels and to customer networks, both on the construction/installation side and on the equipment/system supply side, in the growth businesses and key industries common to the Companies, including in particular:

・Providing products and technologies related to power generation, stable power supply, and energy conservation;

・Providing products and technologies for visualizing the operating status of on-site equipment and for preventive maintenance of such equipment using technical knowledge related to controls; and

・Providing services involving the collection, analysis, and use of data from customers’ production equipment (manufacturing DX).

(III) Achieving higher margins by improving the productivity and added value of engineering services through resource sharing.

II. Accelerating product development and strengthening after-sales business in growing GX-related fields

Seeking to strengthen product development capabilities and further add value to post-installation maintenance services by leveraging Fuji Electric’s GX-related products, such as power conditioning systems for storage batteries and storage battery systems that stabilize power systems, and its stabilization technology for distributed power sources.

III. Expanding overseas business

Seeking to increase the efficiency (and profits) of business operations by sharing resources, including sales, engineering, and administrative personnel, at their overseas bases. In particular, the Companies will seek to further expand their overseas business in Southeast Asia, which is the Companies’ focus area, by strengthening capital and human resources, including through cross-border mergers and acquisitions, while taking advantage of the Company’s overseas engineering service system and Fuji Electric’s global network and global installation bases, which Fuji Electric is seeking to strengthen primarily in Asia in accordance with its policy of promoting local design, local production, and local consumption.

IV. Strengthening corporate governance and integrated management

(I) Striving to improve corporate governance by eliminating the problem of parent-subsidiary listing and conducting business under a stable shareholding structure.

(II) Achieving optimization of management resources, enhanced ability to attract human resources, flexible allocation of human resources through human resource sharing, and enhanced cost competitiveness.

Since the Company Stock is listed and the Company has minority shareholders, Fuji Electric and the Company have a capital structure in which there is a potential risk of a conflict of interest between Fuji Electric, the parent company, and the minority shareholders of the Company. The Companies believe that in such a situation it may not be possible to promptly implement meaningful measures to enhance the Companies’ corporate values because each proposed measure would require careful consideration of whether there is a risk of harming the interests of the Company’s minority shareholders, and in some cases, the risk of harming the interests of the Company’s minority shareholders cannot not be eliminated. In addition, because the Company has minority shareholders, if Fuji Electric provides information or resources to the Company, a portion of the proceeds from the use of such information or resources of Fuji Electric would also be provided to the Company’s minority shareholders, which may cause Fuji Electric, as a listed company, to be reluctant to provide information or resources to the Company and result in insufficient provision of information and resources to the Company. For this reason, in order to fully realize the benefits of the Companies working together to consider and implement the growth strategies of the Fuji Electric Group, it is necessary to establish a wholly-owned parent-subsidiary relationship between the Companies and ensure to eliminate conflicts of interest between Fuji Electric, the parent company, and the minority shareholders of the Company.

(2) Consideration by the Special Committee

The Special Committee thoroughly considered, through question-and-answer sessions with Fuji Electric and the Company, the specific details of the above matters, the impact, if any, that the implementation of the Share Exchange may have on the Company’s business and the extent of such impact, as well as the likelihood of an increase in the Company’s corporate value based on such matters.

As a result, the Special Committee found that there were no unreasonable or contradictory points in the explanations given by the Company and Fuji Electric, and that the recognition of both Companies was the same in important respects. In addition, taking into account factors such as the business environment surrounding the Company and the future initiatives of the Fuji Electric Group, the Special Committee recognized that taking FFEC’s Stock private through the Share Exchange and making the Company a wholly-owned subsidiary of Fuji Electric would enable the Company and Fuji Electric to work together to implement prompt and fundamental measures, which in turn is expected to contribute to the sustainable growth of the Company and would help the Company enhance its corporate value in the medium to long term. Therefore, the Special Committee concluded that the purpose of the Share Exchange is reasonable.

2. Appropriateness of the terms and conditions of the Share Exchange (including the appropriateness of the implementation method and the nature of the consideration for the Share Exchange)

(1) Mizuho Securities’ valuation report on share exchange ratio

According to the valuation report on share exchange ratio obtained by the Company from Mizuho Securities, a third-party valuator independent of the Company and Fuji Electric who has no material interest in the Share Exchange, the value per share of Fuji Electric’s Stock calculated using the market price standard analysis is as follows:

Market price standard analysis: JPY ¥7,971 to JPY ¥8,662

According to Mizuho Securities, the market price standard analysis was adopted in light of the fact that Fuji Electric’s Stock is listed on the Prime Market of the TSE and its market price is available.

In addition, the values per share of the Company Stock calculated using the market price standard analysis, the comparable company analysis, and the DCF analysis are as follows:

Market price standard analysis: JPY ¥5,590 to JPY ¥6,298

Comparable company analysis: JPY ¥7,224 to JPY ¥8,429

DCF analysis: JPY ¥5,796 to JPY ¥10,743

According to Mizuho Securities, Mizuho Securities performed its valuation of the Company Stock using the market price standard analysis, in light of the fact that the Company Stock is listed on the Standard Market of the TSE and its market price is available, and the comparable company analysis and the DCF analysis, in order to reflect in the valuation the situation of the Company Stock price compared to those of its competitors and the Company’s future business activities.

Based on the above, the range of the value per share of the Company Stock, assuming that the value per share of Fuji Electric’s Stock is 1, was calculated to be 0.70 to 0.74 under the market price standard analysis, 0.83 to 1.06 under the comparable company analysis, and 0.67 to 1.35 under the DCF analysis.

The Share Exchange Ratio of 0.93 shares of Fuji Electric’s Stock to one share of the Company Stock, exceeds the upper limit of the range calculated under the market price standard analysis and is within the ranges calculated under the comparable company analysis and the DCF analysis.

After consideration based on the detailed explanation received from Mizuho Securities on the methods used for the valuation of the stock, etc., and the question-and-answer sessions with Mizuho Securities and the Company with respect to the selection of the valuation methods, the reasons for selecting the comparable companies for the comparable company analysis, the Company’s business plan used as the basis for the valuation under the DCF analysis, the financial forecasts based on such business plan, the selection of the methods used to calculate the going concern value, the basis for calculating the discount rate, etc., the Special Committee determined that there were no points found to be unreasonable in light of general valuation practice.

(2) Comparison with the level of premiums in similar transactions

The Share Exchange Ratio of 0.93 shares of Fuji Electric’s Stock to one share of the Company Stock represents a premium of: 32.61% (rounded to two decimal places; hereinafter the same with respect to the values of premium (%)) over the exchange ratio calculated based on the closing price of the Fuji Electric’s Stock on the Prime Market of the TSE (JPY ¥7,971) and the closing price of the Company Stock on the Standard Market of the TSE (JPY ¥5,590) on October 30, 2024 (the “Reference Date”); 25.08% over the exchange ratio calculated based on the simple average closing price for the one month period ending on the Reference Date (JPY ¥8,125 and JPY ¥6,041 (rounded to the nearest whole number; hereinafter the same with respect to the calculation of simple average closing prices)); 25.11% over the exchange ratio calculated based on the simple average closing prices for the three-month period ending on the Reference Date (JPY ¥8,097 and JPY ¥6,019); and 27.91% over the exchange ratio calculated based on the simple average closing prices for the six-month period ending on the Reference Date (JPY ¥8,662 and JPY ¥6,298). Such premium is considered to be at a reasonable level compared to the average premium in transactions conducted after the publication of the “Fair M&A Guidelines ― Enhancing Corporate Value and Securing Shareholders’ Interests ―” of the Ministry of Economy, Trade, and Industry (June 28, 2019) to convert listed subsidiaries into wholly-owned subsidiaries through share exchanges similar to the Share Exchange (a premium of 19.79% over the closing price on the business day immediately preceding the announcement date and a premium of 17.81%, 19.03%, and 21.49% over the simple average closing price for the most recent one-month, three-month, and six-month periods, respectively).

(3) Implementation of due diligence

The Special Committee reviewed the report received on the results of the due diligence conducted by the Company on Fuji Electric in connection with the Share Exchange and found no matters that would have a material adverse effect on the terms and conditions of the Share Exchange. With respect to the findings that may have some effect on the terms and conditions of the Share Exchange, the Special Committee took such matters into account in conducting the negotiations on the share exchange ratio.

(4) Fairness of the negotiation process

As described in section 3. below, the negotiation process regarding the Share Exchange is considered to have been fair, and the terms and conditions of the Share Exchange, including the Share Exchange Ratio, are considered to have been determined by taking into account the results of such negotiations.

(5) Implementation method and nature of consideration

Since the Share Exchange was selected as the method for making FFEC a wholly-owned subsidiary of Fuji Electric and the shares of Fuji Electric’s Stock were selected as the consideration for the Share Exchange, the shareholders of the Company will be able to continue to benefit from any increase in the corporate value of the Company, which will become a wholly owned subsidiary of Fuji Electric, as shareholders of Fuji Electric. Furthermore, since the shares of Fuji Electric’s Stock are listed on the Prime Market of the TSE and will be tradable on such market on and after the effective date of the Share Exchange, Fuji Electric will be able to continue to provide liquidity of shares to those shareholders of the Company who each hold not less than 108 shares of the Company Stock as of the Base Time and will upon the Share Exchange be allotted not less than 100 shares of Fuji Electric’s Stock, which is the number of shares constituting one unit of Fuji Electric’s Stock.

On the other hand, those minority shareholders of the Company who each hold less than 108 shares of the Company Stock as of the Base Time will be allotted less than 100 shares of Fuji Electric’s Stock, which is the number of shares constituting one unit of Fuji Electric’s Stock, and will not be able to sell their shares on a financial instruments exchange market. However, in accordance with Fuji Electric’s Articles of Incorporation and its rules on the handling of shares, such minority shareholders are entitled to apply to the programs for a top-up placement for shares constituting less than one unit or buyback of shares constituting less than one unit.

Based on the above points, it is considered reasonable to select the Share Exchange as the method for making the Company a wholly-owned subsidiary of Fuji Electric, and to deliver the shares of Fuji Electric’s Stock to the Company’s shareholders as consideration for the Share Exchange.

(6) Consideration and summary

The Share Exchange Ratio of 0.93 shares of Fuji Electric’s Stock to one share of the Company Stock exceeds the upper limit of the range of the value of the Company Stock calculated under the market price standard analysis and is within the ranges of the value of the Company Stock calculated under the comparable company analysis and the DCF analysis, each as calculated by Mizuho Securities, and is considered to be at a reasonable level compared to the average premium in other transactions similar to the Share Exchange. In addition, the negotiation process regarding the Share Exchange is considered to have been fair and the Share Exchange Ratio has been determined by taking into account the results of such negotiations. Furthermore, the due diligence conducted by the Company on Fuji Electric did not reveal any matters that would have a material adverse effect on the terms and conditions of the Share Exchange, and the proposal to deliver shares of Fuji Electric’s Stock to the shareholders of the Company as consideration for the Share Exchange is considered to be appropriate.

After careful consideration based on the above points, the Special Committee has concluded that the Share Exchange Ratio is reasonable and the terms and conditions of the Share Exchange are appropriate.

3. Fairness of the processes involved in the Share Exchange

Based on the explanations and related materials provided by the Company and its legal advisor, TMI Associates, it is acknowledged that the Company has taken the following measures to ensure the fairness of the processes involved in the negotiation for the Share Exchange.

(1) Obtaining advice, etc. from independent external experts

Since Fuji Electric holds approximately 46.39% of the shares of the Company Stock, including indirect holdings, and the Company is a consolidated subsidiary of Fuji Electric, in order to ensure the fairness of the Share Exchange Ratio and to eliminate possible arbitrariness and conflicts of interest in the decision-making process leading up to the decision to conduct the Share Exchange, the Company, in considering the Share Exchange, carefully considered and discussed the appropriateness of the terms and conditions of the Share Exchange, including the Share Exchange Ratio, and other matters, with the advice, etc. of Mizuho Securities, its financial advisor and third-party valuator recognized as independent of the Company and Fuji Electric, and TMI Associates, its legal advisor.

Fuji Electric has also received advice, etc. from SMBC Nikko Securities, its financial advisor and third-party valuator recognized as independent of the Company and Fuji Electric, and Anderson Mori & Tomotsune, its legal advisor.

(2) Establishment of the Special Committee

In response to Fuji Electric’s proposal for the Share Exchange received by the Company on June 24, 2024, upon the advice of its legal advisor TMI Associates and by a resolution adopted at its Board of Directors meeting held on July 16, 2024, the Company established the Special Committee, for the purpose of eliminating possible arbitrariness and conflicts of interest and ensuring fairness in the decision making by the Company’s Board of Directors regarding the Share Exchange by considering the Share Exchange from a position independent of Fuji Electric and the Company in view of the possibility of structural conflicts of interest with Fuji Electric, the parent company and controlling shareholder, in connection with the Share Exchange, and obtaining an opinion as to whether the decision of the Company’s Board of Directors to conduct the Share Exchange would not be disadvantageous to its minority shareholders. The Special Committee consisted of Outside Directors and Outside Audit & Supervisory Board Members, who are independent of Fuji Electric (namely, Messrs. Kazuyoshi Yamaguchi and Atsushi Mishina constituted the Outside Directors, and Mr. Kenji Endo constituted the Outside Audit & Supervisory Board Member). These three persons are the original members of the Special Committee selected by the Company and none of them have been replaced. Each member of the Special Committee will receive a fixed amount of compensation for their services regardless of the content of the Committee’s report.

(3) Method of consideration by the Company

In considering the Share Exchange, the Company carefully considered and discussed in good faith the appropriateness of the terms and conditions of the Share Exchange, including the Share Exchange Ratio, and the fairness of the processes involved in the Share Exchange from the perspective of the enhancement of the Company’s corporate value and the common interests of shareholders, with the advice and opinions of Mizuho Securities, its financial advisor and third-party valuator independent of the Company and Fuji Electric, and TMI Associates, its legal advisor.

The Special Committee has approved Mizuho Securities and TMI Associates as the Company’s financial advisor and third-party valuator and the Company’s legal advisor, respectively, after confirming that there are no issues with their independence or expertise.

In addition, the Company has established a system within the Company to conduct consideration, negotiations, and decision making with respect to this transaction from a position independent of Fuji Electric.

(4) Increase in the Share Exchange Ratio as a result of the Company’s negotiation

Fuji Electric originally proposed an exchange ratio lower than the Share Exchange Ratio, but in response, the Company submitted a different exchange ratio as a counterproposal to Fuji Electric from the perspective of protecting the interests of its minority shareholders, and engaged in substantive discussions and negotiations on several occasions to increase the exchange ratio using a combination of factors such as matters relating to the basis of calculation.

As a result of these negotiations, the Company secured the Share Exchange Ratio, which is more favorable to the Company’s minority shareholders than the original proposal.

In addition, when making the counterproposal to Fuji Electric, the Company submitted an exchange ratio that was reviewed and considered by the Special Committee and approved by the Special Committee in advance, and the Company’s response policy was determined based on the suggestions and advice of the Special Committee, which were given after thorough discussion in the Special Committee, regarding the approaches to the discussions and negotiations and the matters to be communicated to Fuji Electric. Therefore, it can be said that the opinions of the Special Committee were appropriately reflected in the process of discussions and negotiations with Fuji Electric.

The Company also carefully discussed and negotiated other terms and conditions of the Share Exchange from the perspective of protecting the interests of its minority shareholders.

(5) Non-involvement of specially interested parties in the negotiation process regarding the Share Exchange, etc.

The Special Committee has not found any facts suggesting that any party with a special interest in the Company, Fuji Electric, or otherwise in connection with this transaction has exercised undue influence over the Company in the course of the discussions, deliberations, and negotiations regarding this transaction.

Among the Directors of the Company, since Messrs. Takashi Kusaka and Tomoyuki Sawada worked for Fuji Electric until seven years ago and five years ago, respectively, and Mr. Kenzo Sugai is currently a special advisor to Fuji Electric, they did not participate in the discussions and negotiations on the Share Exchange in their capacity as representatives of the Company in order to avoid conflicts of interest.

On the other hand, although Mr. Shigeo Oda is a former employee of Fuji Electric, he left Fuji Electric more than 10 years ago, does not currently hold a concurrent position as an officer or employee of the Fuji Electric Group, and has not been in a position to receive instructions from Fuji Electric since his transfer to the Company from Fuji Electric. Therefore, it was determined that Mr. Shigeo Oda had no risk of conflicts of interest with respect to the Company’s decision making in connection with the Share Exchange and Mr. Shigeo Oda participated in the deliberations and resolution of the Company’s Board of Directors.

Among the Audit & Supervisory Board Members of the Company, as Mr. Takahiro Kashiwagi is a major shareholder and the second largest shareholder of the Company and currently serves as a part-time advisor to Furukawa Electric Co., Ltd. which will receive an allotment of shares of Fuji Electric’s Stock through the Share Exchange, Mr. Takahiro Kashiwagi did not participate in the discussions and negotiations on the Share Exchange in his capacity as a representative of the Company in order to avoid conflicts of interest.

The Special Committee also has not found any facts suggesting that Fuji Electric or any of its specially interested parties exercised any influence over the Company in the course of the discussions, deliberations, and negotiations regarding the Share Exchange.

(6) Respect for the opinion of the Special Committee

It was resolved that if the Special Committee determined that the terms and conditions of the Share Exchange are not appropriate, the Company’s Board of Directors would not make the decision to conduct the Share Exchange, and as described in section (4) above, in conducting discussions and negotiations with Fuji Electric regarding the Share Exchange, the Special Committee considered in good faith the approaches to the discussions and negotiations and the matters to be communicated to Fuji Electric and provided suggestions and advice to the Company on the results thereof, and the Company paid the utmost respect to the opinion of the Special Committee and proceeded with its consideration of the Share Exchange by reflecting such opinion. In light of these facts, it is considered that the opinions of the Special Committee were fully respected in the relevant processes.

(7) Market checks

In connection with the Share Exchange, the Company has not entered into any agreement containing a deal protection clause that would prohibit the Company from contacting any person other than Fuji Electric that makes a competing offer for acquisition (a “Competing Offeror”) or any other agreement that would restrict a Competing Offeror from contacting the Company , and consideration has been given to ensuring the fairness of the Share Exchange by not preventing any Competing Offeror from making an acquisition offer after the announcement of the Share Exchange (indirect market checks).

In addition, although no active market checks have been conducted in connection with the Share Exchange, given that there are practical problems in conducting such checks from the perspective of information management, etc. and that the Share Exchange is a transaction to make the Company a wholly-owned subsidiary of Fuji Electric, which holds approximately 46.39% of the shares of the Company Stock, including indirect holdings, and the Company has stated that it has no intention to sell its shares to any acquisition offer from a Competing Offeror, there is little need to conduct an active market check for the Share Exchange, and in light of the details of the various measures taken to ensure the fairness of the Share Exchange and other specific circumstances of the Share Exchange, it can be said that the fairness of the Share Exchange will not be impaired even if an active market check is not conducted.

(8) Summary

After careful consideration based on the above points, the Special Committee has concluded that the processes involved in the Share Exchange are fair.

4. The Share Exchange would not be disadvantageous to the minority shareholders of the Company

After careful consideration based on sections 1. through 4. above, the Special Committee has concluded that the decision to conduct the Share Exchange would not be disadvantageous to the minority shareholders of the Company.

(ⅳ) Unanimous approval of the Directors of the Company who have no conflicts of interest and the opinion of all Audit & Supervisory Board Members have no objection

At the meeting of the Company’s Board of Directors held on October 31, 2024, at which the resolution for the Share Exchange was adopted, five of the eight Directors of the Company, excluding Messrs. Takashi Kusaka, Kenzo Sugai, and Tomoyuki Sawada, deliberated and unanimously adopted the resolution to conduct the Share Exchange. Since Messrs. Takashi Kusaka and Tomoyuki Sawada worked for Fuji Electric until seven years ago and five years ago, respectively, and Mr. Kenzo Sugai is currently a special advisor to Fuji Electric, they did not participate in the discussions and negotiations on the Share Exchange in their capacity as representatives of the Company in order to avoid conflicts of interest. On the other hand, although Mr. Shigeo Oda is a former employee of Fuji Electric, he left Fuji Electric more than 10 years ago, does not currently hold a concurrent position as an officer or employee of the Fuji Electric Group, and has not been in a position to receive instructions from Fuji Electric since his transfer from Fuji Electric. Therefore, it was determined that Mr. Shigeo Oda had no risk of conflicts of interest with respect to the Company’s decision making in connection with the Share Exchange and Mr. Shigeo Oda participated in the deliberations and resolution of the Company’s Board of Directors.

In addition, three out of the four Audit & Supervisory Board Members of the Company, excluding Mr. Takahiro Kashiwagi, participated in the aforementioned Board of Directors meeting and expressed the opinion that they had no objection to the Share Exchange. As Mr. Takahiro Kashiwagi is a major shareholder and the second largest shareholder of the Company and currently serves as a part-time advisor to Furukawa Electric Co., Ltd. which will receive an allotment of shares of Fuji Electric’s Stock through the Share Exchange, Mr. Takahiro Kashiwagi did not participate in the discussions and negotiations on the Share Exchange in his capacity as a representative of the Company in order to avoid conflicts of interest

4. Trade name, address of head office, name of representative, amount of capital, amount of net assets, amount of total assets, and details of business of the company that will become the share exchange wholly-owning parent company after the Share Exchange

Trade name	Fuji Electric Co., Ltd.
Address of head office	1-1 Tanabe Shinden, Kawasaki-ku, Kawasaki
Name of representative	Michihiro Kitazawa, Representative Director, Chairman of the Board and CEO Shiro Kondo, Representative Director and President, and COO
Amount of capital	47,586 million yen
Amount of net assets	Undetermined at this time.
Amount of total assets	Undetermined at this time.
Details of business	Development, manufacture, distribution, and services of various equipment, systems, and semiconductor devices regarding energy, industry, transportation, and other social infrastructures, and vending machines and shop facilities and equipment, and provision of solutions in regards thereto

5. Matters to be Referenced for the Consideration for Exchange

(1) Provisions of Fuji Electric’s Articles of Incorporation

The Articles of Incorporation of Fuji Electric are published on the Company’s Internet website (https://www.ffec.co.jp/) and the Tokyo Stock Exchange website (https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show=Show), under the provision of the laws and regulations and Article 13 of the Company’s Articles of Incorporation.

(2) Matters regarding the method for converting into cash the consideration for exchange

(I) Market for trading the consideration for exchange

The common shares of Fuji Electric are traded on the Tokyo Stock Exchange Prime Market.

(II) Intermediary, broker or agent for trading the consideration for exchange

The securities companies throughout Japan conduct the intermediary, brokerage, etc. of the common shares of Fuji Electric.

(III) Details of restrictions on the transfer or other disposition of the consideration for exchange

Not applicable.

(3) Matters regarding the market price of the consideration for exchange

The average closing prices of Fuji Electric’s shares in the Tokyo Stock Exchange Prime Market during the 1-month, 3-month, and 6-month periods prior to the business day immediately prior to the date on which the execution of the Share Exchange Agreement was announced (October 31, 2024) are, respectively, 8,125 yen, 8,097 yen, and 8,662 yen.

Furthermore, the latest market price and other details of Fuji Electric’s common shares may be viewed on the Tokyo Stock Exchange’s website (https://www.jpx.co.jp/).

(4) The details of Fuji Electric’s balance sheets for each business year for which the last day thereof has arrived in the past five (5) years

Fuji Electric has submitted securities reports pursuant to the provisions of Article 24, Paragraph 1 of the Financial Instruments and Exchange Act in each of the business years, and, therefore, their descriptions will be omitted.

6. Matters regarding Reasonableness of Provision for Stock Acquisition Rights Relating to the Stock Exchange

Not applicable.

7. Matters regarding Final Statements, etc.

(1) Details of financial statements, etc. relating to Fuji Electric’s most recent business year

The details of the financial statements, etc. relating to Fuji Electric’s most recent business year (year ending March 2024) have been published on the Company’s Internet website (https://www.ffec.co.jp/), pursuant to the laws and regulations and the provision of Article 13 of the Company’s Articles of Incorporation.

(2) Details of disposition of important property, burden of significant debt, or other event having a material effect on the status of corporate property following the last day of the most recent business year

(I) The Company

　　　a. The Company resolved to enter into the Share Exchange Agreement with Fuji Electric at the Board of Directors meeting on October 31, 2024, and entered into the Share Exchange Agreement as of the same date. The details of the Share Exchange Agreement are as described in 2. “Details of the Share Exchange Agreement” above.

　　　b. The Company, pursuant to the resolution of the Board of Directors meeting to be held by the day prior to the effective date of the Share Exchange, is planning to cancel all of the treasury shares in its possession as of the Base Time (including the number of treasury shares the Company will acquire pursuant to the stock acquisition demand of the opposing shareholders under Article 785, Paragraph 1 of the Companies Act that will be exercised upon the Share Exchange) at immediately prior to the Base Time.

(II) Fuji Electric

Fuji Electric will resolve to enter into the Share Exchange Agreement with the Company at the Board of Directors meeting on October 31, 2024, and entered into the Share Exchange Agreement as of the same date. The details of the Share Exchange Agreement are as described in 2. “Details of the Share Exchange Agreement” above.

Proposal 2:	Partial Amendment of the Articles of Incorporation

1. Reasons for Amendment

The Company is planning to become a wholly-owned subsidiary of Fuji Electric if Proposal 1 “Approval of Share Exchange Agreement” is approved as proposed and the Share Exchange comes into effect. In connection therewith, the trade name of the Company shall be changed as of the effective date of the Share Exchange.

In addition, a supplementary provision to the effect that the amendment of the Articles of Incorporation under this Proposal will come into effect, subject to Proposal 1 “Approval of Share Exchange Agreement” being approved as proposed at the Extraordinary General Meeting of Shareholders and the Share Exchange coming into effect, has been newly established.

2. Details of Amendment

The details of the amendment are as follows:

(The underline indicates the amended parts.)

Current Provision	Proposed Amendment
Article 1 (Trade Name) The name of the Company shall be Fuji Furukawa E&C Kabushiki Kaisha and shall be expressed in English as FUJI FURUKAWA ENGINEERING & CONSTRUCTION CO.LTD.	Article 1 (Trade Name) The name of the Company shall be Fuji Denki E&C Kabushiki Kaisha and shall be expressed in English as FUJI ELECTRIC ENGINEERING & CONSTRUCTION CO.LTD.
Article 2 ~ Article 44 (clauses omitted)	Article 2 ~ Article 44 (same as current clauses)
(Newly Established)

(Supplementary Provision)

(Transitional Measure for Trade Name)

The amendment of Article 1 of the Articles of Incorporation shall come into effect, subject to the “Approval of Share Exchange Agreement,” which will be presented at the December 26, 2024 Extraordinary General Meeting of Shareholders, being approved as proposed and to such share exchange coming into effect, on the effective date of such share exchange, and this Article will be deleted following the lapse of the effective date.

END

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The Company provides this English translation for your reference and convenience only and without any warranty as to its accuracy or otherwise.

Articles of Incorporation of FUJI ELECTRIC CO., LTD.
(Amended on March 1, 2023)

Chapter 1 General Provisions

Article 1. (Trade Name)

The name of the Company shall be Fuji Denki Kabushiki Kaisha and shall be expressed in English as FUJI ELECTRIC CO., LTD.

Article 2. (Purpose)

The purpose of the Company shall be to undertake the following business activities:

(1)	Design, manufacture, sales, maintenance, inspection, repair, modification, operation and management of electrical devices, machinery, equipment, and components for power generation, transmission, distribution and industrial use; measuring instruments; information and communication devices and equipment; electronic applications, chemical and medical devices and equipment; electronic components and devices; memory devices; electrical devices and equipment for use in the office, service and commercial purpose; as well as equipment and apparatuses used to manufacture all the foregoing equipment and devices.
(2)	Software services.
(3)	Information provision and processing services.
(4)	Utility (electricity, gas, heat and water) supply services.
(5)	Design, management and contracting of construction operation.
(6)	Warehousing; motor truck transportation services; freight forwarding handling services; packaging services; property insurance agency services; insurance agency services based on the Act on Securing Compensation for Automobile Accidents; life insurance solicitation services; general travel agency services; real estate agency services; rental and management of real estates; sales of office equipment, consumer daily goods and food and beverages; management of lodging facilities; certified in-home services for the elderly and/or disabled persons by service providers based on the Long-Term Care Insurance Act;

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printing, plate-making, binding, copying and publishing services; personnel staffing services and fee-based employment agency services; outsourcing businesses including personnel, administrative, financial, accounting and factoring services; total lease businesses; loan and investment of money and financial services; and management of architect offices.

(7)	Investigation, research and development, consulting and intellectual property rights acquisition, management and licensing, pertaining to items (1) to (6) above.
(8)	Control and management of business activities of companies which conduct business activities pertaining to items (1) to (7) above and foreign companies which conduct similar business activities, by holding shares and equities.
(9)	Any and all business activities relating to any of the foregoing items.

Article 3. (Location of Head Office)

The head office of the Company is located in Kawasaki-shi, Kanagawa.

Article 4. (Organs)

The Company shall establish the following organs in addition to the General Meeting of Shareholders and Directors.

(1)	Board of Directors
(2)	Audit & Supervisory Board Members
(3)	Audit & Supervisory Board
(4)	Accounting Auditor

Article 5. (Method of Public Notification)

The Company’s method of public notification shall be electronic public notification; provided, however, that if public notification via electronic means is not possible due to an accident or any other unavoidable circumstances, the Company shall publish the public notification in “The Nikkei” newspaper.

Chapter 2 Shares

Article 6. (Total Number of Authorized Shares)

The total number of shares authorized to be issued by the Company shall be 320 million.

Article 7. (Trading Unit)

The Company’s trading unit shall be 100 shares.

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Article 8. (Rights on Shares Less than One Trading Unit)

A shareholder of the Company shall not exercise any rights other than the rights listed below on shares less than one trading unit held by the shareholder.

(1)	Rights stipulated in each of the items of Article 189, Paragraph 2 of the Companies Act.
(2)	Right to make claims under the provisions of Article 166, Paragraph 1 of the Companies Act.
(3)	Right to receive the allotment of offered shares and offered share acquisition rights corresponding to the number of shares possessed by the shareholder.
(4)	Right to make claims pursuant to the following article.

Article 9. (Additional Purchase of Shares Less than One Trading Unit)

A shareholder of the Company may, in accordance with the Share Handling Rules, request that the Company sell a number of shares which will, when combined with the portion of shares less than one trading unit already held by the shareholder, constitute one trading unit.

Article 10. (Shareholder Register Administrator)

1.	The Company shall appoint a shareholder register administrator.
2.	The shareholder register administrator and the administration location shall be determined by resolution of the Board of Directors and a public notification shall be made thereon.
3.	The preparation and custody of the Company’s shareholder register, share acquisition right register, and other administrative activities in connection with the shareholder register and the share acquisition right register shall be entrusted to the shareholder register administrator and shall not be handled by the Company.

Article 11. (Share Handling Rules)

Handling of the Company’s shares, commissions related thereto, and procedures for the exercise of rights by shareholders shall be in accordance with Share Handling Rules established by a resolution of the Board of Directors, unless otherwise stipulated by laws and regulations or these Articles of Incorporation.

Chapter 3 General Meeting of Shareholders

Article 12. (Convocation)

1.	The Company’s Ordinary General Meeting of Shareholders shall be convened every year in June by the Director determined in advance by the Board of Directors. Extraordinary Meetings of Shareholders shall be convened as necessary by the Director determined in advance by the Board of Directors.

45

2.	If the Director stipulated in the preceding paragraph is unable to so act, another Director shall take his/her place in accordance with an order of priority determined in advance by a resolution of the Board of Directors.

Article 13. (Record Date for the Ordinary General Meeting of Shareholders)

The record date for voting rights at the Company’s Ordinary General Meeting of Shareholders shall be March 31 of each year.

Article 14. (Measures for electronic provision, etc.)

1.	In the convocation of general meetings of shareholders, the Company shall provide electronically information that is the content of reference materials for the general meeting of shareholders, etc.
2.	Of the matters to which electronic provision measures apply, the Company may choose not to record all or part of matters stipulated in the Ordinance of the Ministry of Justice in the physical documents provided to shareholders who made requests for provision of physical documents by the record date for voting rights.

Article 15. (Method of Resolutions)

1.	Resolutions at the General Meeting of Shareholders shall be made by a majority of voting rights of shareholders in attendance capable of exercising voting rights, unless otherwise stipulated by laws and regulations or these Articles of Incorporation.
2.	Resolutions stipulated in Article 309, Paragraph 2 of the Companies Act shall be made by at least two-thirds of voting rights when shareholders possessing at least one-third of the voting rights of shareholders capable of exercising voting rights are in attendance.

Article 16. (Chairman)

1.	The Chairman of the General Meeting of Shareholders shall be the Director determined in advance by the Board of Directors.
2.	If the Director stipulated in the preceding paragraph is unable to so act, another Director shall take his/her place in accordance with an order of priority determined in advance by a resolution of the Board of Directors.

Article 17. (Exercise of Voting Rights by Proxy)

1.	When a shareholder wishes to exercise voting rights by proxy, the shareholder shall designate one other shareholder capable of exercising voting rights in the Company.
2.	In the case of the preceding paragraph, the shareholder or the proxy shall submit proof of proxy rights in writing to the Company for each General Meeting of Shareholders.

46

Chapter 4 Directors and the Board of Directors

Article 18. (Number of Directors)

The Company shall have not more than fifteen Directors.

Article 19. (Election)

1.	Directors shall be elected by resolution at the General Meeting of Shareholders.
2.	Resolutions on election of Directors shall be made by a majority of voting rights when shareholders possessing at least one-third of the voting rights of shareholders capable of exercising voting rights are in attendance.
3.	Resolutions on election of Directors shall not be conducted by cumulative voting.

Article 20. (Term of Office)

1.	The term of office of Directors shall expire at the conclusion of the Ordinary General Meeting of Shareholders for the final of the fiscal years ending within one year after their election.
2.	The term of office of a Director elected to fill a vacancy or to increase the number of Directors shall be until the end of the term of the other incumbent Directors.

Article 21. (Mitigation of Liability)

1.	The Company may exempt Directors from liability stipulated in Article 423, Paragraph 1 of the Companies Act within the scope of amounts allowed by laws and regulations by a resolution of the Board of Directors, provided the Directors have performed their duties in good faith and without gross negligence.
2.	The Company may conclude agreements with Outside Directors that limit liability stipulated in Article 423, Paragraph 1 of the Companies Act to six million yen or the amount stipulated by laws and regulations, whichever is higher, provided such Outside Directors have performed their duties in good faith and without gross negligence.

Article 22. (Representative Directors)

The Board of Directors shall appoint, by its resolution, Representative Directors from among the Directors.

Article 23. (Directors with Titles)

1.	The Board of Directors may appoint, by its resolution, one Chairman and Director, one President and Director, and one or a small number of Vice President and Directors, Senior Managing Directors and Managing Directors from among the Directors; provided, however,

47

that the Company is not required to appoint a Chairman and Director, a Vice President and Director, a Senior Managing Director and a Managing Director.

2.	The President and Director shall be appointed from among the Representative Directors.

Article 24. (Convener and Chairman of the Board of Directors)

1.	The Chairman and Director shall convene and chair meetings of the Board of Directors.
2.	If the position of Chairman and Director is vacant or unable to so act, these duties shall be performed by the President and Director.
3.	If the President and Director is unable to so act, another Director shall take his/her place in accordance with an order of priority determined in advance by a resolution of the Board of Directors.

Article 25. (Notification of Convocation of Meetings of the Board of Directors)

Notifications regarding meetings of the Board of Directors shall be given to each Director and Audit & Supervisory Board Member no later than three days before the date of the meeting; provided, however, that this time period may be shortened when there is an urgent need.

Article 26. (Omission of Resolutions by the Board of Directors)

When all Directors consent in writing or electronic or magnetic record to a matter put up for resolution by the Board of Directors, the Company shall deem that a resolution to approve said matter has been adopted by the Board of Directors; provided, however, that this shall not apply if any Audit & Supervisory Board Member expresses objection.

Article 27. (Rules of the Board of Directors)

Matters pertaining to the Board of Directors shall be in accordance with Rules of the Board of Directors established by a resolution of the Board of Directors, unless otherwise stipulated by laws and regulations or these Articles of Incorporation.

Article 28. (Advisors)

The Board of Directors may appoint, by its resolution, one or a small number of Advisors.

Chapter 5 Audit & Supervisory Board Members and the Audit & Supervisory Board

Article 29. (Number of Audit & Supervisory Board Members)

The Company shall have not more than five Audit & Supervisory Board Members.

48

Article 30. (Election)

1.	Audit & Supervisory Board Members shall be elected by resolution at the General Meeting of Shareholders.
2.	Resolutions on election of Audit & Supervisory Board Members shall be made by a majority of voting rights when shareholders possessing at least one-third of the voting rights of shareholders capable of exercising voting rights are in attendance.

Article 31. (Term of Office)

1.	The term of office of Audit & Supervisory Board Members shall expire at the conclusion of the Ordinary General Meeting of Shareholders for the final fiscal year ending within four years after their election.
2.	The term of office of an Audit & Supervisory Board Member elected to fill a vacancy left by an Audit & Supervisory Board Member resigning before the end of his/her term shall be until the end of the term of the resigning Audit & Supervisory Board Member.

Article 32. (Mitigation of Liability)

1.	The Company may exempt Audit & Supervisory Board Members from liability stipulated in Article 423, Paragraph 1 of the Companies Act within the scope of amounts allowed by laws and regulations by a resolution of the Board of Directors, provided the Audit & Supervisory Board Members have performed their duties in good faith and without gross negligence.
2.	The Company may conclude agreements with Outside Audit & Supervisory Board Members that limit liability stipulated in Article 423, Paragraph 1 of the Companies Act to six million yen or the amount stipulated by laws and regulations, whichever is higher, provided such Outside Audit & Supervisory Board Members have performed their duties in good faith and without gross negligence.

Article 33. (Full-time Audit & Supervisory Board Members)

The Audit & Supervisory Board shall appoint, by its resolution, full-time Audit & Supervisory Board Members from among the Audit & Supervisory Board Members.

Article 34. (Notification of Convocation of Meetings of the Audit & Supervisory Board)

Notifications of convocation of meetings of the Audit & Supervisory Board shall be given to each Audit & Supervisory Board Member no later than three days before the date of the meeting; provided, however, that this time period may be shortened when there is an urgent need.

49

Article 35. (Rules of the Audit & Supervisory Board)

Matters pertaining to the Audit & Supervisory Board shall be in accordance with Rules of the Audit & Supervisory Board established by a resolution of the Audit & Supervisory Board, unless otherwise stipulated by laws and regulations or these Articles of Incorporation.

Chapter 6 Accounting Auditor

Article 36. (Election)

Accounting Auditor shall be elected by resolution at the General Meeting of Shareholders.

Article 37. (Term of Office)

1.	The term of office of Accounting Auditor shall expire at the conclusion of the Ordinary General Meeting of Shareholders for the final of the fiscal years ending within one year after their election.
2.	Accounting Auditor shall be deemed to be reelected at the Ordinary General Meeting of Shareholders stipulated in the preceding paragraph, unless otherwise resolved at the said meeting.

Chapter 7 Accounting

Article 38. (Fiscal Year)

The Company’s fiscal year shall be the one year period from April 1 of each year to March 31 of the following year.

Article 39. (Determining Body for Dividend of Surplus and Other Matters)

The Company may decide on matters stipulated in each item of Article 459, Paragraph 1 of the Companies Act, including dividend of surplus, by resolution of the Board of Directors, unless otherwise stipulated by laws and regulations.

Article 40. (Record Date for Dividend of Surplus)

1.	The record date for the Company’s year-end dividend shall be March 31 of each year.
2.	The record date for the Company’s interim dividend shall be September 30 of each year.
3.	In addition to the preceding two paragraphs, the Company may otherwise specify a record date and distribute dividends of surplus.

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Article 41. (Statute of Limitation)

1.	When dividend properties are paid in money, the Company shall be exempted from the obligation to pay if payment has not been accepted within three years from the day payment commenced.
2.	No interest shall accrue on payments stipulated in the preceding paragraph.

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Securities Code: 6504

NOTICE OF CONVOCATION OF

THE 148th ORDINARY GENERAL MEETING OF SHAREHOLDERS

The Company provides this English translation for your reference and convenience only and without any warranty as to its accuracy or otherwise.

FUJI ELECTRIC CO., LTD.

To Our Shareholders

We would like to express our gratitude to all of our shareholders for their continued support.

As we present this notice of convocation of the 148th Ordinary General Meeting of Shareholders (for fiscal 2023) of the Company, I would like to take this opportunity to extend my greetings.

I would first like to express my sincere condolences to all those who have suffered as a result of the 2024 Noto Peninsula Earthquake in January, and I pray for a speedy recovery.

In fiscal 2023, although socioeconomic activity continues to normalize following the COVID-19 crisis, conditions remained volatile due to geopolitical factors such as the prolonged Russia-Ukraine conflict and rising tensions in the Middle East.

In this environment, in fiscal 2022, we achieved the quantitative targets set forth in the FY2023 Medium-Term Management Plan, namely, net sales of 1 trillion yen and an operating profit ratio of 8% or more. We focused our combined efforts as a Group on reaching even greater heights, and as a result, in fiscal 2023, we posted record net sales, operating profit, and profit attributable to owners of the parent. For the first time in our Company’s history, we brought in over 100 billion yen in operating profit.

In view of the above business performance and future investment plans, we have decided to pay a year-end dividend of 75 yen per share. Together with the interim dividend, this will bring the total dividend per share for the fiscal year ended March 31, 2024 to 135 yen, an increase of 20 yen compared to the previous fiscal year.

In September 2023, we celebrated our 100th anniversary of the Company’s founding, and in fiscal 2024, we set out on the next 100 years of our Company’s history. In May 2024, we announced our FY2026 Medium-Term Management Plan, “To be enthusiastic, ambitious and sensitive 2026.” We named this new medium-term management plan after our management slogan. Going back to our management roots, we will further polish our core power electronics technology with passion, high aspirations and goals, and we will continue to earn the trust of our stakeholders as a company that “contributes to society through its energy and environmental businesses.” Guided by our corporate philosophy, “To be enthusiastic, ambitious and sensitive,” we will continue to safeguard the safety and health of our employees and their families, as a matter of the highest priority, value communication with our stakeholders, and further increase the value of our Company.

We would like to ask for the continued confidence and support of our shareholders.

June 2024

Michihiro Kitazawa

Representative Director

Chairman of the Board and CEO

1

FUJI ELECTRIC CO., LTD.

Securities Code: 6504

1-1 Tanabe Shinden, Kawasaki-ku, Kawasaki

(Head Office)

Gate City Ohsaki, East Tower

11-2, Osaki 1-chome, Shinagawa-ku, Tokyo

June 4, 2024

(Provision of the information to be provided

electronically commences on June 3, 2024)

NOTICE OF CONVOCATION OF

THE 148th ORDINARY GENERAL MEETING OF SHAREHOLDERS

Dear Shareholders,

The 148th Ordinary General Meeting of Shareholders of FUJI ELECTRIC CO., LTD. shall be held as outlined below.

In convocation of this General Meetings of Shareholders, the Company takes electronic provision measures to provide electronically information that is the content of reference materials for the General Meeting of Shareholders, etc. (matters to which the electronic provision measures apply), and posts such matters on the following Company’s website.

Company’s website
(https://www.fujielectric.co.jp/about/ir/stock/meeting/index17.html (in Japanese only)

In addition to the above website, the same information is posted on the website of Tokyo Stock Exchange, Inc. (TSE).

TSE website
(https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show=Show (in Japanese only)

Please access the above website and enter “Fuji Electric” in “Issue name (company name)” field, or “6504” in “Code” field, and then click “Search” button. Subsequently, click “Basic information” and then “Documents for public inspection/PR information,” which will allow you to access “Notice of General Shareholders Meeting/Informational Materials for a General Shareholders Meeting” section under “Filed information available for public inspection.”

Please exercise your voting rights by no later than 6:00 p.m., Monday, June 24, 2024 after reviewing the attached reference materials (pp. 6-35) and following the “Guidelines for the Exercise of Voting Rights” on page 4.

Sincerely,

Michihiro Kitazawa

Representative Director

Chairman of the Board and CEO

2

Details of Meeting

1.	Date: 10:00 a.m., Tuesday, June 25, 2024 (Reception opens at 9:00 a.m.)
2.	Place: Galaxy Room, 2nd Basement, Westin Hotel Tokyo

4-1 Mita 1-chome, Meguro-ku, Tokyo

(within Yebisu Garden Place)

3.	Meeting Agenda

Items to be reported:

Business Report, Consolidated Financial Statements and Non-consolidated Financial Statements for the 148th term (from April 1, 2023 to March 31, 2024), as well as the results of the audit of Consolidated Financial Statements by the Accounting Auditor and the Audit & Supervisory Board

Items to be resolved:

Item 1:	Election of Ten (10) Directors
Item 2:	Election of Five (5) Audit & Supervisory Board Members
Item 3:	Introduction of a Performance-related Share-based Remuneration Plan for Directors

4.	Other Matters Shareholders Are Asked to Know with respect to this Convocation
(1)	The agenda item unmarked on a ballot form will be counted as “approved.”
(2)	If voting rights are duplicated through the use of postal and via the Internet, etc., any vote that reaches the Company later will be regarded as the valid vote. In the event that multiple votes reach the Company on the same day, the vote exercised via the Internet, etc. shall take precedence.
(3)	If voting rights are exercised multiple times via the Internet, etc., the last vote will be regarded as the valid vote.
●	Please be advised that the Company’s Directors, Audit & Supervisory Board Members, and persons in charge are encouraged to be in light attire (the so-called Cool Biz) on the day of the Ordinary General Meeting of Shareholders.
●	Of the matters to which the electronic provision measures apply, the “Explanatory Notes for Consolidated Financial Statements” in the Consolidated Financial Statements and the “Explanatory Notes for Non- consolidated Financial Statements” in the Non-consolidated Financial Statements are posted on the Company’s website as well as on the TSE website as mentioned in page 2 of this notice, pursuant to the provisions of laws and regulations and the Articles of Incorporation of Company, and thus are omitted from this notice.
●	In the case that any revisions are made to the matters to which the electronic provision measures apply, a notice of the revisions and the details of revisions showing before and after changes will be posted on both of the aforementioned websites.

3

Guidelines for the Exercise of Voting Rights

You may exercise your voting rights at the Ordinary General Meeting of Shareholders by one of the following methods.

If you are not attending the meeting:

1.	Exercising voting rights by postal mail (in writing)

Please indicate your approval or disapproval on the ballot form and send it back to us. (No postage is needed.)

*All unmarked agenda items will be counted as “approved.”

Exercise deadline: Received by no later than 6:00 p.m., Monday, June 24, 2024

2.	Exercising voting rights via the Internet, etc.

Please access the Company’s designated website to exercise your voting rights online, and enter your vote of approval or disapproval by following on-screen guidance.

Please refer to the following page for instructions concerning the exercise of voting rights via the Internet, etc.

[Cautions regarding exercising voting rights via the Internet, etc.]

-	If voting rights are exercised multiple times, the last vote will be regarded as the valid vote.
-	If voting rights are duplicated through the use of postal and via the Internet, etc., any vote that reaches the Company later will be regarded as the valid vote. In the event that multiple votes reach the Company on the same day, the vote exercised via the Internet, etc. shall take precedence.

Exercise deadline: Input by no later than 6:00 p.m., Monday, June 24, 2024

If you are attending the meeting:

Please present the ballot form to the receptionist. (A personal seal will not be required.)

*You may exercise your voting rights by a proxy who is also a shareholder. In this case, the proxy should submit the following three documents to the reception on the day of the meeting: the proxy authorization form, your ballot form, and the proxy’s ballot form.

Date of the Ordinary General Meeting of Shareholders:

10:00 a.m., Tuesday, June 25, 2024 (Reception opens at 9:00 a.m.)

4

Instructions Concerning the Exercise of Voting Rights via the Internet, etc.*

*Institutional investors can exercise their voting rights via the electronic voting platform for institutional investors operated by Investor Communications Japan Inc. (ICJ).

By scanning the QR code (“Smart Exercise”)

You can log-in to the website for exercise of voting rights without entering the voting rights exercise code and password.

1.	Please scan the QR code printed on the ballot form at the bottom right.

*QR code is a registered trademark of DENSO WAVE INCORPORATED.

2.	Then please follow on-screen guidance and enter your vote of approval or disapproval.

The exercise of voting right by “Smart Exercise” is available only once.

In case if you want to change your vote after exercising your voting right, please access the website for PC and log-in by entering the “voting rights exercise code” and “password” indicated in the ballot form, to exercise your voting right again.

*You will be transferred to the website for PC by scanning the QR code again.

By entering the voting rights exercise code and password

Website for exercise of voting rights: https://www.web54.net

1.	Please access the website for exercise of voting rights.

Click the “Next” button.

2.	Please enter the “voting rights exercise code” indicated in the ballot form.

Enter the “voting rights exercise code.”

Click “Log in.”

3.	Please enter the “password” indicated in the ballot form.

Enter the “password.”

Enter the new password that you will actually use.

Click “Register.”

4.	Then please follow on-screen guidance and enter your vote of approval or disapproval.

If you have any questions on how to exercise your voting rights via the Internet using a personal computer or a smartphone, please contact the department below.

Sumitomo Mitsui Trust Bank, Limited Stock Transfer Agency Web Support (dedicated line)

Toll-free number: 0120-652-031 (from within Japan only)

Toll-free number: (9:00 a.m. to 9:00 p.m., JST)

5

Reference Materials for the General Meeting of Shareholders

Item 1: Election of Ten (10) Directors

Reasons for Proposal

The terms of office of all of ten members of the Board of Directors will expire at the conclusion of this Ordinary General Meeting of Shareholders. We, therefore, propose the election of the following ten members of the Board of Directors (four of them are Outside Directors) due to the following reasons.

In September 2023, the Company celebrated its 100th anniversary of the Company’s founding, and in fiscal 2024, we set out on the next 100 years of the Company’s history. In May 2024, we announced our FY2026 Medium-Term Management Plan, “To be enthusiastic, ambitious and sensitive 2026.” The Company named this new medium-term management plan after our management slogan. Going back to our management roots, we will further polish our core power electronics technology with passion, high aspirations and goals, and we will continue to earn the trust of our stakeholders as a company that “contributes to society through its energy and environmental businesses.”

For this reason, in light of the Company’s business characteristics, the Company has defined the insight and experience necessary for the Board of Directors of the Company as the seven areas of “Business management,” “Finance and accounting,” “Global business,” “Environmental and Society,” “R&D, technology, manufacturing, and DX,” “Corporate Governance, legal matters, and risks,” and “Marketing and industry.”

Six candidates for Standing Directors (No. 1-6) have been decided on the basis of the skills and experience necessary for the execution of the Company’s management policies.

Four candidates for Outside Directors (No. 7-10) have been selected based on a comprehensive evaluation of the candidate’s insight and experience, including management experience in other companies and expertise and international experience in the energy and environmental fields related to the Company’s business, to determine their ability to conduct multifaceted management decisions, as well as of their understanding with regard to Fuji Electric’s management and their independence from the Company described in pages 15-20. This approach has been adopted to facilitate the reinforcement of Fuji Electric’s management supervisory functions and ensure the validity and appropriateness of important management decisions.

For the areas expected to Director candidates by the Company, please refer to pages 7 to 8.

As mentioned above, we would ask you to approve the election of these ten Directors in order to execute highly transparent management in a prompt manner with the aim of future business growth.

The election of Director candidates was made after the “Nomination and Remuneration Committee,” a discretionary committee whose membership is made up of a majority of Outside Directors who are Independent Officers and whose chairman is an Outside Director who is an Independent Officer, deliberated and reported its findings.

6

Current positions and direct duties of Director candidates in the Company and areas expected to them by the Company

Areas expected to Director candidates by the Company
No.		Name	Current positions and direct duties in the Company		Business management	Finance and accounting	Global business	Environment and Society	R&D, technology, manufacturing, and DX	Corporate Governance, legal matters, and risks	Marketing and industry
1	Michihiro Kitazawa (Male)	(Reappointment)	Representative Director Chairman of the Board and CEO (Chief Executive Officer)	Nomination and Remuneration Committee member	●	●	●	●	●	●	●
2	Shiro Kondo (Male)	(Reappointment)	Representative Director President and COO (Chief Operating Officer)	President Nomination and Remuneration Committee member	●		●	●	●		●
3	Junichi Arai (Male)	(Reappointment)	Director	Senior Managing Executive Officer Corporate General Manager, Corporate Management Planning Headquarters General Manager, Export Administration Office In charge of compliance management		●	●	●		●
4	Toru Hosen (Male)	(Reappointment)	Director	Senior Managing Executive Officer Corporate General Manager, Semiconductors Business Group				●	●		●

7

Areas expected to Director candidates by the Company
No.		Name	Current positions and direct duties in the Company		Business management	Finance and accounting	Global business	Environment and Society	R&D, technology, manufacturing, and DX	Corporate Governance, legal matters, and risks	Marketing and industry
5	Hiroshi Tetsutani (Male)	(Reappointment)	Director	Managing Executive Officer Corporate General Manager, Industry Business Group				●	●		●
6	Masashi Kawano (Male)	(New appointment)		Managing Executive Officer Corporate General Manager, Energy Business Group				●	●		●
7	Toshihito Tamba (Male)	(Reappointment) (Outside Director) (Independent Officer)	Outside Director	Nomination and Remuneration Committee member	●	●	●			●
8	Yukari Tominaga (Female)	(Reappointment) (Outside Director) (Independent Officer)	Outside Director	Nomination and Remuneration Committee member	●				●	●
9	Yukihiro Tachifuji (Male)	(Reappointment) (Outside Director) (Independent Officer)	Outside Director	Nomination and Remuneration Committee member	●		●	●	●	●
10	Tomonari Yashiro (Male)	(Reappointment) (Outside Director) (Independent Officer)	Outside Director	Nomination and Remuneration Committee member			●	●		●

8

No.	Name, date of birth, and reappointment or new appointment	Brief personal record, positions and direct duties in the Company
1	Michihiro Kitazawa (Feb. 10, 1952) (Reappointment)	Apr. 1974: Apr. 1998: Jun. 2001: Oct. 2003: Jun. 2004: Jun. 2006: Apr. 2008: Jun. 2008: Apr. 2010: Apr. 2011: Apr. 2022:

Joined the Company

President and Director, U.S. FUJI ELECTRIC INC.

President and Representative Director, Fuji Electric Imaging
Device Co., Ltd.

Director, Fuji Electric Device Technology Co., Ltd.

Managing Director, Fuji Electric Device Technology Co., Ltd.

Senior Managing Director, Fuji Electric Device Technology Co., Ltd.

Senior Executive Officer of the Company

Representative Director, Vice President and Director of the
Company

Representative Director, President and Director of the Company

President of the Company

Representative Director, Chairman of the Board and CEO of the Company (up to the present)

Ownership of the Company’s shares 45,200 Tenure 16 years Number of attendance at the Board of Directors meetings 11/13
[Direct duties in the Company] Chief Executive Officer Nomination and Remuneration Committee member

Reasons for nomination as a candidate for Director

Mr. Michihiro Kitazawa was elected Director in 2008, and his tenure of office is 16 years. He was appointed as President of the Company in April 2010, and has been leading the management of the Company ever since. In addition, he has been Chairman of the Board and CEO since April 2022.

We would ask shareholders to reelect him as Director, to perform the duties of a person to oversee the formulation of medium- to long-term business strategies and management plans. This is based on his experience of working abroad for many years and in the semiconductors business, where outstanding progress of technological innovation is seen, and his insight into business management.

If his reelection is approved at this General Meeting, the Company will continue his appointment as Chairman of the Board and CEO.

9

No.	Name, date of birth, and reappointment or new appointment	Brief personal record, positions and direct duties in the Company
2	Shiro Kondo (Oct. 4, 1960) (Reappointment)	Apr. 1984: Apr. 2005: Apr. 2007: Jul. 2007: Jul. 2008: Sep. 2010: Jun. 2012: Apr. 2013: Jul. 2014: Apr. 2015: Apr. 2016: Apr. 2017: Apr. 2020: Jun. 2021: Apr. 2022:

Joined the Company

General Manager, Information and Communications Controls
Department, Fuji Electric Advanced Technology Co., Ltd.

General Manager, Information and Communications Controls
Development Center, Fuji Electric Advanced Technology Co., Ltd.

Director, Fuji Electric Advanced Technology Co., Ltd.

General Manager, Technology Strategy Office, Technology and
Business Strategy Headquarters of the Company

Deputy General Manager (Director), Fuji Electric Holdings
(Shanghai) Co., Ltd.

General Manager (Chairman), Fuji Electric (China) Co., Ltd.

General Manager, Instrumentation and Control Systems Division,
Industrial Infrastructure Business Group of the Company

General Manager, Industrial Plant Division, Industrial Infrastructure
Business Group of the Company

General Manager, Industrial and Instrumentation Equipment
Division, Industrial Infrastructure Business Group of the Company

Deputy Corporate General Manager, Corporate R&D Headquarters
of the Company

Executive Officer of the Company

Corporate General Manager, Corporate R&D Headquarters
of the Company

Managing Executive Officer of the Company

Director of the Company

Representative Director, President and COO of the Company
(up to the present)

President of the Company (up to the present)

Ownership of the Company’s shares 13,900 Tenure 3 years Number of attendance at the Board of Directors meetings 12/13
[Direct duties in the Company] Chief Operating Officer Nomination and Remuneration Committee member

Reasons for nomination as a candidate for Director

Mr. Shiro Kondo was elected Director in 2021, and his tenure of office is three years. In addition, he has been President and COO since April 2022.

We would ask shareholders to reelect him as Director, to perform the duties of a person responsible for business strategies and business execution based on management plans. This is based on his experience as a person responsible for business divisions, overseas bases and R&D operations and his insight into business management.

If his reelection is approved at this General Meeting, the Company will continue his appointment as President and COO.

10

No.	Name, date of birth, and reappointment or new appointment	Brief personal record, positions and direct duties in the Company
3	Junichi Arai (Oct. 12, 1957) (Reappointment)	Apr. 1982: Jul. 1989: Feb. 2002: Oct. 2003: Apr. 2007: Apr. 2008: Jul. 2008: Jun. 2009: Jul. 2009: Apr. 2010: Jul. 2010: Apr. 2012: Apr. 2013: Apr. 2016: Jun. 2016: Apr. 2020:

Joined the Company

Seconded to U.S. FUJI ELECTRIC INC.

General Manager, Planning Department, Business Division,
Electron Business Group of the Company

General Manager, Management Planning Division, Management
Planning Headquarters, Fuji Electric Device Technology Co., Ltd.

Deputy General Manager, Business Coordination Department,
Semiconductor Devices Headquarters, Fuji Electric Device
Technology Co., Ltd.

General Manager, Business Coordination Department,
Semiconductor Devices Headquarters, Fuji Electric Device
Technology Co., Ltd.

General Manager in charge of Business Planning, Business
Strategy Office, Technology and Business Strategy
Headquarters of the Company

Executive Officer of the Company

General Manager, Corporate Planning Office of the Company

Assistant to President, METAWATER Co., Ltd.

Director, METAWATER Co., Ltd.

General Manager, Administration Headquarters,
METAWATER Co., Ltd.

Operating Officer of the Company

General Manager, Corporate Planning Office, Corporate
Management Planning Headquarters of the Company

Executive Officer of the Company

Managing Executive Officer of the Company

Corporate General Manager, Corporate Management
Planning Headquarters of the Company (up to the present)

Director of the Company (up to the present)

Senior Managing Executive Officer of the Company
(up to the present)

Ownership of the Company’s shares 12,300 Tenure 8 years Number of attendance at the Board of Directors meetings 13/13
[Direct duties in the Company] Corporate General Manager, Corporate Management Planning Headquarters General Manager, Export Administration Office In charge of compliance management

Reasons for nomination as a candidate for Director

Mr. Junichi Arai was elected Director in 2016, and his tenure of office is eight years.

We would ask shareholders to reelect him as Director, to perform the duties of Corporate General Manager of the Corporate Management Planning Headquarters to oversee the entire administrative operations. This is based on his experience of working abroad for many years and in the semiconductors business, where outstanding progress of technological innovation is seen, and his insight into business management.

11

No.	Name, date of birth, and reappointment or new appointment	Brief personal record, positions and direct duties in the Company
		Apr. 1983:	Joined the Company
		Oct. 2003:	Deputy General Manager, Matsumoto Office, Fuji Hitachi Power Semiconductor Co., Ltd.
		Feb. 2006	General Manager, Product Technology Center, Information and Power Supply Business Division, Semiconductor Devices Headquarters, Fuji Electric Device Technology Co., Ltd.
		Sep. 2007:	Deputy General Manager, Information and Power Supply Business Division, Semiconductor Devices Headquarters, Fuji Electric Device Technology Co., Ltd.
4	Toru Hosen (Jun. 25, 1960) (Reappointment)	Apr. 2008: Jul. 2008: Jan. 2009: Oct. 2009: Apr. 2011: Apr. 2013:

Senior Manager, Product Planning Department,
Sales Coordination Division, Semiconductor Development
and Sales Headquarters, Fuji Electric Device Technology
Co., Ltd.

Senior Manager, Discrete and IC Department,
Semiconductors Business Coordination Division,
Fuji Electric Device Technology Co., Ltd.

Deputy General Manager, Business Strategy Coordination
Division, Semiconductor Devices Headquarters,
Fuji Electric Device Technology Co., Ltd.

Deputy General Manager, Semiconductor Coordination
Division, Semiconductor Devices Headquarters,
Fuji Electric Systems Co., Ltd.

General Manager, Power Semiconductor Business Division, Electronic Devices Business Group of the Company

General Manager, Business Coordination Division, Electronic Devices Business Group of the Company

Ownership of the Company’s shares 5,300 Tenure 2 years Number of attendance at the Board of Directors meetings 13/13
		Apr. 2017:	Executive Officer of the Company Deputy Corporate General Manager, Electronic Devices Business Group of the Company
		Apr. 2018:	Corporate General Manager, Electronic Devices Business Group of the Company
		Apr. 2019:	Managing Executive Officer of the Company
		Apr. 2021:	Corporate General Manager, Semiconductors Business Group of the Company (up to the present)
		Apr. 2022:	Senior Managing Executive Officer of the Company (up to the present)
		Jun. 2022:	Director of the Company (up to the present)
[Direct duties in the Company]
Corporate General Manager, Semiconductors Business Group

Reasons for nomination as a candidate for Director

Mr. Toru Hosen was elected Director in 2022, and his tenure of office is two years.

We would ask shareholders to reelect him as Director, to perform his duties as the person responsible for the Semiconductors Business Group. This is based on his experience holding important positions in the semiconductors business, which the Company has placed as a growth field, and his insight into business management.

12

No.	Name, date of birth, and reappointment or new appointment	Brief personal record, positions and direct duties in the Company
		Apr. 1986:	Joined the Company
		Jul. 2008:	Senior Manager, Drive Equipment Technology Department, Drive Coordination Division, Drive Business Headquarters, Fuji Electric Systems Co., Ltd.
		Apr. 2009:	General Manager, Complex Product Solution Coordination Division, Drive Business Headquarters, Fuji Electric Systems Co., Ltd.
5	Hiroshi Tetsutani (Nov. 18, 1963) (Reappointment)	Apr. 2010: Apr. 2011: Oct. 2013: Apr. 2017: Apr. 2019:

General Manager, Conveyance System Coordination
Division, Transportation Solution Business Division,
Environment Solution Headquarters, Fuji Electric Systems
Co., Ltd.

General Manager, Drive Planning Coordination Division,
Drive Business Division, Power Electronics Business
Group of the Company

General Manager, Drive Business Division, Power Electronics
Business Group of the Company

Deputy Corporate General Manager, Power Electronics
Systems Business Group of the Company

General Manager, Factory Automation Business Division,
Power Electronics Systems Business Group of the Company

Executive Officer of the Company

Corporate General Manager, Power Electronics
System Industry Business Group of the Company

Ownership of the Company’s shares 4,600 Tenure 2 years Number of attendance at the Board of Directors meetings 13/13
		Apr. 2021:	Managing Executive Officer of the Company (up to the present)
		Sep. 2021:	Corporate General Manager, Power Electronics Industry Business Group of the Company
		Jun. 2022:	Director of the Company (up to the present)
		Oct. 2023	Corporate General Manager, Industry Business Group of the Company (up to the present)
[Direct duties in the Company]
Corporate General Manager, Industry Business Group

Reasons for nomination as a candidate for Director

Mr. Hiroshi Tetsutani was elected as a Director in 2022 and his tenure of office is two years.

We would ask shareholders to reelect him as Director, to perform the duties as the person responsible for the Industry Business Group. This is based on his experience holding important positions in the industry business, which the Company has placed as a growth field, and his insight into business management.

13

No.	Name, date of birth, and reappointment or new appointment	Brief personal record, positions and direct duties in the Company
		Apr. 1986:	Joined the Company
		Apr. 2009:	Senior Manager, Development Department I, Power Electronics Development Center, Corporate R&D Headquarters, Fuji Electric Systems Co., Ltd.
		Jun. 2010:	General Manager, Power Electronics Technology Center, Corporate R&D Headquarters, Fuji Electric Systems Co., Ltd.
Senior Manager, Development Department I, Power Electronics Technology Center, Corporate R&D Headquarters, Fuji Electric Systems Co., Ltd.
6	Masashi Kawano (Sep. 14, 1961) (New appointment)	Apr. 2011: Apr. 2013: Jul. 2015: Apr. 2017: Apr. 2019:

General Manager, Power Electronics Technology
Development Center, Product Technology Laboratory,
Corporate R&D Headquarters, Fuji Electric Systems Co., Ltd.

General Manager, Kobe Factory, Production Division, Power
Electronics Business Group of the Company

General Manager, Power Supply Division, Power Electronics
Business Group of the Company

Deputy Corporate General Manager, Production & Procurement
Group of the Company

General Manager, Monotsukuri Strategy Center, Production &
Procurement Group of the Company

Executive Officer of the Company
Corporate General Manager, Production & Procurement Group of the Company

Ownership of the Company’s shares 5,100
		Apr. 2020:	Corporate General Manager, Power Electronics System Energy Business Group of the Company
		Apr. 2021:	Managing Executive Officer of the Company (up to the present)
		Sep. 2021:	Corporate General Manager, Power Electronics Energy Business Group of the Company
		Oct. 2023:	Corporate General Manager, Energy Business Group of the Company (up to the present)
[Direct duties in the Company]
Corporate General Manager, Energy Business Group

Reasons for nomination as a candidate for Director

Mr. Masashi Kawano is a new candidate for Director.

We would ask shareholders to elect him as Director, to perform the duties as the person responsible for the Energy Business Group. This is based on his experience holding important positions in the energy business, which the Company has placed as a growth field, and his insight into business management.

14

No.	Name, date of birth, and reappointment or new appointment	Brief personal record and positions in the Company	Ownership of the Company’s shares 2,300 Tenure 8 years Number of attendance at the Board of Directors meetings 13/13
7	Toshihito Tamba (Mar. 13, 1950) (Reappointment) (Outside Director) (Independent Officer)	Apr. 1972: Jun. 2001: Jun. 2003: Apr. 2005: Oct. 2006: Apr. 2008: Apr. 2010: Jun. 2011: Jun. 2016: Apr. 2020: Jun. 2022:

Joined ITOCHU Corporation

Executive Officer, Chief Operating Officer, Forest Products &
General Merchandise Division, ITOCHU Corporation

Managing Representative Director, President, Chemicals,
Forest Products & General Merchandise Company, ITOCHU
Corporation

Senior Managing Representative Director, Chief Corporate
Planning Officer, ITOCHU Corporation

Senior Managing Representative Director, Chief Administration Officer, ITOCHU Corporation

Representative Executive Vice President, Executive Advisory
Officer, Chief Operating Officer, Overseas Operations,
ITOCHU Corporation

Representative Director, Executive Vice President, Executive
Advisory Officer, ITOCHU Corporation

Advisor, Century Tokyo Leasing Corporation (now Tokyo
Century Corporation)

Chairman & Co-CEO, Representative Director, Century
Tokyo Leasing Corporation

Outside Director of the Company (up to the present)

Director, Tokyo Century Corporation

Executive Adviser, Tokyo Century Corporation (up to the present)

[Direct duties in the Company] Nomination and Remuneration Committee chairman [Significant concurrent positions] Executive Adviser, Tokyo Century Corporation

Reasons for nomination as a candidate for Outside Director and overview of expected roles

Mr. Toshihito Tamba was elected Outside Director in 2016, and his tenure of office is eight years.

He provides valuable opinions and recommendations with regard to the overall management of the Company based on his extensive experience and considerable insight as a management executive of a listed company.

In addition, he actively offers opinions on selection of candidates for officers and determination on remuneration, etc. for officers of the Company as the chairman of the Nomination and Remuneration Committee.

As stated above, we would ask shareholders to reelect him as Outside Director because he has played appropriate roles in supervising business execution as an Outside Director of the Company. We expect him to continuously play the above roles.

Mr. Tamba currently serves as Executive Adviser at Tokyo Century Corporation. The Company conducts transactions with the aforementioned company. In fiscal 2023, transactions with Tokyo Century Corporation amounted to approximately 1.0 billion yen, and the amount makes up less than 1% of the total net sales of either the Company or the aforementioned company.

15

No.	Name, date of birth, and reappointment or new appointment	Brief personal record and positions in the Company
		Apr. 1981:	Joined Hitachi Computer, Consultant Ltd. (now Hitachi Solutions, Ltd)
		Oct. 2010:	General Manager, Application Systems Department, Industrial and Retail Solutions Systems Business Department No. 1, Industrial and Retail Solutions Systems Business Group of Hitachi Solutions, Ltd.
		Apr. 2011:	Executive Officer, Deputy General Manager, Retail Solutions Business Division, Industrial and Retail Solutions Systems Business Group of Hitachi Solutions, Ltd.
		Apr. 2012:	Executive Officer, General Manager, Retail Solutions Business Division, Industrial and Retail Solutions Systems Business Group of Hitachi Solutions, Ltd.
8	Yukari Tominaga (Apr. 19, 1958) (Reappointment) (Outside Director) (Independent Officer)	Apr. 2013: Apr. 2014: Apr. 2015: Oct. 2015: Oct. 2016: Apr. 2019: Apr. 2020:

Executive Officer, General Manager, Financial Systems
Business Division, Financial Systems Business Group of
Hitachi Solutions, Ltd.

Vice President and Executive Officer, Chief Officer, Financial
Systems Business Group of Hitachi Solutions, Ltd.

Vice President and Executive Officer, Chief Officer, Social
Innovation Promotion Group of Hitachi Solutions, Ltd.

Deputy Chief Officer, Sales Operations of Hitachi Solutions, Ltd.

Vice President and Executive Officer, In charge of Social
Innovation System Business of Hitachi Solutions, Ltd.

Vice President and Executive Officer, Chief Officer, Quality
Assurance Group of Hitachi Solutions, Ltd.

Assistant to the President, Chief Diversity Officer (CDO) of
Hitachi Solutions, Ltd.

Fellow of Hitachi Solutions, Ltd.

Ownership of the Company’s shares 300 Tenure 2 years Number of attendance at the Board of Directors meetings 13/13
		Jun. 2020:	External Director, MORINAGA MILK INDUSTRY CO., LTD. (up to the present)
		Jun. 2021:	Outside Director, Yashima & Co., Ltd.
		Jul. 2021:	Senior Advisor, SB Technology Corp.
		Jun. 2022:	External Member of the Board, SB Technology Corp. (up to the present)
Outside Director of the Company (up to the present)
[Direct duties in the Company]
Nomination and Remuneration Committee member
[Significant concurrent positions]
External Director, MORINAGA MILK INDUSTRY CO., LTD.
External Member of the Board, SB Technology Corp.

16

Reasons for nomination as a candidate for Outside Director and overview of expected roles

Ms. Yukari Tominaga was elected Outside Director in 2022, and her tenure of office is two years.

She provides valuable opinions and recommendations with regard to the overall management of the Company based on her broad insight and experience in corporate management, accumulated through having held important positions in various business fields deeply related to the Company’s business activities at a business company as well as serving as an Outside Director of listed companies.

In addition, she actively offers opinions on selection of candidates for officers and determination on remuneration, etc. for officers of the Company as a member of the Nomination and Remuneration Committee.

As stated above, we would ask shareholders to reelect her as Outside Director because she has played appropriate roles in supervising business execution as an Outside Director of the Company. We expect her to continuously play the above roles.

Ms. Tominaga previously served as Chief Diversity Officer at Hitachi Solutions, Ltd. The Company conducts transactions with the aforementioned company. In fiscal 2023, transactions with Hitachi Solutions, Ltd. amounted to approximately 27 million yen, and the amount makes up less than 1% of the total net sales of either the Company or the aforementioned company.

17

No.	Name, date of birth, and reappointment or new appointment	Brief personal record and positions in the Company	Ownership of the Company’s shares 100 Tenure 1 year Number of attendance at the Board of Directors meetings 10/10
9	Yukihiro Tachifuji (Oct. 12, 1960) (Reappointment) (Outside Director) (Independent Officer)	Apr. 1985: Apr. 1999: Jun. 2013: Jan. 2016: Jan. 2018: Jun. 2019: Apr. 2022: Jun. 2022: Jun. 2023

Joined Mitsubishi Paper Mills Limited

Manager, New Products Development Section of Mitsubishi
HiTec Paper Bielefeld GmbH

Executive Officer, Mitsubishi Paper Mills Limited

Head, Takasago Mill of Mitsubishi Paper Mills Limited

Deputy General Manager, Paper Division of Mitsubishi
Paper Mills Limited

Deputy General Manager, Imaging Division of Mitsubishi
Paper Mills Limited

Deputy General Manager, Specialty Materials Division of
Mitsubishi Paper Mills Limited

Senior Executive Officer, Mitsubishi Paper Mills Limited

Managing Executive Officer, Mitsubishi Paper Mills Limited

President & CEO, Mitsubishi Paper Mills Limited

Director and Advisor, Mitsubishi Paper Mills Limited

Advisor, Mitsubishi Paper Mills Limited

Outside Director of the Company (up to the present)

[Direct duties in the Company] Nomination and Remuneration Committee member

Reasons for nomination as a candidate for Outside Director and overview of expected roles

Mr. Yukihiro Tachifuji was elected Outside Director in 2023, and his tenure of office is one year.

He provides valuable opinions and recommendations with regard to the overall management of the Company based on his extensive experience and considerable insight as a management executive of a listed company.

In addition, he actively offers opinions on selection of candidates for officers and determination on remuneration, etc. for officers of the Company as a member of the Nomination and Remuneration Committee.

As stated above, we would ask shareholders to reelect him as Outside Director because he has played appropriate roles in supervising business execution as an Outside Director of the Company. We expect him to continuously play the above roles.

Note:	Since he has newly assumed office as Director at the conclusion of the 147th Ordinary General Meeting of Shareholders held on June 27, 2023, the number of attendance and the number of the Board of Directors meetings are counted after such assumption.

18

No.	Name, date of birth, and reappointment or new appointment	Brief personal record and positions in the Company	Ownership of the Company’s shares 100 Tenure 1 year Number of attendance at the Board of Directors meetings 10/10
10	Tomonari Yashiro (Jul. 2, 1957) (Reappointment) (Outside Director) (Independent Officer)	Apr. 1985: Apr. 1991: Oct. 1994: Apr. 1998: Oct. 1999: Apr. 2001: Apr. 2009: Apr. 2013: Dec. 2018: Mar. 2023: Apr. 2023: Jun. 2023 Jan. 2024

Researcher, Building Research Institute, Ministry of Construction

Associate Professor, Department of Architecture, Musashi
Institute of Technology

Visiting Research Fellow, University of Reading (UK)

Associate Professor, Department of Civil Engineering,
Graduate School of Engineering, The University of Tokyo

Associate Professor, Institute of Industrial Science,
The University of Tokyo

Professor, Institute of Industrial Science, The University of Tokyo

Director General, Institute of Industrial Science, The University
of Tokyo

Executive Vice President, The University of Tokyo

Chairman, Design-Led X Pedagogical Research

Initiative, The University of Tokyo

Retired The University of Tokyo

Professor, Kochi University of Technology

Specially-appointed Professor, Tokyo City University

Outside Director of the Company (up to the present)

President, Tokyo City University (up to the present)

[Direct duties in the Company] Nomination and Remuneration Committee member [Significant concurrent positions] President, Tokyo City University

Reasons for nomination as a candidate for Outside Director and overview of expected roles

Mr. Tomonari Yashiro was elected Outside Director in 2023 and his tenure of office is 1 year.

He has not engaged in business management, but he has extensive experience and considerable insight as an expert in sustainable architecture and innovation management. Based on this knowledge, he provides valuable opinions and recommendations with regard to the overall management of the Company.

In addition, he actively offers opinions on selection of candidates for officers and determination on remuneration, etc. for officers of the Company as a member of the Nomination and Remuneration Committee.

As stated above, we would ask shareholders to reelect him as Outside Director because he has played appropriate roles in supervising business execution as an Outside Director of the Company. We expect him to continuously play the above roles.

Mr. Yashiro previously served as Executive Vice President at University of Tokyo which is managed by National University Corporation, The University of Tokyo. The Company conducts transactions with the aforementioned company. In fiscal 2023, transactions with National University Corporation, the University of Tokyo amounted to approximately 60 million yen, and the amount makes up less than 1% of the total net sales of the Company and the total ordinary profit of the aforementioned company. Mr. Yashiro is serving as President of Tokyo City University which is managed by Gotoh Educational Corporation. The Company conducts transactions with the aforementioned company. In fiscal 2023, transactions with Gotoh Educational Corporation amounted to approximately 0.5 million yen, and the amount makes up less than 1% of the total net sales of the Company and the total operating revenue of the aforementioned company.

19

Matters Concerning Candidates for Directors

Special interests

-     There are no special interests between each candidate and the Company.

Matters concerning candidates for Outside Directors

-      Mr. Toshihito Tamba, Ms. Yukari Tominaga, Mr. Yukihiro Tachifuji, and Mr. Tomonari Yashiro are candidates for Outside Directors.

-      Each of the candidates for Outside Directors does not intend to receive large payments or transfers of assets in other forms from the Company or specified related businesses of the Company except for Directors’ remuneration, and has not received such payments within the past two years.

-      Each of the candidates for Outside Directors is not a spouse, a family member within the third degree of kinship, or a member having similar relationship thereof of operators or non-executive officers of the Company or specified related businesses of the Company.

Details of limited liability agreement between the candidates for Outside Directors and the Company

In accordance with laws and regulations and the Articles of Incorporation of the Company, the Company has concluded limited liability agreements with Mr. Toshihito Tamba, Ms. Yukari Tominaga, Mr. Yukihiro Tachifuji, and Mr. Tomonari Yashiro as follows. If this proposal is approved, their agreements with the Company shall continue in effect.

-      In the event that any of them bears liability with regard to the Company, the maximum amount of this person’s liability to the Company will be the amount of six million yen or the minimum amount for damages stipulated in the Companies Act, whichever is the higher, so long as this person has carried out their duties in good faith and in absence of gross negligence.

-      After entering into the agreement, they will continue to fulfill their duties with care and carry out their duties as Outside Director with due diligence.

Overview of the directors and officers liability insurance policy, under which the candidates for Directors are insured

The Company has concluded a directors and officers liability insurance policy with an insurance company, under which if claim for damages is made against the insured when such damage is caused by actions (including inactions) taken when performing duties as a corporate officer, the amount of indemnification, court costs, etc.

shall be reimbursed by said insurance. All Directors (including Outside Directors) are insured, and for all who are insured under this insurance, the insurance premium shall be fully borne by the Company.

If each candidate is elected and assumes the office as Director, the Company plans to include every such Director as an insured in the insurance policy. In addition, when the policy is renewed, the Company plans to renew the policy with the same terms.

Independence of the Outside Director Candidate

Matters stipulated by the Ordinance for Enforcement of the Companies Act

-      Mr. Toshihito Tamba, Ms. Yukari Tominaga, Mr. Yukihiro Tachifuji, and Mr. Tomonari Yashiro have not been operators or non-executive officers of the Company or its subsidiaries in the past.

-      Mr. Toshihito Tamba, Ms. Yukari Tominaga, Mr. Yukihiro Tachifuji, and Mr. Tomonari Yashiro are not operators or non-executive officers of specified related businesses of the Company as defined by the Ordinance for Enforcement of the Companies Act and have not been operators or non-executive officers of specified related businesses of the Company within the past 10 years.

Matters stipulated by the Securities Listing Regulations of the Financial Instruments Exchanges

-      The Company has reported Mr. Toshihito Tamba, Ms. Yukari Tominaga, Mr. Yukihiro Tachifuji, and Mr. Tomonari Yashiro as independent officers as stipulated in the Securities Listing Regulations of the Financial Instruments Exchanges, etc. If this proposal is approved, the Company will continue to report them as such.

20

Item 2: Election of Five (5) Audit & Supervisory Board Members

Reasons for Proposal

The terms of office of one Standing Audit & Supervisory Board Member, Mr. Junichi Matsumoto and three Outside Audit & Supervisory Board Members, Mr. Tetsuo Hiramatsu, Mr. Hirohiko Takaoka, Ms. Yuko Katsuta will expire, and one Standing Audit & Supervisory Board Member, Mr. Yoshio Okuno will resign, at the conclusion of this Ordinary General Meeting of Shareholders. We, therefore, propose the election of the following five Audit & Supervisory Board Members (of which, three Outside Audit & Supervisory Board Members) due to the following reasons.

Two candidates for Standing Audit & Supervisory Board Member (No. 1-2) have been decided on the basis of familiarity with the overall operations of Fuji Electric and the expert knowledge and experience, etc. required for Audit & Supervisory Board Members.

Three candidates for Outside Audit & Supervisory Board Member (No. 3-5) have been decided based on a comprehensive evaluation of their professional knowledge necessary for auditing, insights and experience necessary for multidimensional management analysis, understanding of the management of Fuji Electric and independence from the Company described in pages 25-28 in order to strengthen the management supervisory function of Fuji Electric, and to receive valuable advice and suggestions for management decision-making.

As mentioned above, we would ask you to approve the election of these five Audit & Supervisory Board Members in order to strengthen compliance through highly transparent auditing.

The nomination of Audit & Supervisory Board Member candidates was made after the “Nomination and Remuneration Committee,” a discretionary committee whose membership is made up of a majority of Outside Directors who are Independent Officers and whose chair is an Outside Director who is an Independent Officer, deliberated and reported its findings.

We have obtained the consent of the Audit & Supervisory Board to submit this agenda.

In addition, we would ask shareholders to elect Mr. Jun Ohashi as a substitute for Mr. Yoshio Okuno. His term of office will be until the expiration of Mr. Okuno’s term of office as Audit & Supervisory Board Member pursuant to the provisions of the Articles of Incorporation of the Company.

21

No.	Name		Current positions in the Company
1	Junichi Matsumoto (Male)	(Reappointment)	Standing Audit & Supervisory Board Member
2	Jun Ohashi (Male)	(New appointment)	Senior Chief Expert of General Manager, Internal Audit Office
3	Hirohiko Takaoka (Male)	(Reappointment) (Outside Audit & Supervisory Board Member) (Independent Officer)	Outside Audit & Supervisory Board Member
4	Yuko Katsuta (Female)	(Reappointment) (Outside Audit & Supervisory Board Member) (Independent Officer)	Outside Audit & Supervisory Board Member
5	Noriyuki Uematsu (Male)	(New appointment) (Outside Audit & Supervisory Board Member) (Independent Officer)

22

No.	Name, date of birth, and reappointment or new appointment	Brief personal record and positions in the Company		Ownership of the Company’s shares
		Apr. 1982:	Joined the Company	17,400
1	Junichi Matsumoto (Mar. 26, 1960) (Reappointment)	Apr. 2002: Jul. 2009: Jun. 2010: Apr. 2011: Apr. 2012: Jun. 2012: Jun. 2013: Jun. 2017:

General Manager, Corporate Finance Department, Corporate & Group Finance Office of the Company

Executive Officer of the Company

General Manager, Corporate Finance Office of the Company

Director of the Company

Executive Officer of the Company

General Manager, Corporate Finance Office,
Corporate Management Planning Headquarters of
the Company

Retired from office of Director of the Company

Director of the Company

Standing Audit & Supervisory Board Member of the Company (up to the present)

				Tenure 7 years Number of attendance at the Board of Directors meetings 13/13 Number of attendance at the Audit & Supervisory Board meetings9/9

Reasons for nomination as a candidate for Audit & Supervisory Board Member

Since being newly elected as Audit & Supervisory Board Member in 2017, Mr. Junichi Matsumoto has served as a Standing Audit & Supervisory Board Member, and his tenure of office is seven years.

We would ask shareholders to reelect him to perform the duties of Standing Audit & Supervisory Board Member. This is based on his knowledge about business execution at Fuji Electric acquired through his experience as a Director of the Company and a person responsible for finance and accounting and his insight into business management.

If his reelection is approved at this Ordinary General Meeting of Shareholders, the Company will continue his appointment as Standing Audit & Supervisory Board Member.

23

No.	Name, date of birth, and reappointment or new appointment	Brief personal record and positions in the Company
		Apr. 1985: Joined the Company	Ownership of the Company’s shares 1,000
Apr. 2005: Senior Manager, General Affairs Department, Saitama Factory, Manufacturing Headquarters, Fuji Electric Retail Systems Co., Ltd.
2	Jun Ohashi (Aug. 14, 1961) (New appointment)

Jul. 2007:   Senior Manager, Accounting Department, Corporate
Administration Division, FFC Limited

Jun. 2008:   Finance & Accounting Department, Corporate
Management Planning Headquarters, Fuji Electric
Systems Co., Ltd.

Apr. 2010:  Senior Manager, Finance & Accounting
Department, Administration Headquarters, Fuji
Electric Systems Co., Ltd.

Apr. 2011:  Senior Manager, Administration Dept., Corporate
Planning Office of the Company

Apr. 2012:  Senior Manager, Planning Dept., Corporate Planning
Office, Corporate Management Planning
Headquarters of the Company

Apr. 2013: Senior Manager, Business Planning Department, Industrial Infrastructure Business Group of the Company
Apr. 2017: General Manager, Internal Audit Office of the Company
Apr. 2024: Senior Chief Expert of General Manager, Internal Audit Office of the Company (up to the present)

Reasons for nomination as a candidate for Audit & Supervisory Board Member

Mr. Jun Ohashi is a new candidate for Audit & Supervisory Board Member.

We would ask shareholders to elect him to perform the duties of Audit & Supervisory Board Member. This is based on his knowledge about business execution at Fuji Electric acquired through his experience as a person responsible for the Company’s audit and corporate planning divisions, and the finance and accounting divisions of subsidiaries, and his insight into business management.

24

No.	Name, date of birth, and reappointment or new appointment	Brief personal record and positions in the Company		Ownership of the Company’s shares
		Apr. 1976:	Joined The Yokohama Rubber Co., Ltd.	1,100
3	Hirohiko Takaoka (Aug. 10, 1952) (Reappointment) (Outside Audit & Supervisory Board Member) (Independent Officer)	Jun. 2008: Jun. 2011: Apr. 2012: Mar. 2015: Aug. 2020:

Corporate Officer, General Manager of Sports
Business Div., The Yokohama Rubber Co., Ltd.

Managing Corporate Officer, in charge of Sports
Business Div., The Yokohama Rubber Co., Ltd.

Representative Director and President, Acty
Corporation

President, Chairman of the Board, Yokohama Tire
Japan CO., LTD.

Audit & Supervisory Board Member, The Yokohama
Rubber Co., Ltd.

Outside Audit & Supervisory Board Member of the
Company (up to the present)

				Tenure 3 years 10 months Number of attendance at the Board of Directors meetings 13/13
				Number of attendance at the Audit & Supervisory Board meetings 9/9

Reasons for nomination as a candidate for Outside Audit & Supervisory Board Member

Mr. Hirohiko Takaoka was elected Outside Audit & Supervisory Board Member in 2020, and his tenure of office is three years and 10 months.

We would ask shareholders to reelect him as Outside Audit & Supervisory Board Member because while fulfilling his responsibilities to strengthen the management auditing functions of Fuji Electric, he provides valuable opinions and recommendations with regard to the overall management based on his extensive experience and considerable insight as a management executive of a company, and his expert knowledge gained from his career history, which includes his service as an Audit & Supervisory Board Member for a listed company.

Mr. Takaoka served as Audit & Supervisory Board Member at The Yokohama Rubber Co., Ltd. The Company conducts transactions with the aforementioned company. In fiscal 2023, transactions with The Yokohama Rubber Co., Ltd. amounted to approximately 0.4 billion yen, and the amount makes up less than 1% of the total net sales of either the Company or the aforementioned company.

25

No.	Name, date of birth, and reappointment or new appointment	Brief personal record and positions in the Company		Ownership of the Company’s shares
		Apr. 1997:	Registered as an attorney-at-law (Tokyo Bar Association)	0
4	Yuko Katsuta (Feb. 18, 1966) (Reappointment) (Outside Audit & Supervisory Board Member) (Independent Officer)	Apr. 1997: Feb. 1999: Feb. 2002: Jan. 2004: Jan. 2013: Jun. 2016: Aug. 2020

Associate, Araki Law Office

Suzuye Patent Law Offices (now SUZUYE &

SUZUYE)

Partner, SUZUYE & SUZUYE

Counsel, Legal & Intellectual Property Department,

IBM Japan, Ltd.

Chief Privacy Officer, IBM Japan, Ltd.

Partner, Natori Law Office (now ITN Partners)

(up to the present)

Outside Audit & Supervisory Board Member of

the Company (up to the present)

Tenure 3 years 10 months Number of attendance at the Board of Directors meetings 12/13
		[Significant concurrent positions] Partner, ITN Partners		Number of attendance at the Audit & Supervisory Board meetings 8/9

Reasons for nomination as a candidate for Outside Audit & Supervisory Board Member

Ms. Yuko Katsuta was elected Outside Audit & Supervisory Board Member in 2020, and her tenure of office is three years and 10 months.

We would ask shareholders to reelect her as Outside Audit & Supervisory Board Member because while fulfilling her responsibilities to strengthen the management auditing functions of Fuji Electric, she provides valuable opinions and recommendations with regard to the overall management based on her expert knowledge gained from her participation in numerous corporate legal cases as an attorney-at-law.

26

No.	Name, date of birth, and reappointment or new appointment	Brief personal record and positions in the Company
5

Mar. 1985:  Joined Tohmatsu, Awoki & Co. (now Deloitte Touche Tohmatsu LLC)

Oct. 1988:  Registered as a certified public accountant

Jun. 1997:  Joined Deloitte Tohmatsu Consulting Co., Ltd. (now ABeam Consulting Ltd.)

Jun. 1999:  Partner in charge of Manufacturing Group and Kyushu Division, Deloitte Tohmatsu Consulting Co., Ltd.

Aug. 2003: Joined DENTSU INC.

Jul. 2008:   Managing Director, Uematsu & Co. (up to the present)

Jul. 2011:   Representative Director, SU Consultant Co. Ltd. (up to the present)

Jan. 2015:  Outside Corporate Auditor, Kamakura Shinsho, Ltd.

Apr. 2016:  Outside Director and Audit and Supervisory

Committee Member, Kamakura Shinsho, Ltd.

Jun. 2016:  Outside Audit & Supervisory Board Member, Astellas Pharma Inc.

Jun. 2018:  Outside Director and Audit & Supervisory Committee Member, Astellas Pharma Inc.

Mar. 2022:  Outside Audit & Supervisory Board Member, Cybozu, Inc. (up to the present)

[Significant concurrent positions]

Managing Director, Uematsu & Co.

Representative Director, SU Consultant Co.Ltd.

Outside Audit & Supervisory Board Member, Cybozu, Inc.

Ownership of the Company’s shares 0

Noriyuki Uematsu (Jun. 24, 1960) (New appointment) (Outside Audit & Supervisory Board Member) (Independent Officer)

Reasons for nomination as a candidate for Outside Audit & Supervisory Board Member

Mr. Noriyuki Uematsu is a new candidate for Outside Audit & Supervisory Board Member.

We would ask shareholders to elect him as Outside Audit & Supervisory Board Member because we believe that while fulfilling his responsibilities to strengthen the management auditing functions of Fuji Electric, he will provide valuable opinions and recommendations with regard to the overall management based on a great deal of experience in corporate management, with a focus on corporate accounting and finance, as a certified public accountant and an officer of a listed company.

27

Matters Concerning Candidates for Audit & Supervisory Board Members

Special interests

-    There are no special interests between each candidate and the Company.

Matters concerning candidates for Outside Audit & Supervisory Board Members

-     Mr. Hirohiko Takaoka, Ms. Yuko Katsuta, and Mr. Noriyuki Uematsu are candidates for Outside Audit & Supervisory Board Members.

-     Each of the candidates for Outside Audit & Supervisory Board Members does not intend to receive large payments or transfers of assets in other forms from the Company or specified related businesses of the Company except for Audit & Supervisory Board Members’ remuneration, and has not received such payments within the past two years.

-     Each of the candidates for Outside Audit & Supervisory Board Members is not a spouse, a family member within the third degree of kinship, or a member having similar relationship thereof of operators or non-executive officers of the Company or specified related businesses of the Company.

Details of limited liability agreement between the candidates for Outside Audit & Supervisory Board Members and the Company

In accordance with laws and regulations and the Articles of Incorporation of the Company, the Company has concluded limited liability agreements with Mr. Hirohiko Takaoka and Ms. Yuko Katsuta as follows. If this proposal is approved, their agreements with the Company shall continue in effect and also the Company plans to conclude the same agreements with Mr. Noriyuki Uematsu.

-     In the event that any of them bears liability with regard to the Company, the maximum amount of this person’s liability to the Company will be the amount of six million yen or the minimum amount for damages stipulated in the Companies Act, whichever is the higher, so long as this person has carried out their duties in good faith and in absence of gross negligence.

-     After entering into the agreement, they will continue to fulfill their duties with care and carry out their duties as Outside Audit & Supervisory Board Members with due diligence.

Overview of the directors and officers liability insurance policy, under which the candidates for Audit & Supervisory Board Members are insured

The Company has concluded a directors and officers liability insurance policy with an insurance company, under which if claim for damages is made against the insured when such damage is caused by actions (including inactions) taken when performing duties as a corporate officer, the amount of indemnification, court costs, etc. shall be reimbursed by said insurance. All Audit & Supervisory Board Members (including Outside Audit & Supervisory Board Members) are insured, and for all who are insured under this insurance, the insurance premium shall be fully borne by the Company.

If each candidate is elected and assumes the office as an Audit & Supervisory Board Member, the Company plans to include every such Audit & Supervisory Board Member as an insured in the insurance policy. In addition, when the policy is renewed, the Company plans to renew the policy with the same terms.

Independence of the Outside Audit & Supervisory Board Member Candidate

Matters stipulated by the Ordinance for Enforcement of the Companies Act

-     Mr. Hirohiko Takaoka, Ms. Yuko Katsuta, and Mr. Noriyuki Uematsu have not been operators or non-executive officers of the Company or its subsidiaries in the past.

-     Mr. Hirohiko Takaoka, Ms. Yuko Katsuta, and Mr. Noriyuki Uematsu are not operators or non-executive officers of specified related businesses of the Company as defined by the Ordinance for Enforcement of the Companies Act and have not been operators or non-executive officers of specified related businesses of the Company within the past 10 years.

Matters stipulated by the Securities Listing Regulations of the Financial Instruments Exchanges

-     The Company has reported Mr. Hirohiko Takaoka and Ms. Yuko Katsuta as independent officers as stipulated in the Securities Listing Regulations of the Financial Instruments Exchanges, etc. If this proposal is approved, the Company will continue to report them as such, and also will newly report Mr. Noriyuki Uematsu as an independent officer.

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Item 3: Introduction of a Performance-related Share-based Remuneration Plan for Directors

1.	Reasons and Rationale for Proposal

The Company proposes to approval the introduction of a new performance-related share-based remuneration plan for Directors (excluding Outside Directors; the same shall apply hereinafter) (hereinafter referred to as the “Plan”).

Remuneration of the Company’s Directors comprises base remuneration and performance- related remuneration (Note). In order to make the linkage between Directors’ remuneration and share value more transparent, and to enhance Directors’ awareness of contributing to the improvement of business results as well as corporate value over the medium- to long-term from shareholders’ perspective, we propose to newly establish share-based remuneration (not exceeding 42,000 shares per year) as part of the performance-related remuneration, separately from the existing annual bonuses (within one percent of the consolidated profit for the fiscal year prior to the date of payment, as approved at the 131st Ordinary General Meeting of Shareholders).

The Board of Directors approved on May 23, 2024 the “Policy on the Determination of Remuneration for Directors and Audit & Supervisory Board Members” (pages 32 to 33) based on a report from the Company’s Nomination and Remuneration Committee that deemed the introduction of the Plan as reasonable in consideration of the purpose mentioned above. In line with this, we decided to propose the introduction of the Plan in comprehensive view of the current level of Directors’ remuneration, balance with the annual bonuses, and the number of Directors, as well as the future prospects of these factors, and believe that the content of this proposal is appropriate.

Note:   The Directors’ remuneration amount was approved as follows at the 131st Ordinary General Meeting of Shareholders held on June 26, 2007 and at the 137th Ordinary General Meeting of Shareholders held on June 25, 2013.

●	Base remuneration: Within 450 million yen per year
●	Performance-related remuneration (annual bonuses): Within one percent of the consolidated profit for the fiscal year prior to the date of payment
2.	Specific Calculation Method and Details of the Remuneration Amounts Associated with the Plan
(1)	Outline of the Plan

Outline of the Plan is as follows.

(i)	The number of points determined in consideration of business results, etc. is granted to Directors pursuant to the Officers Share Remuneration Rules formulated subject to the Directors’ remuneration amount approved as part of this proposal, and the Company’s shares commensurate with the number of such points are delivered at a certain time of each year through a trust. (The trust established under the Plan is hereinafter referred to as the “Trust.”) Directors are restricted from disposing the shares delivered during their term of office under the agreement with the Company.
(ii)	The shares to be delivered to Directors mentioned above are acquired by the Trust using the funds paid in advance thereto by the Company, either in the stock market or by accepting treasury shares disposed by the Company.
(2)	Persons eligible for the Plan

Directors (excluding Outside Directors) are eligible for the Plan.

Six Directors are eligible for the Plan if Proposal Item No. 1 is approved as originally proposed. As for Executive Officers, a performance-related share-based remuneration plan using the same framework as the Plan shall be introduced.

29

(3)	Method for calculating the number of the Company’s shares delivered to Directors and the upper limit

Following the end of each fiscal year, the Company grants each Director points determined reflecting respective senior management rank as well as the level of business results achieved in that fiscal year, based on the Officers Share Remuneration Rules. Each point is converted to one common share of the Company. The upper limit of the number per fiscal year for the points to be granted is 42,000 points, and for the share to be delivered is 42,000 shares.

The percentage of 420 voting rights on shares equivalent to the upper limit of points to be granted to Directors per fiscal year to the 1,425,726 voting rights (as of March 31, 2024) on the total number of outstanding shares is roughly 0.03%.

In the event of share splits, allotment of shares without contribution, or reverse share splits, etc., regarding the Company’s shares after the approval of this proposal, reasonable adjustments shall be made to the upper limit of the number of points to be granted, number of points granted and the conversion rate depending on the ratio of these share-related actions. The number of shares to be delivered per fiscal year shall also be adjusted accordingly.

(4)	Delivery of the Company’s shares, etc.

Directors receive the Company’s shares corresponding to the number of points granted after the end of each fiscal year at a certain time of each year. Certain proportions of the points granted may remain unconverted to the Company’s shares, and cash equivalent to the market value of such shares corresponding to the points may be granted at the time of retirement.

Directors who receive points shall not be entitled to the delivery of shares if their dismissal is resolved at the General Meeting of Shareholders or the Board of Directors meeting, or if they are found to have committed certain wrongdoing during their term of office.

(5)	Funding the Trust

Subject to the approval of this proposal, the Company shall introduce the Plan for the three fiscal years from fiscal 2024 to fiscal 2026 (hereinafter referred to as the “Initial Target Period”), as well as for a certain period thereafter (the target period of the medium-term management plan in principle; hereinafter together with the Initial Target Period, the “Target Period”), while paying the following amount of cash to the Trust for funds for the acquisition of the Company’s shares to be used for the delivery of these Company’s shares, etc. to Directors.

Initially, the Company establishes the Trust at an appropriate time after the approval of this proposal and pays an amount of cash as a fund considered necessary to cover the Initial Target Period.

For information, if the closing price at 9,647 yen on May 22, 2024 (the day preceding the date of resolution on the introduction of the Plan at the Board of Directors) is quoted, the foregoing required funds will amount roughly to 1,216 million yen (roughly 405 million yen per fiscal year) (Note).

Even after the Initial Target Period, the Company expects reasonable numbers of shares necessary for delivery to Directors under the Plan for each Target Period in principle until the termination of the Plan, and pays additional funds considered necessary for prior acquisition of shares to the Trust. In the case of such additional payment, the Company’s shares remaining in the trust assets (excluding the Company’s shares in corresponding to the points granted to Directors for the Target Periods immediately preceding such additional payment, and yet to be delivered to Directors), and the cash (hereinafter collectively as the “Remaining Shares, etc.”) shall be used for the funds of the delivery under the Plan for the remaining Target Period. Additional payment shall be calculated in consideration of the Remaining Shares, etc. If the Company decides to make additional payment, it shall be disclosed in an appropriate and timely manner.

Note:	The actual amount of cash paid to the Trust by the Company includes the estimated necessary expenses including trust fees, along with the funds for acquiring shares as mentioned above.
30

(6)	The acquisition method of the Company’s shares and the number of shares to be acquired by the Trust

The Trust shall acquire the Company’s shares by using the funds paid in a way described in (5) above, either in the stock market or by accepting the treasury shares disposed by the Company.

The upper limit of the number of the Company’s shares to be acquired by the Trust for each Target Period is calculated by multiplying 42,000 points, which is the upper limit of points per fiscal year by the number of fiscal years covered in the Target Period (126,000 shares if the medium-term management plan covers three fiscal years). Details of the acquisition of the Company’s shares by the Trust are disclosed in an appropriate and timely manner.

(7)	Dividends

Dividends on the Company’s shares held in the Trust account are received by the Trust and used for acquiring the Company’s shares and for paying trust fees, etc. to the trustee responsible for the Trust. In the case of termination of the Trust, remaining dividends shall be granted to the incumbent Directors at the time in proportion to the number of points held by each Director, pursuant to the provisions of the Officers Share Remuneration Rules.

(8)	Exercise of voting rights

Exercise of voting rights of the Company’s shares held in the Trust account shall be withheld under all circumstances based on the instruction by the administrator of the Trust, with a view to ensuring that, by this means, the voting rights of the Company’s shares held in the Trust account remain neutral to the management of the Company.

(9)	Outline of the transfer restriction agreement on the Company’s shares delivered to Directors

Directors receiving the Company’s shares during their term of office shall conclude an agreement with the Company on transfer restriction in advance (hereinafter referred to as the “Transfer Restriction Agreement”) including the following points. (Directors shall receive the Company’s shares subject to conclusion of the Transfer Restriction Agreement.) The Company’s shares may be delivered without the transfer restriction to Directors if they have already retired or with other reasons at the time of the shares’ delivery.

1)	Details of the transfer restriction

Directors shall not be allowed to transfer, attach securities interest thereon, or take other means for disposal of the Company’s shares delivered to them during the period from the day of the delivery to the day of their retirement from any and all positions as officer of the Company.

2)	Lifting of the Transfer Restriction

In the event of a Director’s retirement from any and all positions as officer of the Company, the transfer restriction shall be lifted at the time of retirement.

3)	Treatment in the organizational restructuring

In the event that the General Meeting of Shareholders, etc. of the Company approves a matter related to organizational restructuring, such as a merger agreement in which the Company becomes an absorbed company during the transfer restriction period, the transfer restriction shall be lifted based on a resolution at the Board of Directors of the Company at a time immediately preceding the business day before the effective date of such organizational restructuring.

4)	Acquisition without compensation by the Company
31

In the event of certain wrongdoing committed by Directors, the Company shall acquire without compensation the Company’s shares held by those Directors.

The Company’s shares subject to the transfer restriction under the Transfer Restriction Agreement are scheduled to be managed during the transfer restriction period in a dedicated account opened by the eligible Directors at a securities company designated by the Company, to ensure that these shares are free from transfer, attachment of securities interest thereon, or any other means for disposal during the transfer restriction period.

We would ask shareholders to leave the Plan’s details to the discretion of the Board of Directors within the framework described above.

Policy on the Determination of Remuneration for Directors and Audit & Supervisory Board Members

In paying remuneration etc. to Directors and Audit & Supervisory Board Members of the Company, the Company considers its duty to respond to the mandate of the shareholders, acquire and maintain excellent personnel and provide incentive for improvement in earnings performance, and it has in place a remuneration system with set remuneration levels.

While considering changes in the business environment and data objectively compiled by third parties, the Company continuously examines the suitability of the remuneration system and the remuneration levels and whether there is a need to make changes.

(1)	Standing Directors

Since Standing Directors are charged with a duty to improve consolidated results for each fiscal year and realize medium- to long-term improvement in corporate value, their remuneration is structured and managed as follows.

(i)	Base remuneration

Base remuneration shall be paid as a monthly financial sum determined in advance, applicable to that senior management rank, and at certain time of the month.

(ii)	Performance-related remuneration
i.	Annual bonuses

Bonuses are decided by taking into full consideration consolidated results (net sales, operating profit, profit, dividends, etc.), based on the consolidated ratio of operating profit to net sales for the previous fiscal year, which is set as a key target in the medium- term management plan.

Bonuses shall be paid only in instances in which dividends are paid to shareholders from retained earnings, and at a certain time of the year. The total amount of bonuses shall be within one percent of the consolidated profit for the fiscal year prior to the date of payment in order to make the linkage with the consolidated results for each fiscal year more transparent.

ii.	Share-based remuneration

Share-based remuneration is decided by taking into full consideration consolidated results (net sales, operating profit, profit, dividends, etc.), based on the consolidated ratio of profit to net sales for the previous fiscal year in order to make the linkage with share value more transparent.

32

The Company’s shares commensurate with the remuneration amount mentioned above shall be delivered only in instances in which dividends are paid to shareholders from retained earnings, and at a certain time of the year. The total number of shares to be delivered per fiscal year shall be limited to 42,000 shares.

(2)	Standing Audit & Supervisory Board Members

Remuneration for Standing Audit & Supervisory Board Members shall be paid, at certain time of the month, as base remuneration as a monthly financial sum determined in advance, applicable to their senior management rank, since Standing Audit & Supervisory Board Members are charged with the duty of auditing the execution of duties across the entire Fuji Electric.

(3)	Outside Directors and Outside Audit & Supervisory Board Members

Remuneration for Outside Directors and Outside Audit & Supervisory Board Members shall be paid, at certain time of the month, as base remuneration as a monthly financial sum determined in advance, applicable to their senior management rank, since Outside Directors and Outside Audit & Supervisory Board Members are charged with the duty of supervising or auditing the execution of duties across the entire Fuji Electric.

The Board of Directors has resolved to delegate the decision on amount of remuneration for each Director to Representative Director, Chairman of the Board and CEO Michihiro Kitazawa. The scope of his authority is to reflect evaluations of the performance in direct duties by each Director in line with the resolution passed in the Board of Directors, which is based on report by the Nomination and Remuneration Committee. To ensure this authority be exercised appropriately, the Nomination and Remuneration Committee has decided on a range within which bonuses shall be determined based on individual evaluation and the delegated authority shall be exercised within said range.

33

(Reference) Independence Criteria for Outside Directors and Outside Audit & Supervisory Board Members

The Company judges the applicable candidate to be fully independent from the Company when he/she does not fall under any of the conditions listed below in addition to criteria of independence stipulated by domestic financial instruments exchanges including the Tokyo Stock Exchange.

(1)   Major shareholder

 A major shareholder of the Company (who owns 10% or more of the voting rights) or its executor of business

(2)   Major business partner

A business partner (including attorneys-at-law, certified public accountants, tax accountants and other consultants, as well as law firms, audit firms, tax firms and other consulting firms) or a person executing its business whose transactions with the Company exceed 2% of the annual consolidated net sales of the Company or the other entity in the past three fiscal years.

(3)   Major lender, etc.

A financial institution, other major creditor, or a person executing the business of these institutions that are indispensable for the Company’s funding and on which the Company depends to the extent that it is irreplaceable.

(4)   Accounting auditor

A certified public accountant who belongs to an auditing firm that serves as the accounting auditor of the Company or employee, etc. of such auditing firm

(5)  Donee

A person executing the business of an organization which receives a donation exceeding 10 million yen per year that is greater than 2% of its annual income from the Company for the past three fiscal years.

34

[Reference] Policy on Cross-shareholding

The Company holds listed shares as a matter of policy in order to maintain and strengthen relations with its investee companies. As a basic policy, we will reduce our cross-shareholdings; even if certain rationality is recognized, we will reduce them while paying attention to the impact on management and business.

Under the basic policy, we reduced our holdings of listed stocks from 102 as of March 31, 2019 to 6 by March 31, 2024.

The Board of Directors will periodically evaluate the rationality of shareholding from the following perspectives and disclose the evaluation details

-	Necessity of maintaining and strengthening relationships with the investee companies
-	Comparison of capital cost and return

The voting rights that come with cross-shareholding are exercised after considering all relevant factors, including whether the proposed action will help the issuing company to establish an appropriate corporate governance framework and to increase its medium- to long-term corporate value, and what impact the action will have on Fuji Electric. We also have dialogue regarding the details of the proposal, among others, with the issuing company as necessary.

Number of cross-shareholding issues and carrying value on the balance sheet

Category		As of March 31, 2023	As of March 31, 2024	Changes
Listed stocks	Number of issues	17	6	(11)
	Carrying value on the balance sheet (Millions of yen)	82,555	92,186	9,631
Unlisted stocks	Number of issues	68	69	1
	Carrying value on the balance sheet (Millions of yen)	3,970	4,151	181
Total	Number of issues	85	75	(10)
	Carrying value on the balance sheet (Millions of yen)	86,525	96,337	9,812

*As of March 31, 2024, in addition to the above, there were 698 million yen of deemed cross-shareholdings, bringing the total amount of cross- shareholdings (including deemed cross-shareholdings) to 97,035 million yen. This represents 14.7% of consolidated net assets as of March 31, 2024.

The amount of deemed cross-shareholdings is calculated by multiplying the market value of shares as of March 31, 2024 by the number of shares held.

(Note)	As used in this Reference Materials for the General Meeting of Shareholders, the expression “Fuji Electric” refers to the company group comprising the Company, its subsidiaries, and affiliates, and the expression “Standing Directors” refers to executive directors as prescribed in Article 2, Item 15 of the Companies Act.

35

Business Report (April 1, 2023–March 31, 2024)

[Business Overview]

Overview

The targets of Fuji Electric’s Reiwa Prosperity 2023 medium-term management plan, which concluded with the fiscal year ended March 31, 2024, were accomplished a year ahead of schedule in the fiscal year ended March 31, 2023. Specifically, these targets were net sales of

¥1 trillion and an operating profit ratio of 8% or more. To achieve further growth in the fiscal year ended March 31, 2024, the year of the centennial anniversary of Fuji Electric’s founding, the Company continued to move forward with the promotion of growth strategies centered on expanding its power electronics and power semiconductor businesses, the further improvement of profitability through the strengthening of global manufacturing capabilities, and the ongoing reinforcement of operating foundations focused on environmental, social, and governance (ESG) factors. In addition, adaptiveness toward operating environment changes will be heightened with the goal of growing sales and profit.

In the fiscal year ended March 31, 2024, brisk capital investment by manufacturers and data center business operators was seen amid constantly growing needs related to vehicle electrification, energy saving, and digital infrastructure. These needs were sparked by the growth in investments for achieving decarbonization and promoting digitalization. Meanwhile, the demand for machine tools was weak amid ongoing economic stagnancy in China.

In this environment, ongoing steps were taken to improve profitability through production capacity increases for power semiconductors carried out in response to growing demand, efforts to optimize production systems to accommodate demand, and promotion of local production and consumption.

Due to these factors, increases were seen in the sales of all segments, resulting in consolidated net sales in the fiscal year ended March 31, 2024, rising ¥93.8 billion or 9%, year on year, to ¥1,103.2 billion.

Although profit was impacted by high material and energy prices as well as by rising expenses for production capacity augmentations, overall profit was buoyed by sales volume growth coupled with the benefits of increases to product selling prices, cost reduction activities, and foreign exchange influences. As a result, consolidated operating profit rose ¥17.2 billion year on year, to

¥106.1 billion; ordinary profit was up ¥20.0 billion, to 107.8 billion; and profit attributable to owners of parent increased ¥14.0 billion, to ¥75.4 billion. New record highs were posted for net sales, operating profit, ordinary profit, and profit attributable to owners of parent.

Consolidated results of operations for the fiscal year ended March 31, 2024, were as follows.

Fiscal 2023 (April 1, 2023 to March 31, 2024)

Classification	148th term Fiscal 2023	Increase/Decrease
Net sales	¥1,103.2 billion	Up	¥93.8 billion YoY
Operating profit	¥106.1 billion	Up	¥17.2 billion YoY
Ordinary profit	¥107.8 billion	Up	¥20.0 billion YoY
Profit attributable to owners of parent	¥75.4 billion	Up	¥14.0 billion YoY
Basic earnings per share	¥527.57	Up	¥98.07 YoY
Total assets	¥1,271.2 billion	Up	¥89.6 billion YoY

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Business Segment Overview

(¥ billion)

Business segment	Classification	147th term Fiscal 2022	148th term
			Fiscal 2023	Change (%)
Energy	Net sales	333.3	342.8	103%
	Operating profit	28.6	30.1	106%
Industry	Net sales	369.8	419.9	114%
	Operating profit	26.8	34.3	128%
Semiconductors	Net sales	206.2	228.0	111%
	Operating profit	32.2	36.2	112%
Food and Beverage Distribution	Net sales	95.3	107.3	113%
	Operating profit	4.4	8.8	202%
Others	Net sales	59.8	63.2	106%
	Operating profit	3.7	4.3	115%
Sub-total	Net sales	1,064.4	1,161.2	109%
	Operating profit	95.6	113.7	119%
Eliminate/Corporate	Net sales	(54.9)	(57.9)	－
	Operating profit (loss)	(6.7)	(7.6)	－
Total	Net sales	1,009.4	1,103.2	109%
	Operating profit	88.9	106.1	119%

Note	Beginning in the current fiscal year, the reportable segments were changed from the previous segments of “Power Electronics Energy,” “Power Electronics Industry,” “Semiconductors,” “Power Generation” and “Food and Beverage Distribution” to the segments of “Energy,” “Industry,” “Semiconductors” and “Food and Beverage Distribution” in conjunction with changes to organizational structures. The figures shown for the changes for each reportable segment were calculated using figures for the previous fiscal year that were restated based on the segment classifications after this change.

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Results by Business Segment

[Energy]

Net sales increased 3% year on year, to ¥342.8 billion, and operating profit increased ¥1.6 billion year on year, to ¥30.1 billion.

In the Energy segment, net sales and operating profit were up year on year, despite declines in demand in the power generation business and the ED&C components business, due to increases in large-scale orders in the energy management business and higher demand in the power supply and facility systems business.

・	In the power generation business, net sales were down year on year due to the absence of large-scale renewable energy projects recorded in the previous fiscal year. Operating results were also down year on year as a result of the lower net sales and the increases in expenses associated with large-scale projects.
・	In the energy management business, net sales and operating results were up year on year as a result of increases in large-scale orders for substation equipment and power supply equipment that are used for industrial applications. These increases outweighed the impacts of a decline in large-scale orders from solar power generation facilities.
・	In the power supply and facility systems business, net sales and operating results improved year on year as a result of increases in projects from data centers and semiconductor manufacturers.
・	In the ED&C components business, net sales and operating results were down year on year due to reductions in demand from finished machinery manufacturers and for semiconductor production equipment.

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[Industry]

Net sales increased 14% year on year, to ¥419.9 billion, and operating profit increased ¥7.5 billion year on year, to ¥34.3 billion.

In the Industry segment, net sales and operating profit were up year on year as a result of higher demand in the automation systems business, the social solutions business and the equipment construction business.

・	In the automation systems business, net sales and operating results improved year on year, largely as a result of increased production of factory automation components.
・	In the social solutions business, net sales and operating results were up year on year, due to increases in orders for nuclear power- and radiation-related equipment.
・	In the equipment construction business, net sales and operating results improved year on year as a result of the recording of large-scale orders for air-conditioning equipment construction.
・	In the IT solutions business, net sales were up year on year due to increases in large- scale projects while operating results were relatively unchanged year on year because of differences in profitability between projects.

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[Semiconductors ]

Net sales increased 11% year on year, to ¥228.0 billion, and operating profit increased ¥4.0 billion year on year, to ¥36.2 billion.

・ In the semiconductor business, net sales increased year on year due to substantial growth in demand for power semiconductors for electrified vehicles (xEVs), despite the impacts of declines in production and sales seen in the fourth quarter as a result of factors affecting component procurement. The growth in sales led to operating results improving year on year, despite increased expenses accompanying the bolstering of power semiconductor production capacity, as well as soaring raw material prices.

40

[Food and Beverage Distribution]

Net sales increased 13% year on year, to ¥107.3 billion, and operating profit increased ¥4.5 billion year on year, to an operating profit of ¥8.8 billion.

・ In the vending machine business, net sales and operating results were up year on year because of growth in demand in Japan and the benefits of cost reduction activities.

・ In the store distribution business, net sales and operating results were up year on year due to higher large-scale orders for counter fixtures combined with growth in demand for convenience store equipment renovations.

[Others]

Net sales increased 6% year on year, to ¥63.2 billion, and operating profit increased ¥0.6 billion year on year, to ¥4.3 billion.

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BUSINESS TOPICS

[Energy]

Delivering storage battery systems in solar power generation equipment

We have delivered storage battery systems in the solar power generation equipment of an automaker’s plant. This equipment is one of Japan’s largest solar power generation equipment for generating power used in-house. Excess power generated on weekends, etc. is stored in the batteries and discharged when needed to fully utilize renewable energy, without wasting it.

Expanding business in Southeast Asia

The Group is engaged in a growing number of business discussions with data centers and semiconductor companies. In Southeast Asia, Fuji SMBE, a Singapore-based company that manufactures switchgears and controlgears, and other companies are meeting robust demand and contributing to sales growth.

[Semiconductors]

Bolstering production capacity for power semiconductors used in automobiles

The increasing electrification of automobiles is driving a rise in demand for power semiconductors, which are used to control motor drive power. To meet this robust demand, we have increased the production capacities of our Japanese production sites and FUJI ELECTRIC (MALAYSIA).

[Industry]

Revamping flagship general-purpose inverters

Inverters are used in machine tools, fan pumps, and conveyor lines to control the rpms of motors, optimizing equipment operation and cutting energy consumption. We have revamped the “FRENIC-Ace Series,” our flagship series of general-purpose inverters, reducing their footprints by up to 30% in comparison to conventional models, as well as enriching their predictive maintenance, high-speed communications, and other functions. We are rolling them out globally, led by our concept of local production for local consumption.

Expanding business in India

Fuji Electric India is leading the expansion of the Group’s business in India, which is maintaining a high level of growth, through its initiatives promoting local design, local production and local consumption. It is contributing to energy saving and stable energy supply for societal infrastructure, such as the renewable energy and data centers, and in a wide range of industrial fields, such as steel and chemical plants.

[Food and Beverage Distribution]

Awarded Energy Conservation Grand Prize for sustainable vending machines

Our series of sustainable vending machines received the Minister of Economy, Trade and Industry Award in the 2023 Energy Conservation Grand Prize organized by The

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Energy Conservation Center, Japan. These vending machines offer a maximum of roughly 20% higher energy-savings performance compared to conventional models thanks to the use of inverters and the improvements in heat pump performance. Furthermore, they use multi communication units developed in-house to improve operator work efficiency, such as assisting with product replenishment, so they contribute to both energy and labor savings.

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Research and Development Activities

In fiscal 2023, our efforts were focused on research and development that contributed to energy creation, energy supply stabilization, and energy savings, as well as automation and mobility electrification, utilizing core technologies in such areas as power semiconductors, power electronics, measurement and control, and heating and cooling.

The following provides an overview of these activities.

In the Energy business, we are developing a stationary hydrogen power generation system using solid polymer fuel cell modules for automobiles. We will ensure the system has a high level of reliability by performing JIS-conformant safety and performance testing.

Storage battery systems are expected to help adjust renewable energy supply and demand. We developed a highly salt-resistant, outdoor PCS (PVI1400CJ-3) for 2,600kVA storage batteries for use in these systems. By making this new PCS even more resistant to environmental damage, we have enabled its use in an even wider range of locations.

To meet the need for larger data center capacities, we developed the UPS7500WX, a large- capacity, modular uninterrupted power supply, which has a single-unit capacity of 2,400kVA, making it one of the industry’s highest-capacity uninterrupted power supplies. We reduce running costs by improving the device’s efficiency and use an integrated switchgear and control gear design to make the UPS more space-saving.

We developed the SC-NEXT Series, a fully redesigned version of our electromagnetic switches, for which we have the top market share in Japan. The new series of switches are 28% narrower than the previous models, helping make control panels smaller and contributing to improved performance.

In the Industry business, we developed the FRENIC-Ace Series of general-purpose inverters for use in machine tools and conveyor lines. The series contains a range of models, such as models with high-speed Ethernet connectivity, and space-saving finless models, and has enhanced predictive maintenance functions, which are highly effective in maintenance. We also developed the “FRENIC-GS” inverter for next-generation plants. The FRENIC-GS has 400V and 690V output voltages for use in a wide range of industries, such as the steel and automotive industries, both in Japan and overseas. It complies with international standards, and its renewed cooling structure and stackable storage structure realized one of the industry’s largest stacked capacities.

Furthermore, we developed the MONITOUCH V10 Series of programmable displays, which are used for monitoring and operating devices and machinery in manufacturing sites. They use quad-core CPUs and have optimized applications to achieve the industry’s top-level operability, visibility, and high-speed communication processing.

In the Semiconductors business, we developed 1,700V and 2,300V high voltage resistance products equipped with the latest seventh generation IGBT/FWD X Series chips in High Power

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next Core (“HPnC”) large-capacity module packages to meet the high voltage resistance needs in the rail and renewable energy fields.

To make power electronics even smaller, lighter, and more efficient, we also developed 1,200V and 1,700V All-SiC modules (in M295 package) equipped with second-generation SiC trench gate MOSFETs.

For the Chinese electrified vehicle market, we developed 750V/820A direct liquid cooling power modules (in M675 package) with further increased power density by improving our RC-IGBT chips and cooling performance.

In the Food and Beverage Distribution business, we developed Cafe Mania, a fully automated drip-type coffee machine for use in the restaurant industry and offices. It uses a newly developed ultrafine mesh filter to brew coffee, preserving the fragrance and flavor of coffee beans while minimizing unwanted flavors. It is also designed to be easy to clean and maintain, improving its usability in restaurants and offices.

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Capital Investment

In fiscal 2023, we made investments totaling ¥68.3 billion, including investments for bolstering our production capacity to achieve greater sales, for testing equipment to accelerate new product development, and for environmental measures.

Key investments were as follows.

In the Semiconductors business, we continued our large-scale investments in Fuji Electric (Malaysia) to bolster our production capacity of power semiconductor Si chips in response to the shift to electrified vehicles and rising demand for renewable energy. We also made investments to increase our production capacity of IGBT modules, primarily for automobiles, in Japan and overseas. Furthermore, we made investments to boost our production capacity of power semiconductor SiC chips in Japan.

In the Energy business, we strive to develop products with less environmental impact and make investments in large-capacity short-circuit testing equipment with the aim of early development of substation equipment at our Chiba Factory. At our Fukiage Factory, we installed equipment for producing electromagnetic switches (our new SC-NEXT products), which are more compact and energy-efficient than previous models.

As part of our investments for environmental measures to reduce greenhouse gas emissions, we introduced solar power generation equipment in Fuji Electric Philippines, and we updated the cogeneration system in our Matsumoto Factory. We also replaced our facilities with greenhouse gas removal equipment and energy-saving equipment, to promote initiatives to achieve our Environmental Vision 2050.

Financing

In fiscal 2023, we redeemed the 29th series of unsecured bonds in the amount of ¥15.0 billion and we repaid long-term borrowings, while we also procured new long-term borrowings and commercial papers.

As a result, our consolidated bonds, commercial papers, and loans payable as of the end of March 2024 increased by ¥0.9 billion year on year to ¥111.4 billion.

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Initiatives contributing to ESG

To contribute to society through our energy and environmental businesses and to reinforce our operating foundations with the aim of achieving sustainable growth, we promote initiatives from the ESG (environment, society and governance) perspective in accordance with the Fuji Electric Code of Conduct.

Environment

Our Environmental Vision 2050 aims to realize a decarbonized society, a recycling-oriented society, and a society that is in harmony with nature. Led by this policy, we engage in various environmental activities globally.

Environmental Vision 2050

We aim to contribute to the achievement of a decarbonized society, a recycling-oriented society, and a society that is in harmony with nature by expanding the use of Fuji Electric’s innovative clean energy technologies and energy-saving products.
Achieve a Decarbonized Society	Target carbon neutrality across the supply chain
Achieve a Recycling-Oriented Society	Promote green supply chains and 3R activities to reduce the environmental impact to zero
Achieve a Society in Harmony with Nature	Aim for zero impact on the ecosystem through corporate activities that contribute to biodiversity

Fiscal 2030 Goals

We aim to achieve the following goals in order to limit the temperature increase to 1.5°C above pre-industrial levels.

● Greenhouse gas emissions throughout the supply chain:

Reduction of over 46% (compared to FY2019)

● Greenhouse gas emissions through production:

Reduction of over 46% (compared to FY2019)

● Contribution to CO2 reduction in a society through our products:

Over 59 million tons/year

•	Promotion of Environmental Vision 2050

To realize a decarbonized society, we have set Fiscal 2030 Goals and we are working to reduce our greenhouse gas emissions during production and product usage.

In fiscal 2023, we introduced new technologies and reviewed our production methods to cut the use of SF6 gas in production processes. We began using solar power in our domestic factories and expanded our procurement of renewable energy in our semiconductor factories. Through these initiatives, we have cut greenhouse gas emissions during production by 25% compared to fiscal 2019. Through our expanded sales of environmentally friendly products, we have also reduced CO2 emissions associated with the use of our products in society by 56 million tons. Both of these achieved our expected goals.

In our initiatives to realize a recycling-oriented society, we began creating standards for environmentally friendly products with the goal of minimizing their environmental impact throughout product lifecycles.

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•	Disclosure of information in line with TCFD Recommendations

In line with the recommendations of the TCFD (the Task Force on Climate-related Financial Disclosures), we have disclosed the significant risks and opportunities produced by climate change and the adaptation measures.

In fiscal 2023, we identified flooding risks resulting from the high frequency of abnormal weather and took flooding countermeasures for minimizing damage. In addition, we disclosed environmental investment amounts that would be necessary to reduce greenhouse gas emissions from increased production.

Society

One of the values in the Fuji Electric Code of Conduct is to “respect and value all people.” Respect for human rights as well as health and safety are the foundation of all of our activities, and we aim to realize a virtuous cycle of employees’ happiness and sustainable corporate growth. We are actively investing in our human resources by encouraging the advancement of diverse human resources and developing our human resources.

Furthermore, with a view to building a supply chain that supports a sustainable society together with our business partners, we ask them to conduct the self-assessment of CSR procurement in accordance with the Fuji Electric CSR Procurement Guidelines. Through this self- assessment, we strive to share issues to be addressed and to improve cooperation.

•	Measures for respecting human rights

In line with the United Nations Guiding Principles on Business and Human Rights, we follow a policy of “never involved in or complicit in human rights violations.” Led by this policy, we carry out human rights due diligence measures every other year at our business sites and consolidated subsidiaries in Japan and overseas.

In fiscal 2023, we conducted human rights e-learning for the employees of the Company and subsidiaries in Japan.

•	Encouraging the advancement of diverse human resources

We encourage the advancement of diverse human resources, such as female employees, senior employees, and differently abled people. For the advancement of female employees, we are conducting intensive training and are supporting career continuity through our systems and environment with the aim of increasing the number of female employees in supervisory positions. To encourage the advancement of senior employees, we have begun revising our compensation system for employees aged 60 and older. We are increasing our employment of differently abled people and expanding the scope of duties.

•	Developing human resources

To contribute to the sustainable growth of our companies, we are identifying division and business leaders from an early stage. In terms of fostering future management candidates, we implement human resource development programs such as OJT and selective training based on personnel development plans. At our overseas bases, to develop local human resources, we continue to send employees to Japan for training and to appoint them to management positions.

Furthermore, to promote digital transformation (DX), we are actively developing digital human resources.

•	Promoting workstyle reforms and work-life balance

To increase our employees’ awareness to improve productivity, we pay incentives to employees who work in ways that make valuable use of their time.

We have relaxed usage requirements for our flexible working systems for employees with special needs, such as childcare or nursing care, to promote more flexible workstyles.

With respect to the upper limits on overtime work in the construction industry that came into effect in April 2024, we are making working arrangements more flexible, improving

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business processes, and creating legal and regulatory compliance systems for hiring and training human resources.

•	Employee awareness survey

Every year, we conduct an employee awareness survey and analyze results and how the results have changed over time. We use the survey to determine the level of understanding our employees have of our management policies and the degree of satisfaction they feel, to have employees review their own divisions, and to improve our organizational management. For questions indicative of overall satisfaction with Fuji Electric, we have set a target of maintaining an average score of 3.5 points or above, and in fiscal 2023 the average score for these questions was 3.8 points. (These questions use a five-point scale, from 1 to 5, with higher numbers indicating more positive responses.)

Governance

The Company has created and is operating a healthy, efficient, transparent, and effective governance framework and a compliance system that ensures thorough compliance with laws, regulations, and social norms, and also conducts thorough risk management. (For more information regarding our corporate governance system, please see page 70.)

In addition, the Company appropriately responds to “Japan’s Corporate Governance Code” stipulated by Tokyo Stock Exchange.

•	Improving the effectiveness of governance

The Company evaluates the effectiveness of the Board of Directors through the use of a third-party survey and makes improvements to address the identified issues. Initiatives and issues related to ESG, etc., are shared among Directors so that the Board of Directors can engage in more active deliberations regarding medium- and long-term management issues. The Company also actively promotes constructive dialog with shareholders and investors to contribute to sustainable growth and to the medium- and long-term improvement of corporate value.

•	Strengthen capability to cope with risks

Based on the “Fuji Electric Risk Management Rules,” we are working to prevent risks from materializing and to minimize their impact by thoroughly and appropriately managing and countering various risks.

In order to strengthen our business continuity capabilities, we use the BCP system, which can quickly grasp the potential impact of incidents, such as large-scale natural disasters and accidents, on the safety and production operations of our business partners, and are expanding the multi-sourcing of our material procurement.

We have formulated policies and regulations related to information security. We provide regular training to our employees to improve their information security knowledge and skills. To respond to increasingly diversified and sophisticated cyber-security threats, we endeavor to strengthen our security response structures, our monitoring of signs of new cyber-attacks and for preventing information leakage, and our information system defense and attack monitoring functions.

•	Reducing cross-shareholding

We are engaging in a reduction of our cross-shareholdings from the perspective of capital efficiency. We hold 6 listed stocks as of the end of fiscal 2023, a reduction of 11 stocks year on year.

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ENVIRONMENTAL TOPICS

Selection as an “A List (climate change)” company by CDP for the fifth consecutive year

For the fifth consecutive year, we were selected as an “A List” company, the top rating of CDP*, as one of the most excellent companies at climate change initiatives and information disclosure.

*     CDP is an international environmental NGO that investigates, evaluates and discloses companies’ environmental measures.

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Challenges to Be Addressed

Management plan for fiscal 2024

In May 2024, we announced our three-year medium-term management plan that finishes in fiscal 2026. This plan adopts a fundamental policy of “improvement of corporate values through management emphasizing profit.” Our management plan for fiscal 2024, the first year of the medium-term management plan, is presented below.

We have set targets for fiscal year 2024, namely, net sales of ¥1,114.0 billion, operating profit of ¥109.0 billion, and profit attributable to owners of parent of ¥76.5 billion. The priority measures to be implemented by the individual businesses are as follows.

[Energy]

We will strive to take on new projects by proposing whole solutions that include renewable energy, energy management systems, storage systems, and related substation equipment to meet our customers’ decarbonization needs.

For Japanese and overseas data centers and semiconductor factories, which are continuing to see future growth, we will take on new orders for uninterrupted power supplies (UPS), substation equipment, and the like, and we will develop competitive new products.

We will also strive to increase sales for the ED&C components business by launching new power distribution and control equipment products that realize energy savings and reduction in size.

[Industry]

We will create strong components and enhance systems using those strong components to lead to our business expansion. We will reinforce our production systems based on local production for local consumption globally, to reduce lead times and reduce costs. Through these efforts, we will enhance the profitability of our overseas businesses in India and other countries.

To meet demand for updating plant facilities in materials fields, such as the steel field, and in chemicals fields, we will strengthen package proposals that contribute to our customers’ green transformation (GX) and digital transformation (DX) by combining energy-saving products and control systems.

[Semiconductors]

In response to growing demand for power semiconductors for electrified vehicles and renewable energy applications, we will continue to focus on bolstering our production capacity and will also engage in flexible production according to changes in demand. The adoption of next-generation SiC material in electrified vehicles is accelerating, and we will work to expand sales by developing and mass-producing highly efficient new products.

[Food and Beverage Distribution]

We will improve our profitability by providing high-value-added products that cut energy usage and increase operation efficiency through use of digital technologies, helping address social issues such as reducing environmental impacts and dealing with labor shortages. We will roll out new products in new fields, such as the restaurant and distribution industries, and expand our business.

Reinforcement of operating foundations, which help improve our corporate value

In order to reinforce our operating foundations, which help improve our corporate value, we will continue our activities globally to address key ESG issues.

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[Environment]

We will procure and introduce renewable energy to achieve the Fiscal 2030 Goals set forth in our Environmental Vision 2050. At the same time, we will promote further CO2 emissions reduction contributions of our products.

[Society]

We will work to encourage the advancement of diverse human resources and job satisfaction. We will acquire a diverse workforce and further promote the advancement of female employees and senior employees. We will also carry out reskilling and create more flexible workstyles.

[Governance]

In the face of increasingly diverse management risks, we will work to improve the effectiveness of the Board of Directors. At the same time, we will enhance compliance by enriching and expanding the Fuji Electric Compliance Program and promoting more active use of our Business Ethics Whistle-Blowing Systems. Furthermore, we will also strengthen our capability to cope with risks by making ongoing improvements in our BCP.

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[Dividends of Surplus]

Policies Relating to Decisions on the Dividend of Surplus, etc.

We intend to return profit gained through business activities to shareholders. At the same time—while maintaining and strengthening our management foundation—we intend to appropriate profit for consolidated shareholders’ equity in order to secure internal reserves for research and development, capital investment, human resources development, and other investments reflecting a medium- to long-term viewpoint.

We will determine the amount of dividends to be paid from retained earnings in light of the above medium- to long-term business cycle; our policy of paying stable and continuous dividends; and comprehensive consideration of the business results of the relevant fiscal year, research and development and capital investment plans for future growth, and business conditions.

We regard the acquisition of treasury shares as a flexible mechanism to supplement dividends when warranted by the cash flow position.

Moreover, the capital strategies as prescribed by Article 459, Paragraph 1 of the Companies Act, shall be conducted with a view to strengthening consolidated shareholders’ equity.

Also the matters prescribed by Article 459, Paragraph 1 of the Companies Act will be decided by resolution of the Board of Directors, or the Ordinary General Meeting of Shareholders.

Year-End Dividend for Fiscal Year Ended March 31, 2024

Based on the policies relating to decisions on the dividend of surplus, etc. described in the above, the Company resolved to pay a year-end dividend of ¥75 per share at the meeting of the Board of Directors held on May 23, 2024, with due consideration given to the consolidated operating results for the current and next period, financial conditions, and other factors.

The annual dividend for the fiscal 2023 amounted to ¥135 per share including the amount of interim dividend.

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[Consolidated Financial Results and Trends in Assets]

Classification		145th term Fiscal 2020	146th term Fiscal 2021	147th term Fiscal 2022	148th term Fiscal 2023
Net sales	(¥ billion)	875.9	910.2	1,009.4	1,103.2
Operating profit	(¥ billion)	48.6	74.8	88.9	106.1
Ordinary profit	(¥ billion)	50.4	79.3	87.8	107.8
Profit attributable to owners of parent	(¥ billion)	41.9	58.7	61.3	75.4
Basic earnings per share	(¥)	293.52	410.68	429.50	527.57
Total assets	(¥ billion)	1,052.0	1,117.1	1,181.6	1,271.2
Annual dividend per share	(¥)	85.0	100.0	115.0	135.0

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[Remuneration for Directors and Audit & Supervisory Board Members]

Policy on the Determination of Remuneration for Directors and Audit & Supervisory Board Members

(1)	Details of the policy

In accordance with the Board of Directors’ resolutions, the Company set the policy on determination of remuneration for the Company’s Directors and Audit & Supervisory Board Members as described below.

In paying remuneration etc. to Directors and Audit & Supervisory Board Members of the Company, the Company considers its duty to respond to the mandate of the shareholders, acquire and maintain excellent personnel and provide incentive for improvement in earnings performance, and it has in place a remuneration system with set remuneration levels.

While considering changes in the business environment and data objectively compiled by third parties, the Company continuously examines the suitability of the remuneration system and the remuneration levels and whether there is a need to make changes.

1.	Standing Directors

Since Standing Directors are charged with a duty to improve consolidated results for each fiscal year and realize medium- to long-term improvement in corporate value, their remuneration is structured and managed as follows.

(i)	Base remuneration

Base remuneration shall be paid as a monthly financial sum determined in advance, applicable to that senior management rank, and at certain time of the month.

A portion of the remuneration of Standing Directors, applicable to that senior management rank, shall be contributed to the Director Shareholding Association to share the economic interests of shareholders and as an incentive to make management aware of share value.

(ii)	Performance-related remuneration

The amount of performance-related remuneration to be paid shall be decided by comprehensively taking into consideration consolidated results (net sales, operating profit, profit, dividends, etc.) using, as a basis, the consolidated ratio of operating profit to net sales, which is set as a key target in the medium-term management plan, for the previous year.

Performance-related remuneration shall be paid only in instances in which dividends are paid to shareholders from retained earnings, and at certain time of the year. The total amount of performance-related remuneration shall be within one percent of the consolidated profit for the fiscal year prior to the date of payment in order to make the linkage with consolidated results for each fiscal year more transparent.

In the consolidated ratio of operating profit to net sales for results in the fiscal year ended March 31, 2024, of 9.6%, the ratio of performance-related remuneration to remuneration was 56.5%.

2.	Standing Audit & Supervisory Board Members

Remuneration for Standing Audit & Supervisory Board Members shall be paid, at certain time of the month, as base remuneration as a monthly financial sum determined in advance, applicable to their senior management rank, since Standing Audit & Supervisory Board Members are charged with the duty of auditing the execution of duties across the entire Fuji Electric.

Standing Audit & Supervisory Board Members may acquire shares in the Company at their own discretion.

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3.	Outside Directors and Outside Audit & Supervisory Board Members

Remuneration for Outside Directors and Outside Audit & Supervisory Board Members shall be paid, at certain time of the month, as base remuneration as a monthly financial sum determined in advance, applicable to their senior management rank, since Outside Directors and Outside Audit & Supervisory Board Members are charged with the duty of supervising or auditing the execution of duties across the entire Fuji Electric.

Outside Directors and Outside Audit & Supervisory Board Members may acquire shares in the Company at their own discretion.

The Board of Directors has resolved to delegate the decision on amount of remuneration for each Director to Representative Director, Chairman of the Board and CEO Michihiro Kitazawa. The scope of his authority is to reflect evaluations of the performance in direct duties by each Director in line with the resolution passed in the Board of Directors, which is based on report by the Nomination and Remuneration Committee. To ensure this authority be exercised appropriately, the Nomination and Remuneration Committee has decided on a range within which bonuses shall be determined based on individual evaluation and the delegated authority shall be exercised within said range.

(2)	Method for determining the policy

The Company has established the Nomination and Remuneration Committee to discuss policies and standards relating to remuneration of Directors and Audit & Supervisory Board Members and details of remuneration of Directors and Audit & Supervisory Board Members. Consisting of a majority of Outside Directors and chaired by an Outside Director, the Nomination and Remuneration Committee considers changes in the business environment and data objectively compiled by third parties and discusses the suitability of policies and standards relating to remuneration and the remuneration levels before reporting to the Board of Directors. Thereby, the Board of Directors resolves on policy on the determination respecting details of said report.

(3)	Reasons for which the Board of Directors judges details of remuneration of Directors and Audit & Supervisory Board Members are in line with the policy for fiscal 2023

Regarding determination of remuneration for Directors and Audit & Supervisory Board members, the Nomination and Remuneration Committee makes consideration from various perspectives in matters such as whether is it in line with the policy on the determination and the Board of Directors respects the Committee’s report and judges it in line with the policy on the determination.

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Total Amount, etc. of Remuneration Paid to Directors and Audit & Supervisory Board Members for Fiscal 2023

Classification	Total Remuneration (¥ million)	Remuneration by Type (¥ million)		Number of Recipients
		Base Remuneration	Performance-related remuneration
Directors (Outside)	845 (50)	383 (50)	462 (-)	12 (6)
Audit & Supervisory Board Members (Outside)	91 (29)	91 (29)	- (-)	5 (3)
Total (Outside)	937 (79)	475 (79)	462 (-)	17 (9)

(Notes) 1.	The amounts of remuneration for Directors were resolved as follows at the 131st Ordinary General Meeting of Shareholders held on June 26, 2007, at the 137th Ordinary General Meeting of Shareholders held on June 25, 2013 and at the 146th Ordinary General Meeting of Shareholders held on June 28, 2022.

(1)	Directors (excluding Outside Directors)

Total amount of the fixed amount (i) and performance-related amount (ii) as below

(i)	within ¥450 million per year
(ii)	within one percent of the consolidated profit for the fiscal year prior to the date of payment
(2)	Outside Directors

within ¥100 million per year

The number of Directors at the conclusion of the 131st Ordinary General Meeting of Shareholders was eight (of which, two Outside Directors), the number of Directors at the conclusion of the 137th Ordinary General Meeting of Shareholders was ten (of which, three Outside Directors) and the number of Directors at the conclusion of the 146th Ordinary General Meeting of Shareholders was ten (of which, four Outside Directors).

2.	The amounts of remuneration for Audit & Supervisory Board Members were resolved as ¥120 million per year at the 131st Ordinary General Meeting of Shareholders held on June 26, 2007. The number of Audit & Supervisory Board Members at the conclusion of said General Meeting of Shareholders was five.
3.	Representative Director, Chairman of the Board and CEO Michihiro Kitazawa decides the amount of remuneration for each Director based on the resolution to delegate the decision to him by the Board of Directors. The scope of his authority is to reflect evaluations of the performance in duties by each Director in line with the resolution passed in the Board of Directors, which is based on report by the Nomination and Remuneration Committee. The reason for delegating this authority to a Representative Director is that the Company judges a Representative Director most suitable to make comprehensively evaluations based on the operating environment, the Company’s business results, and performance in direct duties by each Director. To ensure this authority be exercised appropriately, the Nomination and Remuneration Committee has decided on a range within which performance-related remuneration shall be determined based on individual evaluation and the delegated authority shall be exercised within said range.

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4.	As described earlier in “Policy on the Determination of Remuneration for Directors and Audit & Supervisory Board Members,” a portion of the base remuneration of Standing Directors shall be contributed to the Director Shareholding Association with the obligation to acquire shares of the Company. The following table shows the amount contributed to the Director Shareholding Association, including voluntary contributions, together with the amount of shares of the Company acquired.
	Contribution to Director Shareholding Association (¥ million)	Shares of the Company acquired (hundreds of shares)
Directors	31	48
Audit & Supervisory Board Members	6	9
(Note)	As used in this Business Report, the expression “Standing Directors” refers to executive directors as prescribed in Article 2, Item 15 of the Companies Act.

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[Corporate Overview]

Share Information (as of March 31, 2024)

1.	Authorized shares:	320,000,000
2.	Issued shares:	149,296,991
3.	Number of shareholders:	40,930

(a decrease of 1,592 from the end of the previous term)

4.	Shareholdings by type of shareholder
Classification	Number of shareholders (persons)	Number of shares (shares)	Ratio of shareholding (%)
Financial institutions/Securities firms	129	60,896,310	40.79
Other domestic corporations	435	8,490,658	5.69
Foreigners	888	59,796,629	40.05
Individuals and others	39,478	20,113,394	13.47
Total	40,930	149,296,991	100.00
(Note)	“Individuals and others” includes treasury shares.
5.	Top ten shareholders
Name	Number of shares (thousands of shares)	Ratio of shareholding (%)
The Master Trust Bank of Japan, Ltd. (Trust Account)	25,108	17.58
Custody Bank of Japan, Ltd. (Trust Account)	17,024	11.92
Asahi Mutual Life Insurance Company	3,955	2.77
National Mutual Insurance Federation of Agricultural Cooperatives	3,059	2.14
MSIP CLIENT SECURITIES	2,691	1.88
FANUC CORPORATION	2,684	1.88
STATE STREET BANK WEST CLIENT – TREATY 505234	2,409	1.69
SSBTC CLIENT OMNIBUS ACCOUNT	2,226	1.56
FURUKAWA CO., LTD.	2,205	1.54
NORTHERN TRUST CO. (AVFC) RE FIDELITY FUNDS	2,138	1.50

(Notes) 1. Treasury shares of 6,466,915 shares are excluded from the above list of top ten shareholders.

2. Ratio of shareholding is calculated by deducting treasury shares from the total number of issued shares based on the provisions of the Ordinance for Enforcement of the Companies Act.

Type of Bonds with Share Acquisition Rights (as of March 31, 2024)

Not applicable.

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Status of Directors and Audit & Supervisory Board Members

1.       Directors and Audit & Supervisory Board Members

Name	Positions and direct duties in the Company
Michihiro Kitazawa	Representative Director	Nomination and Remuneration Committee member
Chairman of the Board and CEO (Chief Executive Officer)
Shiro Kondo	Representative Director	President
	President and COO (Chief Operating Officer)	Nomination and Remuneration Committee member
Toshihito Tamba	Outside Director	Nomination and Remuneration Committee chairman
Yukari Tominaga	Outside Director	Nomination and Remuneration Committee member
Yukihiro Tachifuji	Outside Director	Nomination and Remuneration Committee member
Tomonari Yashiro	Outside Director	Nomination and Remuneration Committee member
Michio Abe	Director	Senior Managing Executive Officer
In charge of Production & Procurement and Power Generation Business
Junichi Arai	Director	Senior Managing Executive Officer
Corporate General Manager, Corporate Management Planning
Headquarters
General Manager, Export Administration Office
In charge of compliance management
Toru Hosen	Director	Senior Managing Executive Officer
Corporate General Manager, Semiconductors Business Group
Hiroshi Tetsutani	Director	Managing Executive Officer
Corporate General Manager, Industry Business Group
Yoshio Okuno	Standing Audit & Supervisory Board Member
Junichi Matsumoto	Standing Audit & Supervisory Board Member
Tetsuo Hiramatsu	Outside Audit & Supervisory Board Member
Hirohiko Takaoka	Outside Audit & Supervisory Board Member
Yuko Katsuta	Outside Audit & Supervisory Board Member

(Notes) 1. The term of Directors has been set as one (1) year in order to clarify the management responsibilities of individual Directors with regard to each given fiscal year and construct a management system that can quickly respond to changes in the operating environment.

2.	The Company has established the Nomination and Remuneration Committee as an advisory body to the Board of Directors to further enhance corporate governance by strengthening the fairness, transparency and objectivity of the procedures relating to the nomination and remuneration of Directors and Audit & Supervisory Board Members.

The majority of Nomination and Remuneration Committee members are Outside Directors and it is chaired by an Outside Director.

3.	We expect Outside Directors to play roles in strengthening the management supervisory function and ensuring adequacy and appropriateness of decision-making related to the execution of business. To this end, Mr. Toshihito Tamba, Mr. Yukihiro Tachifuji, who are experienced managers in listed companies, Ms. Yukari Tominaga, who has extensive experience in corporate management, and Mr. Tomonari Yashiro, who is an expert in academic fields closely related to Fuji Electric’s business, were selected as Outside Directors at the General Meeting of Shareholders as persons who have an understanding of the Fuji Electric’s management, as well as insights and experience necessary for making multifaceted management decisions.

Mr. Toshihito Tamba, Ms. Yukari Tominaga, Mr. Yukihiro Tachifuji, and Mr. Tomonari Yashiro are reported as Independent Officers as stipulated by the Securities Listing Regulations of the Financial Instruments Exchanges.

4.	We expect Outside Audit & Supervisory Board Members, along with Outside Directors, to be conducive to ensuring the adequacy and legality of decision-making related to the execution of business, as well as to play roles in strengthening the management audit function, by giving advice and making suggestions about the entire spectrum of management activities at meetings of the Board of Directors and on other occasions. To this end, Mr. Tetsuo Hiramatsu, who is an experienced manager in a financial institution, Mr. Hirohiko Takaoka, who is an experienced Audit & Supervisory Board Member for a listed company, and Ms. Yuko Katsuta, who is an attorney-at-law, were selected as Outside Audit &

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Supervisory Board Members at the General Meeting of Shareholders upon obtaining approval at a meeting of the Audit & Supervisory Board as persons who have expertise and experience necessary for performing audits.

Mr. Tetsuo Hiramatsu, Mr. Hirohiko Takaoka, and Ms. Yuko Katsuta are reported as Independent Officers as stipulated by the Securities Listing Regulations of the Financial Instruments Exchanges.

5.	The financial, accounting and other expertise possessed by each Audit & Supervisory Board Member is as follows:
•	Standing Audit & Supervisory Board Member Yoshio Okuno is highly knowledgeable about sales & marketing and overall corporate management, which he has gained from his longstanding career in Fuji Electric as Representative Director, Executive Vice President and person in charge of the sales and other divisions mainly in the overseas plants.
•	Standing Audit & Supervisory Board Member Junichi Matsumoto is highly knowledgeable about financial and accounting matters and overall corporate management, which he has gained from his longstanding career in Fuji Electric as person in charge of finance and accounting division, including Director.
•	Outside Audit & Supervisory Board Member Tetsuo Hiramatsu is highly knowledgeable of financial and accounting matters and overall corporate management, which he has gained from his previous career in the management of financial institutions.
•	Outside Audit & Supervisory Board Member Hirohiko Takaoka is highly knowledgeable about auditing and overall corporate management, which he has gained from his career history having been a management executive of a company and an Audit & Supervisory Board Member for a listed company.
•	Outside Audit & Supervisory Board Member Yuko Katsuta is highly knowledgeable about overall corporate legal matters thanks to her involvement as an attorney-at-law in many corporate legal matters.
6.	The positions and direct duties of a Director were changed on April 1, 2024 as follows: Michio Abe Director
2.	Significant Concurrent Positions of Directors and Audit & Supervisory Board Members
(1)	Directors
Name	Significant concurrent positions
Toshihito Tamba	Executive Adviser, Tokyo Century Corporation
Yukari Tominaga	External Director, MORINAGA MILK INDUSTRY CO., LTD. Outside Director, Yashima & Co., Ltd. [retired on June 29, 2023] External Member of the Board, SB Technology Corp.
Yukihiro Tachifuji	Advisor, Mitsubishi Paper Mills Limited [retired on December 31, 2023]
Tomonari Yashiro

Professor, Kochi University of Technology [retired on December 31, 2023]

Specially-appointed Professor, Tokyo City University [retired on December 31, 2023] President, Tokyo City University [assumed office on January 1, 2024]

Hiroshi Tetsutani	Chairman, Shanghai Electric Fuji Electric Power Technology (Wuxi) Co., Ltd.

(Notes) 1. Information in brackets [ ] indicates the date on which the person began or ceased holding the concurrent position during the current fiscal year.

2.	Mr. Hiroshi Tetsutani retired from Chairman of Shanghai Electric Fuji Electric Power Technology (Wuxi) on April 1, 2024.
3.	There is no noteworthy relationship based on Article 124 of the Ordinance for Enforcement of the Companies Act between the Company and the other company where Outside Director serves concurrent position.

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(2)	Audit & Supervisory Board Members
Name	Significant concurrent positions
Tetsuo Hiramatsu

Chairman & Representative Director, Chuo-Nittochi Co., Ltd. [retired on June 26, 2023] Senior Advisor, Chuo-Nittochi Co., Ltd. [assumed office on June 26, 2023]

Chairman & Representative Director, Chuo-Nittochi Group Co., Ltd. [retired on June 26, 2023]

Yuko Katsuta	Attorney-at-law (Partner, ITN Partners)

(Notes) 1. Information in brackets [ ] indicates the date on which the person began or ceased holding the concurrent position during the current fiscal year.

2.	Besides the above, there is no noteworthy relationship based on Article 124 of the Ordinance for Enforcement of the Companies Act between the Company and the other companies where Outside Audit & Supervisory Board Members serve concurrent positions.

3.	Overview of Directors and Officers Liability Insurance Policy

The Company has concluded a Directors and Officers liability insurance policy with an insurance company, under which if claim for damages is made against the insured when such damage is caused by actions (including inactions) taken when performing duties as a corporate officer, compensations for such damages and court costs, etc. shall be reimbursed by said insurance. Directors, Audit & Supervisory Board Members and Executive Officers of the Company and its subsidiaries are insured, and for all who are insured under this insurance, the insurance premium shall be fully borne by the Company.

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4.	Status of Outside Directors and Outside Audit & Supervisory Board Members
(1)	Major activities
(i)	Outside Directors
Name	Number of attendance at the Board of Directors meetings (attended/held)	Opinions offered and overview duties performed regarding expected roles as an Outside Director
Toshihito Tamba	13/13

Mr. Toshihito Tamba is expected to fulfill the management supervisory function and has offered necessary opinions concerning the overall business management including the following items at the Board of Directors meetings as appropriate, based on his extensive experience and considerable insight as an experienced manager of a listed company. He has played an appropriate role in strengthening the management supervisory function and ensuring adequacy and appropriateness of important decision-making of Fuji Electric.

- Formulation of business plans by taking into account changes in the market environment

- Appropriate way of IR activities

Moreover, he attended all four Nomination and Remuneration Committee meetings held in the current fiscal year as the chairman and led the supervisory function in appointment of candidates for Directors and Audit & Supervisory Board Members and the process of determining remunerations for Directors and Audit & Supervisory Board Members from an objective and neutral standpoint.

Yukari Tominaga	13/13

Ms. Yukari Tominaga is expected to fulfill the management supervisory function and has offered necessary opinions concerning the overall business management including the following items at the Board of Directors meetings as appropriate, based on her extensive experience and considerable insight in corporate management. She has played an appropriate role in strengthening the management supervisory function and ensuring adequacy and appropriateness of important decision-making of Fuji Electric.

- Appropriate way of promoting the advancement of diverse personnel

- Initiatives to expand the IT solutions business

Moreover, she attended three Nomination and Remuneration Committee meetings held in the current fiscal year as a member of the committee and fulfilled the supervisory function in appointment of candidates for Directors and Audit & Supervisory Board Members and the process of determining remunerations for Directors and Audit & Supervisory Board Members from an objective and neutral standpoint.

Yukihiro Tachifuji	10/10

Mr. Yukihiro Tachifuji is expected to fulfill the management supervisory function and has offered necessary opinions concerning the overall business management including the following items at the Board of Directors meetings as appropriate, based on his extensive experience and considerable insight as an experienced manager of a listed company. He has played an appropriate role in strengthening the management supervisory function and ensuring adequacy and appropriateness of important decision-making of Fuji Electric.

- Initiatives to optimize inventory

- Strengthening of risk management in plant-related projects

Moreover, he attended three Nomination and Remuneration Committee meetings held in the current fiscal year as a member of the committee and fulfilled the supervisory function in appointment of candidates for Directors and Audit & Supervisory Board Members and the process of determining remunerations for Directors and Audit & Supervisory Board Members from an objective and neutral standpoint.

Tomonari Yashiro	10/10

Mr. Tomonari Yashiro is expected to fulfill the management supervisory function and has offered necessary opinions concerning the overall business management including the following items at the Board of Directors meetings as appropriate, based on his professional standpoint and considerable insight in sustainable architecture and innovation management. He has played an appropriate role in strengthening the management supervisory function and ensuring adequacy and appropriateness of important decision-making of Fuji Electric.

- Initiatives to realize a Decarbonized Society

- Strengthening of risk management in plant-related projects

Moreover, he attended three Nomination and Remuneration Committee meetings held in the current fiscal year as a member of the committee and fulfilled the supervisory function in appointment of candidates for Directors and Audit & Supervisory Board Members and the process of determining remunerations for Directors and Audit & Supervisory Board Members from an objective and neutral standpoint.

(Note)	Since Mr. Yukihiro Tachifuji and Mr. Tomonari Yashiro newly assumed the office of Director at the conclusion of the 147th Ordinary General Meeting of Shareholders held on June 27, 2023, the above status on attendance at the Board of Directors meetings refers to those meetings held after their assumption.

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(ii)	Outside Audit & Supervisory Board Members
Name	Number of attendance at the Board of Directors meetings Number of attendance at the Audit & Supervisory Board meetings (attended/held)	Opinions offered
Tetsuo Hiramatsu	12/13 8/9

Offered necessary opinions at meetings of the Board of Directors as appropriate, concerning the contents of meeting items and the Fuji Electric’s business activities, based on his extensive experience and considerable insight as an experienced manager in financial institutions. Also, at meetings of the Audit & Supervisory Board, confirmed the legality of business activities overall from the viewpoint of ensuring legal compliance, and offered appropriate opinions.

Hirohiko Takaoka	13/13 9/9

Offered necessary opinions at meetings of the Board of Directors as appropriate, concerning the contents of meeting items and the Fuji Electric’s business activities, based on his extensive experience and considerable insight as an experienced Full-time Audit & Supervisory Board Member, etc. of listed Companies. Also, at meetings of the Audit & Supervisory Board, confirmed the legality of business activities overall from the viewpoint of ensuring legal compliance, and offered appropriate opinions.

Yuko Katsuta	12/13 8/9

Offered necessary opinions at meetings of the Board of Directors as appropriate, concerning the contents of meeting items and the Fuji Electric’s business activities, based on her professional experience as an attorney-at-law. Also, at meetings of the Audit & Supervisory Board, confirmed the legality of business activities overall from the viewpoint of ensuring legal compliance, and offered appropriate opinions.

(2)	Outline of limited liability agreement with Outside Directors and Outside Audit & Supervisory Board Members

In accordance with laws and regulations and the Articles of Incorporation of the Company, the Company has concluded a limited liability agreement with each Outside Director and Outside Audit & Supervisory Board Member stipulating that in the event that he or she bears liability with regard to the Company, the maximum amount of his or her liability to the Company will be the amount of ¥6 million or the minimum amount for damages stipulated in the Companies Act, whichever is higher, so long as he or she has carried out his or her duties in good faith and in absence of gross negligence.

In the agreement, the Company has set forth articles to provide instruction ensuring that duties of due diligence as Outside Director or Outside Audit & Supervisory Board Member are fulfilled and these duties are executed sincerely even after the conclusion of the agreement to ensure the propriety of duties of Outside Director and Outside Audit & Supervisory Board Member.

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Matters Related to Accounting Auditor

1.	Designation of accounting auditor	ERNST & YOUNG SHINNIHON LLC
2.	Accounting auditor remuneration for the period
Category	Payment amounts (¥ million)
(i) Remuneration and other amounts payable by the Company for the period	184
(ii) Total profit on cash and other financial assets payable by the Company and its subsidiaries	345

(Notes) 1. In the audit contract between the Company and the accounting auditor, no distinction is made and no such distinction can be made substantially in the amounts of auditing fees under the Companies Act and audit fees under the Financial Instruments and Exchange Act. For this reason, the sum of these two is entered in the total amount under (i) above.

2.	The Audit & Supervisory Board confirmed and deliberated on the details of the audit plan of the accounting auditor, the execution of duties regarding an accounting audit, and the calculation basis of remuneration estimates upon receiving necessary documents and reports from Directors, related divisions of the Company, and the accounting auditor. As a result, the Audit & Supervisory Board believes these are appropriate and agrees to the amount of remuneration and other amounts payable to the accounting auditor.

3.	Policy for determining accounting auditor dismissal or non-reappointment

If any matters or circumstances surrounding the accounting auditor apply to any of the items under Article 340, Paragraph 1 of the Companies Act, and no improvement is expected, the Audit & Supervisory Board will dismiss the accounting auditor with the consent of all of the Audit & Supervisory Board Members.

In addition, if it is deemed impossible for the accounting auditor to perform its duties properly, the Audit & Supervisory Board may determine the content of a proposal concerning dismissal or non-reappointment of the accounting auditor which will be submitted to the Ordinary General Meeting of Shareholders.

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[The Fuji Electric Group]

Group Companies	(as of March 31, 2024 )

Fuji Electric

Energy

- Fuji Electric FA Components & Systems Co., Ltd.
- CHICHIBU FUJI CO., Ltd.
- Fuji Electric (Changshu) Co., Ltd.
- Fuji Tusco Co., Ltd.
- Reliable Turbine Services LLC
- Fuji Electric Technica Co., Ltd.
- Fuji Electric Dalian Co., Ltd.
- Fuji Electric Manufacturing (Thailand) Co., Ltd.
- Fuji SMBE Pte. Ltd. and other 15 companies

Industry

- Fuji Electric Meter Co., Ltd.
- Hakko Electronics Co., Ltd.
- Fuji Electric IT Solutions Co., Ltd.
- Fuji CAC Joint Stock Company
- Fuji Electric Motor (Dalian) Co., Ltd.
- Shanghai Electric Fuji Electric Power Technology (Wuxi) Co., Ltd.
- Fuji SEMEC Corp.
- Fuji Electric India Pvt. Ltd.
- FUJI FURMANITE CO., Ltd.*
- Fuji IT Co., Ltd.
- Fuji Electric FA Service Co., Ltd.
- FUJI ELECTRIC FRANCE S.A.S
- Fuji Electric (Zhuhai) Co., Ltd.
- WUXI FUJI ELECTRIC FA CO., LTD.
- Fuji SEMEC Inc.
- Fuji Gemco Private Limited
- FUJI FURUKAWA ENGINEERING & CONSTRUCTION CO., LTD.
- FUJI FURUKAWA E&C (THAILAND) CO., Ltd.*

Semiconductors

Food and Beverage Distribution

- HOEI PLASTICS CO., Ltd.
- Fuji Electric Retail Service Co., Ltd.
- Dalian Fuji Bingshan Vending Machine Sales Co., Ltd.
- MIE FUJI CO., Ltd.
- Dalian Fuji Bingshan Vending Machine Co., Ltd.
- FUJI ELECTRIC (HANGZHOU) SOFTWARE Co., Ltd.

Others

- Fuji Electric Finance and Accounting Support Co., Ltd.
- Fuji Office & Life Service Co., Ltd.
- METAWATER SERVICE Co., Ltd.*
- Fuji Electric Information Technology Center Co., Ltd.
- METAWATER Co., Ltd.*

Shared sales companies

- HOEI DENKI CO., LTD.
- HOEI HONG KONG CO., Ltd.
- HOKKAIDO FUJI ELECTRIC CO., Ltd.

Overseas sales companies

Production facilities company

- Fuji Electric F-Tech Co., Ltd.

(Notes) 1. The number of consolidated subsidiaries for fiscal 2023 including those above is 68 and the number of equity method affiliates is 4.

2.	Companies marked with an asterisk (*) are accounted for as equity method affiliates.

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Important Subsidiaries of the Corporate Group	(as of March 31, 2024 )
Company name	Fuji Electric FA Components & Systems Co., Ltd.
The Company’s capital contribution	63.2%
Major business	Development, manufacturing and sales of control equipment and power receiving/distribution equipment.
Net sales (¥ billion)	47.0	Net assets (¥ billion) 41.9
Operating profit (loss) (¥ billion)	3.2	Capital (¥ billion) 7.6
Profit (loss) (¥ billion)	4.1	Number of employees 814

Company name	FUJI FURUKAWA ENGINEERING & CONSTRUCTION CO., LTD.
The Company’s capital contribution	46.1%
Major business

Designing and construction of plant facilities, air conditioning facilities, electrical engineering work, civil engineering work, solar power facilities, power transmission work, and information and communications work.

Net sales (¥ billion)	89.9	Net assets (¥ billion) 37.5
Operating profit (loss) (¥ billion)	7.2	Capital (¥ billion) 2.0
Profit (loss) (¥ billion)	5.3	Number of employees 1,171

Company name	Fuji Electric IT Solutions Co., Ltd.
The Company’s capital contribution	91.1%
Major business	Sales of computer and telecommunication equipment, development of information processing systems and provision of total solutions.
Net sales (¥ billion)	82.4	Net assets (¥ billion) 15.5
Operating profit (loss) (¥ billion)	4.6	Capital (¥ billion) 1.0
Profit (loss) (¥ billion)	3.1	Number of employees 670

Specified Wholly Owned Subsidiaries

Not applicable.

Important Corporate Realignments

Not applicable.

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Main Facilities of the Group (as of March 31, 2024)

1.	Energy

Domestic bases

Production bases	Kawasaki, Ichihara, Kobe, Ami machi (Ibaraki), Konosu, Otawara

Overseas bases

Fuji Electric Dalian Co., Ltd. (China), Fuji Electric (Changshu) Co., Ltd. (China), Fuji Electric Manufacturing (Thailand) Co., Ltd., Fuji Tusco Co., Ltd. (Thailand), Fuji SMBE Pte. Ltd. (Singapore), Reliable Turbine Services LLC (U.S.A.)

2.	Industry

Domestic bases

Production bases	Hino, Suzuka

Overseas bases

FUJI ELECTRIC FRANCE S.A.S, Fuji CAC Joint Stock Company (Vietnam), Fuji Electric (Zhuhai) Co., Ltd. (China), Fuji Electric Motor (Dalian) Co., Ltd. (China), WUXI FUJI ELECTRIC FA CO., LTD. (China), Shanghai Electric Fuji Electric Power Technology (Wuxi) Co., Ltd. (China), Fuji SEMEC Inc. (Canada), Fuji SEMEC Corp. (U.S.A.), Fuji Gemco Private Limited (India), Fuji Electric India Pvt. Ltd., FUJI FURUKAWA E&C (THAILAND) CO., Ltd.

3.	Semiconductors

Domestic bases

Production bases	Matsumoto, Minami Alps, Goshogawara

Overseas bases

Fuji Electric Hong Kong Co., Ltd. (China), FUJI ELECTRIC (SHENZHEN) CO., LTD. (China), FUJI ELECTRIC PHILIPPINES, INC., FUJI ELECTRIC (MALAYSIA) SDN. BHD.

4.	Food and Beverage Distribution

Domestic bases

Production bases	Yokkaichi

Overseas bases

Dalian Fuji Bingshan Vending Machine Co., Ltd. (China), Dalian Fuji Bingshan Vending Machine Sales Co., Ltd. (China), FUJI ELECTRIC (HANGZHOU) SOFTWARE Co., Ltd. (China)

5.	Others, Common

Domestic bases

Production bases	Shinagawa-ku (Tokyo), Chiba, Saitama, Sapporo, Sendai, Toyama, Kanazawa, Nagoya, Chiryu, Osaka, Kobe, Fukuoka, Hiroshima, Takamatsu, Naha

Overseas bases

FUJI ELECTRIC CORP. OF AMERICA, Fuji Electric Europe GmbH (Germany), Fuji Electric Asia Pacific Pte. Ltd. (Singapore), Fuji Electric (Thailand) Co., Ltd., PT Fuji Electric Indonesia, Fuji Electric Vietnam Co., Ltd., Fuji Electric (China) Co., Ltd., Fuji Electric Taiwan Co., Ltd., Fuji Electric Korea Co., Ltd., HOEI HONG KONG CO., Ltd. (China)

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Employees of Fuji Electric (as of March 31, 2024)

(Persons)

Business segment	Number of employees	Year-on-year change
Energy	7,871	239
Industry	9,892	76
Semiconductors	6,032	118
Food and Beverage Distribution	1,891	(10)
Others	1,639	(221)
Total	27,325	202

(Note) The number of employees of the Company at the end of March 2024 is 10,711 (an increase of 153 from the end of the previous fiscal year).

Major Lenders (as of March 31, 2024)

Name of lenders	Balance of loans (¥ billion)
Mizuho Bank, Ltd.	14.9
MUFG Bank, Ltd.	10.7
Resona Bank, Limited	10.0
The Norinchukin Bank	5.0

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(Reference) The corporate governance system and internal controls system of the Company

The Company’s corporate governance system consists of the Board of Directors, which performs the management supervisory function and important decision-making, and the Audit & Supervisory Board, which is in charge of the management auditing functions. As a company employing the corporate auditor system, the Audit & Supervisory Board suitably undertakes audits of the Company’s Directors and Executive Officers and guarantees objectivity and neutrality.

The Company actively appoints Outside Audit & Supervisory Board Members that satisfy the requirements for Independent Officers, endeavors to strengthen management supervisory and management auditing functions, and has established the Nomination and Remuneration Committee comprising a majority of Outside Officers as an advisory body to the Board of Directors.

Also, in order to separate the roles of management and execution, we have introduced the executive officer structure in an effort to clearly define the responsibilities of each business and streamline business execution. We are endeavoring to build an effective corporate governance system with the use of Executive Committee, which deliberates and reports on important matters related to management as an advisory body to the Chairman of the Board and CEO and the President and COO as well as other committees tasked with planning and promoting key business strategy issues and key external issues, such as legal compliance.

Details on the internal controls system of the Company is as stated in the following pages.

General Meeting of Shareholders
Appointment/ Dismissal
Appointment/ Dismissal
Appointment/ Dismissal
Board of Directors
Comprising 10 Directors (including 4 Outside Directors)
Audit
Audit & Supervisory Board
Comprising 5 Audit & Supervisory Board Members (including 3 Outside Audit & Supervisory Board Members)
Cooperation
Accounting Auditors
Consultation/ Recommendations
Nomination and Remuneration Committee
Oversight Report
Audit
Representative Director, Chairman of the Board, Chief Executive Officer
Representative Director, Director and President, Chief Operating Officer
Executive Committee
Committees
Internal Auditing Divisions

Major Regulations and Committees Comprising Internal Control Systems

- Corporate Philosophy
- Fuji Electric Code of Conduct
- Fuji Electric Job Authority Rules
- Fuji Electric Compliance Promotion Committee
- Fuji Electric Compliance Regulations
- Fuji Electric Compliance Program
- Business Ethics Whistle-Blowing Systems
- Fuji Electric Risk Management Rules
- Fuji Electric Rules for Prevention of Insider Trading
- Fuji Electric Group Contingency Plan for Emergency Situations
- Auditor Liaison Committee etc.

(as of March 31, 2024)

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Basic Policy on System of Internal Controls and Operation of the Internal Controls System

1.	Basic policy on system of internal controls

Based on the provisions of Article 362, Paragraph 5 of the Companies Act, as for the development of an internal control system as provided for in Article 362, Paragraph 4, Item 6 of the Companies Act and each Item of Article 100, Paragraphs 1 and 3 of the Ordinance for Enforcement of the Companies Act, the Board of Directors resolved to adopt the proposal as follows.

(1)	System for ensuring that Directors and employees carry out their duties in accordance with laws, regulations, and the Articles of Incorporation
(i)	The Company will repeatedly give explanations to employees of the Company and its subsidiaries on management principles applicable to the Company, and on the spirit behind the Criteria of Corporate Behavior, which serves as a code of behavior for all executives and employees, and ensure such principles and criteria are rigorously followed.
(ii)	The Company will establish and promote a compliance system as follows, based on internal regulations, to ensure the transparency and soundness of business execution.
-	The Compliance Promotion Committee is chaired by the Representative Director of the Company. It will ensure full compliance with laws, regulations, and social norms pertaining to the Company and its subsidiaries.
-	The Company will establish a compliance program that systematizes roles and responsibilities in terms of internal rules, daily monitoring, auditing, education, and other areas for each law and regulation, and carry out the program in accordance with the annual plan.
-	Compliance training is conducted for all full-time executives of the Company and its subsidiaries.
-	The Company will establish an internal reporting system that facilitates communication from employees of the Company and its subsidiaries to the President and COO of the Company and external attorneys-at-law, using a route that is independent of normal lines of communication. This is intended to prevent actions that violate laws, regulations, Articles of Incorporation, or internal rules before they occur, and aid the early discovery of such actions.
-	The establishment and promotion of the above systems will also enable the Company to provide an organized response aimed at rejecting antisocial forces and groups that threaten public order and the safety of private citizens.
(iii)	Internal auditing divisions of the Company under the jurisdiction of the President and COO conduct audits of the Company and subsidiaries. In addition, to ensure effective internal auditing, information on various activities is shared within the committee, which consists of members of internal auditing divisions of the Company and subsidiaries.

(2)	System for retaining and managing information pertaining to the performance of Directors

Internal regulations will be formulated to ensure accurate retention and management of records of important business and to ensure that Directors and Audit & Supervisory Board Members acquire knowledge of records. The regulations establish procedures for Directors, Audit & Supervisory Board Members, and managers involved in saving and storing records regarding access to information. Audit & Supervisory Board Members are also consulted in advance with regard to formulating, amending, or eliminating regulations.

(3)	Regulations for managing loss-related risk and other systems
(i)	The internal regulations will be formulated to systematically manage operational risks faced by the Company and its subsidiaries. Based on these regulations, the Company and its subsidiaries will establish appropriate risk management systems, and a system for managing specific group-wide risks will be established. The system involves the designation of departments to manage each category of risk.
(ii)	The Company will establish an emergency response manual to minimize damage

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incurred at the time of a crisis, such as a major disaster. The manual will prescribe the directors in charge of crisis management and establishment of a conference system and response headquarters to be activated when an emergency occurs.

(iii)	The internal auditing division audits the progress of risk management at the Company and its subsidiaries and reports the results to the President and COO.

(4)	System for ensuring effective execution of business by Directors
(i)	The Company will adopt the executive officer structure to separate management and execution, and accelerate decision-making procedures. The division of duties of each executive officer will be clarified by a resolution of the Board of Directors.

In addition, the internal regulations that prescribe the duties and authority of the Chairman of the Board and CEO, the President and COO, executive officers and employees will be formulated to clarify decision-making authority and locus of responsibilities with regard to business execution.

(ii)	Executive Committee will be established as a permanent corporate body to advise the Chairman of the Board and CEO and the President and COO. It will comprise the Chairman of the Board and CEO, the President and COO, the Company’s executive officers and other individuals, and will deliberate and formulate reports on important matters pertaining to the management. The Company’s Representative Director will communicate the deliberations and reports of Executive Committee to the Company’s Board of Directors as necessary.
(iii)	To formulate annual and medium-term management plans for the Company and its subsidiaries and to share information, Executive Committee and the Company’s Board of Directors will confirm, evaluate, and review progress for each business division on a monthly basis.

(5)	System to ensure reliable financial reporting

The Company will formulate internal regulations to ensure the appropriateness of documents and other information related to financial settlements as stipulated by the Financial Instruments and Exchange Act. Based on these regulations, the Company will build internal controls for financial reporting, appropriately conduct evaluations and reporting, and report the results of evaluations to the Board of Directors.

(6)	System for ensuring the appropriate administration of the company group comprising the Company and its subsidiaries
(i)	The Company will formulate internal regulations that prescribe authority and responsibilities pertaining to business execution of the Company and its subsidiaries. Based on these regulations, the Company will ensure systematic and efficient management.

In addition, the Company will request subsidiaries to comply with these regulations and report to the Company or obtain approval from the Company regarding important matters pertaining to business execution of subsidiaries.

(ii)	The Company will enhance systems to ensure appropriate administration for the items discussed above, to maximize the corporate value of the entire company group comprising the Company and its subsidiaries.

In addition, the Company will request the formulation of a basic policy on the establishment of a system that ensures subsidiaries conduct appropriate business activities as stipulated by the Companies Act, and will ensure the effectiveness of such systems.

(7)	Matters pertaining to employees assisting Audit & Supervisory Board Members, their independence from Directors, and ensuring the effectiveness of instructions to these employees
(i)	Employees assisting Audit & Supervisory Board Members shall be designated and the treatments for said employees shall respect opinions of Audit & Supervisory Board Members and require consents thereof.
(ii)	Audit & Supervisory Board Members may request the assistance of employees other than the designated employees in (i) above as necessary. Employees carrying out this work may do so independently of instructions or orders from Directors and prioritizing

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the business over other businesses.

(8)	System for reporting to Audit & Supervisory Board Members by Directors and employees, system for reporting to Audit & Supervisory Board Members by subsidiaries’ Directors, Audit & Supervisory Board Members, and employees or those who have received report from these persons, and other matters pertaining to reporting to Audit & Supervisory Board Members

Internal regulations will be established to ensure Audit & Supervisory Board Members acquire sufficient information for them to fulfill their duties. The regulations establish specific methods for ensuring Audit & Supervisory Board Members have opportunities to attend important meetings where decisions are made on business execution of the company group comprising the Company and its subsidiaries, for distributing regular reports and important documents from executives and employees of the Company and its subsidiaries to Audit & Supervisory Board Members, and for making it possible for Audit & Supervisory Board Members to otherwise collect information on the performance of duties by executives and employees of the Company and its subsidiaries.

(9)	System for ensuring that persons who report (8) above are not treated disadvantageously on the basis of making the report

The Company shall prohibit disadvantageous treatment of persons who report (8) above on the basis of making the report.

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(10)	Matters pertaining to procedures for advance payment or repayment of costs arising from the execution of duties by Audit & Supervisory Board Members and other matters pertaining to the policy for processing costs or liabilities arising from the execution of Audit & Supervisory Board Members’ duties

When Audit & Supervisory Board Members request the Company to make advance payment of costs, etc. pertaining to the execution of their duties, the Company will promptly process the payment, etc. except when it is deemed unnecessary for the execution of duties by Audit & Supervisory Board Members.

(11)	Other systems to ensure audits are conducted effectively by Audit & Supervisory Board Members

A committee comprising Audit & Supervisory Board Members from the Company and subsidiaries, which are large companies as defined by the Companies Act, and a committee comprising Audit & Supervisory Board Members, members of internal audit divisions, and accounting auditors work to strengthen communication among all auditing bodies and ensure the effectiveness of auditing practices for the entire company group comprising the Company and its subsidiaries.

2.	Overview of operation of the internal controls system

An overview of the operation of the internal controls system for the Company in the current fiscal year is as provided below.

(1)	System for ensuring that Directors and employees carry out their duties in accordance with laws, regulations, and the Articles of Incorporation

Regarding a compliance system, the Company holds the Compliance Promotion Committee chaired by the Representative Director twice a year. It deliberates on the operation of an internal reporting system as well as the implementation and implementation plan of a compliance program to make sure that there is no compliance violation that would have a material impact on the management of the Company and its subsidiaries.

In addition, the annual results and plans for the details deliberated at the Compliance Promotion Committee above are reported to the Board of Directors meeting once a year. The Company conducts internal audits on organizational management, risk management, compliance management, business execution, and accounting of the entire company group comprising the Company and its subsidiaries. This is done based on an internal audit plan and from the perspectives of compliance with laws and regulations related to business activities, reliability of financial reporting, protection of assets, and effectiveness and efficiency of business.

(2)	System for retaining and managing information pertaining to the performance of Directors

The Company appropriately retains and manages documents pertaining to the performance of Directors including minutes of the Board of Directors meetings and other related documents pursuant to the related laws and regulations as well as internal regulations.

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(3)	Regulations for managing loss-related risk and other systems

The Company systematically manages risks based on Fuji Electric Risk Management Rules. The Company strives to maximize the corporate value of the Company and its subsidiaries while minimizing the impact on management when risks materialize. It does so by fully and appropriately managing and addressing risks that may impact the management of the Company and its subsidiaries while preventing the materialization of risks (occurrence of critical situations) or reducing losses.

In preparation for the occurrence of major accidents, disasters, and other situations, the Company has established a business continuity plan (BCP), implemented drills based on the assumption of earthquakes and other disasters, and facilitated the dissemination, full enforcement, and increased efficiency of a BCP.

(4)	System for ensuring effective execution of business by Directors

Matters deliberated on by the Board of Directors are deliberated on and reported at the Executive Committee comprising the Chairman of the Board and CEO, the President and COO and the Company’s executive officers and other individuals prior to the Board of Directors meetings. In the current fiscal year, the Executive Committee met 24 times and business plans and important matters pertaining to the management of the Company and its subsidiaries were deliberated on and reported there appropriately based on the internal regulations that prescribe the duties and authority of the Chairman of the Board and CEO, the President and COO and executive officers and employees.

(5)	System to ensure reliable financial reporting

Regarding the internal control evaluation pertaining to financial reporting, the Company evaluates the effectiveness of internal controls for financial reporting of the company group comprising the Company and its subsidiaries. It does so upon selecting the scope of evaluation pursuant to evaluation criteria generally deemed fair and appropriate. The results of the evaluation are reported to the Board of Directors meeting once a year.

(6)	System for ensuring the appropriate administration of the company group comprising the Company and its subsidiaries

Based on internal regulations that prescribe authority and responsibilities pertaining to business execution of the Company and its subsidiaries, systematic and efficient management is ensured and important matters pertaining to business execution of subsidiaries are reported to the Company appropriately. Also, when needed, they are deliberated on and reported to Executive Committee or the Board of Directors meetings of the Company.

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(7)	Matters pertaining to employees assisting Audit & Supervisory Board Members, their independence from Directors, and ensuring the effectiveness of instructions to these employees
(i)	Employees assisting Audit & Supervisory Board Members shall be designated and the treatments for said employees shall respect opinions of Audit & Supervisory Board Members and require consents thereof.
(ii)	Employees carrying out assistance business based on requests from Audit & Supervisory Board Members are doing so independently of instructions or orders from Directors and prioritizing the business over other businesses.

(8)	System for reporting to Audit & Supervisory Board Members by Directors and employees, system for reporting to Audit & Supervisory Board Members by subsidiaries’ Directors, Audit & Supervisory Board Members, and employees or those who have received report from these persons, and other matters pertaining to reporting to Audit & Supervisory Board Members

Each Audit & Supervisory Board Member conducts audits by attending the Board of Directors and other important meetings, collecting information on the performance of duties by Directors, internal auditing divisions and others, viewing important approval forms and other documents, investigating the situation of business and assets at major offices, and if needed, requesting subsidiaries to report on their business.

(9)	System for ensuring that persons who report (8) above are not treated disadvantageously on the basis of making the report

The Company makes executives and employees well aware of the fact that it is prohibited to treat persons who report to Audit & Supervisory Board Members disadvantageously.

(10)	Matters pertaining to procedures for advance payment or repayment of costs arising from the execution of duties by Audit & Supervisory Board Members and other matters pertaining to the policy for processing costs or liabilities arising from the execution of Audit & Supervisory Board Members’ duties

The Company promptly processes costs arising from the execution of duties by Audit & Supervisory Board Members based on requests from Audit & Supervisory Board Members.

(11)	Other systems to ensure audits are conducted effectively by Audit & Supervisory Board Members

The Audit & Supervisory Board meetings of the Company were held nine times in the current fiscal year. The Audit & Supervisory Board receives reports, deliberates on, and resolves important matters pertaining to auditing.

A committee comprising Audit & Supervisory Board Members from the Company and subsidiaries, which are large companies as defined by the Companies Act, and a committee comprising Audit & Supervisory Board Members, members of internal audit divisions, and accounting auditors are working to strengthen communication among all auditing bodies thereby ensuring the effectiveness of auditing practices for the entire company group comprising the Company and its subsidiaries.

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Basic Policy on Control of the Company

1.	Details of the basic policy

In implementing the Corporate philosophy and continuing to improve corporate value, Fuji Electric amasses unique technologies, experience and know-how, and strives to develop and maintain good relations with various stakeholders, including customers, partners, communities, and employees.

These are the Fuji Electric’s precious tangible and intangible assets, the Fuji Electric’s DNA, and resources that support the creation of corporate value for Fuji Electric.

Based on that philosophy, the Company strives to manage in line with changes in the environment. The Company recognizes that the most effective countermeasures against share purchases that could damage the corporate value of Fuji Electric are increasing corporate value in the medium- to long-term vision and further raising the share of profits to shareholders, and strives to realize those aims.

Furthermore, the Company is actively engaging in a range of IR activities to ensure that the Fuji Electric’s share value is properly understood. The Company will strive to further deepen understanding of Fuji Electric by issuing reports on its performance including quarterly financial reports and holding plant tour programs for the shareholders.

The Board of Directors recognizes that the free trade of shares by shareholders is a reality as a listed company, and believes that the question of whether or not large-scale purchases of shares in the Company by specific individuals should be permitted is a matter that should ultimately be delegated to the shareholders.

However, corporate acquisitions undertaken to profit unduly from selling a company’s shares at the highest price do occur. The Board of Directors does not believe that any parties who engage in any such large-scale share purchases of the Company’s shares or table proposals which do not contribute to the corporate value of Fuji Electric or the mutual benefit of the shareholders are suitable parties to control the Company’s finances and the determination of its business policy.

At this point in time, no specific threat related to large-scale purchases of the Company’s shares has emerged. Moreover, the Company has not yet put in place any specific preventative measures (so-called “poison pill”) against the emergence of a takeover threat.

However, the Board of Directors will, as a managerial duty to the shareholders, establish an internal system to install measures against any large-scale purchases of the Company’s shares that threaten the corporate value of Fuji Electric or the mutual benefit of the shareholders.

2.	The Fuji Electric’s measures to realize the basic policy
(1)	Initiatives to improve corporate value of Fuji Electric

As our basic strategy for sustainable growth, Fuji Electric aims to create growth on the global market based on our power electronics technologies cultivated over many years, which handle electrical energy universally, backed by energy and environmental investments projected to take place in many countries.

To realize this, we will rapidly shift our managerial resources to the field of “energy and the environment,” aiming to maximize our corporate value and contribute to the resolution of social and environmental issues as a “company that contributes to the global society through business.”

(2)	Measures to prevent control of the Company by undesirable parties as described in the basic policy

The Company will, based on 1. Details of the basic policy above, strive to establish an internal system in view of any potential or actual purchases of the Company’s shares that threaten the corporate value of Fuji Electric or the mutual benefit of the shareholders.

Specifically, the Company will very carefully monitor daily trading movements and shareholder changes and at the same time put in place a first-response manual for contingencies, and establish a framework for collaboration with external experts. The Company will determine

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specific preventative measures in a timely and appropriate manner, and strive towards the enhancement of internal systems.

Furthermore, the Company will continue to consider the introduction of a “poison pill,” from the viewpoints of ensuring and increasing the corporate value of Fuji Electric or the mutual benefit of the shareholders, based on the opinions and judgments of the legal system and the relevant authorities, social trends, and the opinions of our stakeholders.

3.	The decisions and rationale of the Board of Directors regarding the measures above

Because the measures referred to in 2. (1) above mean: to maintain and enhance the corporate value of the Company over the medium-term, and ensure that the measures in 2. (2) establish internal systems to respond to large-scale purchases of the Company’s shares that threaten the corporate value of Fuji Electric or mutual benefits of shareholders, the Board of Directors confirmed and resolved at its meeting that these measures comply with the basic policy in 1. above, and neither measure represents a threat to the mutual benefits of the shareholders or is a means to maintain the members of the current top management team in their positions.

Further, the resolution was unanimously agreed upon at an Audit & Supervisory Board meeting, provided that the specific operations of the measures described in 2. above are conducted properly.

････････････････････････････････････････････････････････････････････････････････････

(Notes)	1.	Amounts less than a unit are rounded to the nearest yen in the Business Report.
	2.	The number of shares shown in the Business Report are rounded down to the nearest whole unit.
	3.	As used in this Business Report, the expression “Fuji Electric” refers to the company group comprising the Company, its subsidiaries, and affiliates.
4.	The business object in the future, stated in the Business Report is calculated based on given assumptions that we assess to be reasonable at the time of writing the Business Report. The description may differ from the actual results, and we cannot guarantee the accuracy of the content.

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Consolidated Balance Sheets

(as of March 31, 2024)			(¥ Millions)
[Assets]		[Liabilities]
Current assets	763,072	Current liabilities	475,342
Cash and deposits	66,186	Notes and accounts payable - trade	207,408
Notes receivable - trade	77,134	Short-term borrowings	40,259
Accounts receivable - trade	257,372	Commercial papers	36,000
Contract assets	95,622	Lease obligations	20,283
Merchandise and finished goods	77,539	Accrued expenses	55,859
Work in process	51,772	Income taxes payable	19,676
Raw materials and supplies	96,823	Contract liabilities	55,007
Other	50,958	Provision for product warranties	2,724
Allowance for doubtful accounts	-10,337	Other	38,122
Non-current assets	508,064	Non-current liabilities	134,359
Property, plant and equipment	311,456	Bonds payable	20,000
Buildings and structures	103,829	Long-term borrowings	15,100
Machinery, equipment and vehicles	73,555	Lease obligations	28,711
Tools, furniture and fixtures	11,696	Deferred tax liabilities	840
Land	35,870	Provision for retirement benefits for directors
Leased assets	41,552	(and other officers)	79
Construction in progress	42,504	Retirement benefit liability	63,803
Other	2,446	Other	5,824
		Total liabilities	609,701
Intangible assets	25,462
Software	10,024	[Net assets]
Other	15,437	Shareholders’ equity	509,278
		Share capital	47,586
Investments and other assets	171,145	Capital surplus	45,954
Investment securities	118,427	Retained earnings	423,135
Long-term loans receivable	4,521	Treasury shares	-7,397
Deferred tax assets	11,478
Net defined benefit asset	25,401	Accumulated other comprehensive income	93,237
Other	13,745	Valuation difference on available-for-sale securities	54,717
Allowance for doubtful accounts	-2,429	Deferred gains or losses on hedges	-35
		Foreign currency translation adjustment	37,772
		Remeasurements of defined benefit plans	782
Deferred assets	37
Bond issuance costs	37	Non-controlling interests	58,956

		Total net assets	661,472
Total assets	1,271,174	Total liabilities and net assets	1,271,174

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Consolidated Statements of Income

(from April 1, 2023 to March 31, 2024)		(¥ Millions)
Net sales		1,103,214
Cost of sales		799,925
Gross profit		303,289
Selling, general and administrative expenses		197,222
Operating profit		106,066
Non-operating income
Interest and dividend income	3,346
Miscellaneous income	4,557	7,903
Non-operating expenses
Interest expenses	2,101
Miscellaneous expenses	4,046	6,147
Ordinary profit		107,822
Extraordinary income
Gain on sales of non-current assets	966
Gain on sales of investment securities	7,587	8,554
Extraordinary losses
Loss on disposal of non-current assets	1,441
Loss on valuation of investment securities	171
Loss on sale of investment securities	732	2,344
Profit before income taxes		114,032
Income taxes - current	32,118
Income taxes - deferred	-156	31,961
Profit		82,070
Profit attributable to non-controlling interests		6,717
Profit attributable to owners of parent		75,353

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Consolidated Statement of Changes in Equity

(from April 1, 2023 to March 31, 2024)	(¥ Millions)

	Shareholders’ equity
	Share capital	Capital surplus	Retained earnings	Treasury shares	Total shareholders’ equity
Balance at April 1, 2023	47,586	45,953	364,922	-7,370	451,091
Changes of items during the period
Dividends of surplus			-17,139		-17,139
Profit attributable to owners of parent			75,353		75,353
Purchase of treasury shares				-26	-26
Disposal of treasury shares		0		0	0
Net changes of items other than shareholders’ equity
Total changes of items during the period	-	0	58,213	-26	58,186
Balance at March 31, 2024	47,586	45,954	423,135	-7,397	509,278

(¥ Millions)

	Accumulated other comprehensive income					Non-controlling interests	Total net assets
	Valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Foreign currency translation adjustment	Remeasurements of defined benefit plans	Total accumulated other comprehensive income
Balance at April 1, 2023	45,550	241	22,222	-2,013	66,000	54,976	572,068
Changes of items during the period
Dividends of surplus					-		-17,139
Profit attributable to owners of parent					-		75,353
Purchase of treasury shares					-		-26
Disposal of treasury shares					-		0
Net changes of items other than shareholders’ equity	9,167	-277	15,550	2,796	27,236	3,979	31,216
Total changes of items during the period	9,167	-277	15,550	2,796	27,236	3,979	89,403
Balance at March 31, 2024	54,717	-35	37,772	782	93,237	58,956	661,472

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Non-Consolidated Balance Sheet

(as of March 31, 2024)	(¥ Millions)

[Assets] Current assets	460,151	[Liabilities] Current liabilities	352,507
Cash and deposits	5,035	Accounts payable - trade	139,209
Notes receivable - trade	47,690	Short-term borrowings	43,266
Accounts receivable - trade	178,486	Commercial papers	36,000
Contract assets	66,188	Current portion of long-term borrowings	28,500
Merchandise and finished goods	26,005	Lease obligations	15,635
Work in process	37,836	Accounts payable - other	5,057
Raw materials and supplies	54,924	Accrued expenses	34,392
Advance payments - trade	18,542	Income taxes payable	8,365
Accounts receivable - other	19,032	Contract liabilities	29,506
Other	7,132	Deposits received	8,950
Allowance for doubtful accounts	-724	Provision for product warranties	2,533
		Other	1,091
Non-current assets	382,319	Non-current liabilities	116,362
Property, plant and equipment	151,432	Bonds payable	20,000
Buildings	59,055	Long-term borrowings	15,100
Structures	2,334	Lease obligations	21,806
Machinery and equipment	21,066	Provision for retirement benefits	48,041
Vehicles	78	Asset retirement obligations	2,018
Tools, furniture and fixtures	5,088	Other	9,396
Land	24,199
Leased assets	31,690
Construction in progress	7,919	Total liabilities	468,869
Intangible assets	8,759	[Net assets]
Software	6,302	Shareholders’ equity	319,066
Other	2,456	Share capital	47,586
Investments and other assets	222,127	Capital surplus	56,825
Investment securities	96,336	Legal capital surplus	56,777
Shares of subsidiaries and associates	97,275	Other capital surplus	47
Investments in capital	383	Retained earnings	222,245
Long-term loans receivable	3,777	Legal retained earnings	11,515
Prepaid pension costs	14,814	Other retained earnings	210,730
Deferred tax assets	8,316	Reserve for promotion of open innovation	17
Other	3,210	Retained earnings brought forward	210,713
Allowance for doubtful accounts	-1,986	Treasury shares	-7,590

		Valuation and translation adjustments	54,571
Deferred assets	37	Valuation difference on available-for-sale securities	54,607
Bond issuance costs	37	Deferred gains or losses on hedges	-35
		Total net assets	373,638
Total assets	842,508	Total liabilities and net assets	842,508

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Non-Consolidated Statements of Income

(from April 1, 2023 to March 31, 2024)	(¥ Millions)
Net sales		694,920
Cost of sales		531,066
Gross profit		163,854
Selling, general and administrative expenses		118,889
Operating profit		44,964
Non-operating income
Interest and dividend income	20,986
Other	2,378	23,365
Non-operating expenses
Interest expenses	972
Other	1,562	2,534
Ordinary profit		65,794
Extraordinary income
Gain on sales of non-current assets	18
Gain on sales of investment securities	6,103
Gain on sale of shares of subsidiaries
and associates	271	6,392
Extraordinary losses
Loss on disposal of non-current assets	1,089
Loss on sale of investment securities	12
Loss on valuation of shares of
subsidiaries and associates	1,529
Loss on sale of shares of subsidiaries
and associates	713
Other	2,932	6,278
Profit before income taxes		65,908
Income taxes - current	12,459
Income taxes - deferred	-37	12,422
Profit	53,486

83

Non-Consolidated Statement of Changes in Equity

(from April 1, 2023 to March 31, 2024)	(¥ Millions)

	Shareholders’ equity
	Share capital	Capital surplus			Retained earnings				Treasury shares	Total shareholders’ equity
		Legal capital surplus	Other capital surplus	Total capital surplus	Legal retained earnings	Other retained earnings		Total retained earnings
						Reserve for promotion of open innovation	Retained earnings brought forward
Balance at April 1, 2023	47,586	56,777	47	56,824	11,515	-	174,384	185,899	-7,563	282,746
Changes of items during the period
Provision of reserve for promotion of open innovation				-		17	-17	-		-
Dividends of surplus				-			-17,139	-17,139		-17,139
Profit for the year				-			53,486	53,486		53,486
Purchase of treasury shares				-				-	-26	-26
Disposal of treasury shares			0	0				-	0	0
Net changes of items other than
shareholders’ equity
Total changes of items during the period	-	-	0	0	-	17	36,329	36,346	-26	36,320
Balance at March 31, 2024	47,586	56,777	47	56,825	11,515	17	210,713	222,245	-7,590	319,066

	Valuation and translation adjustments			Total net assets
	Valuation difference on available- for-sale securities	Deferred gains or losses on hedges	Total valuation and translation adjustments
Balance at April 1, 2023	45,275	241	45,517	328,263
Changes of items during the period
Provision of reserve for promotion of open innovation			-	-
Dividends of surplus			-	-17,139
Profit for the year			-	53,486
Purchase of treasury shares			-	-26
Disposal of treasury shares			-	0
Net changes of items other than shareholders’ equity	9,331	-277	9,054	9,054
Total changes of items during the period	9,331	-277	9,054	45,374
Balance at March 31, 2024	54,607	-35	54,571	373,638

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Access to the Venue

Place:	Galaxy Room, 2nd Basement, Westin Hotel Tokyo 4-1 Mita 1-chome, Meguro-ku, Tokyo

(within Yebisu Garden Place)

TEL: +81-3-5423-7000 (main number)

Access by Train (JR)

Take the train to JR Ebisu Station (East Exit). The venue is about twelve minutes from the station via the “Yebisu Skywalk” moving walkway.

Access by Subway

Take the Hibiya Line to Ebisu Station (Exit No. 1 in the JR direction). The venue is about fifteen minutes from the station via the “Yebisu Skywalk” moving walkway.

In the case of rain, note that you can reach the venue without having to use an umbrella by using the underground passageway that extends from the end of the “Yebisu Skywalk” moving walkway to the venue.

Access by Car

Please note that heavy traffic is expected near the venue on the day. Where possible, other forms of transport are recommended.

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Notes to the Non-Consolidated Financial Statements

Matters Related to Significant Accounting Policies

1.	Valuation standards and methods for securities
(1)	Shares in subsidiaries and affiliates

Valued at cost using the moving average method.

(2)	Available-for-sale securities

Securities other than shares, etc. that do not have quoted market prices

Valued using the fair value method (valuation differences are included directly in net assets, and the cost of securities sold is determined by the moving average method).

Shares, etc. that do not have quoted market prices

Valued at cost using the moving average method.

2.	Valuation standards and methods for inventories
(1)	Finished goods and work in process

Valued at cost, mainly using the specific identification method or the weighted average method (the balance sheet values are calculated by writing down the book values based on reduced profitability).

(2)	Raw materials and supplies

Valued using the last purchase cost method.

3.	Depreciation method for non-current assets
(1)	Property, plant, and equipment (excluding lease assets) The straight-line method is used.
(2)	Intangible assets (excluding lease assets) The straight-line method is used.

Software for internal use is amortized on a straight-line basis over its internal useful life (5 years).

(3)	Leased assets

The straight-line method is used by considering the lease period as the useful life of the asset, with no residual value.

4.	Standards for recording provisions
(1)	Allowance for doubtful accounts

To provide for potential losses on accounts receivable and other receivables, an estimated amount of uncollectible receivables is recorded based on historical write-off rates for general receivables and a case- by-case determination of collectability for doubtful accounts and other specific receivables.

(2)	Provision for retirement benefits

To provide for the payment of retirement benefits to employees, the provision for retirement benefits is recorded based on an estimated amount of retirement benefit liabilities and pension assets as of the end of the current fiscal year.

(i)	Method of attributing estimated retirement benefits to periods of service

When calculating the retirement benefit liabilities, an estimated amount of retirement benefits is allocated to the period through the end of the current fiscal year based on a standard benefit calculation formula.

(ii)	Method of recording actuarial differences and prior service costs as an expense

Prior service costs are amortized on a straight-line basis over a specified number of years within the average remaining service years of the employees at the time the costs are incurred.

Actuarial differences arising in each fiscal year are recorded as expenses from the following fiscal year by allocating the amounts on a straight-line basis over a specified period within the average remaining service years of the employees at the time the differences arise.

(3)	Provision for product warranties

To provide for the payment of expenses related to product quality warranties, an amount estimated to be necessary in the future is recorded based on historical actual costs and estimated costs for specific projects.

5.	Standards for recording revenues and expenses

Based on the following five-step approach, the Company recognizes revenue from promised transfer of goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for such goods or services.

86

Step 1: Identify the contract with the customer.

Step 2: Identify the performance obligations under the contract.

Step 3: Calculate the transaction value.

Step 4: Allocate the transaction value to the performance obligations under the contract.

Step 5: Recognize revenue when (or as) the performance obligations are fulfilled.

The Company is engaged in a broad range of business activities including product development, manufacturing, sales, and service. The major performance obligations in the Company’s principal businesses related to revenue from contracts with customers and the timing of when such performance obligations are typically fulfilled (i.e., when revenue is recognized) are as follows.

(1)	Sales of standard products and other products

For this performance obligation, control over relevant assets is deemed to be transferred to the customer at a specific point in time.

In the case of domestic sales, the Company recognizes revenue primarily at the time of shipment because the period from the time of shipment to the time when control of the product is transferred to the customer is a normal period of time (application of the shipment basis). For domestic sales for which the shipment basis is not applied, revenue is recognized when the product is delivered to the customer.

For export transactions, revenue is recognized at the time of delivery to the customer as defined in the trade terms.

(2)	Sales of made-to-order products, and undertaking and provision of construction services under construction contracts

These performance obligations are deemed to be fulfilled over a certain period of time, and a method in which revenue is recognized over a certain period of time based on the estimated degree of progress toward fulfillment of the performance obligation is applied (the degree of progress toward fulfillment of the performance obligation is estimated based on the cost-based input method). The progress toward fulfillment of the performance obligation is determined based on the percentage of the cost incurred by the end of the fiscal year to the estimated total cost of the project. If the progress cannot be reasonably estimated, revenue is recognized on a cost recovery basis only for the portion of the costs incurred that is expected to be recovered. For maintenance contracts, etc. under which services are provided to customers equally over the contract period, the Company recognizes revenue on a straight-line basis over the contract period. When the invoice amount (right to invoice) directly corresponds to the amount of consideration for the portion of the obligation performed, the Company recognizes revenue in the amount it is entitled to invoice. For estimating the progress toward fulfillment of the performance obligation, the Company uses a method that appropriately reflects the transfer of control and applies it consistently to similar performance obligations. The progress toward fulfillment of performance obligations is reviewed at the end of each fiscal year as appropriate.

6.	Standards for translation of assets or liabilities denominated in foreign currencies into Japanese yen Receivables and payables denominated in foreign currencies are translated into Japanese yen at the spot exchange rates prevailing at the end of the fiscal year, with translation differences recognized as gains or losses.
7.	Hedge accounting methods

Deferred hedge accounting is applied. Forward exchange contracts that meet the conditions for the allocation method (furiate shori) are accounted for using the allocation method.

8.	Other important matters for the preparation of financial statements
(1)	Retirement benefit accounting

The method of accounting for unrecognized actuarial differences and unrecognized prior service costs related to retirement benefits differs from the method of accounting for these items in the consolidated financial statements.

(2)	Application of group aggregation system The group aggregation system is applied.

Notes on Changes in Accounting Policies That are Difficult to Distinguish from Changes in Accounting Estimates

Change in the depreciation method for property, plant, and equipment

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The Company had previously depreciated its property, plant, and equipment (excluding leased assets) mainly using the declining balance method but has changed to the straight-line method from the current fiscal year.

Under the medium-term management plan “Reiwa Prosperity 2023” for the period from fiscal year ending March 31, 2020 to fiscal year ending March 31, 2024, the Group has focused its management resources on the power electronics and semiconductor businesses with the aim of strengthening these businesses, which are key drivers of the Group’s growth. In addition, the Group has promoted the strengthening and optimization of the production system at its domestic production bases through measures such as the sharing of a common platform and the shift to in-house production. Under these circumstances, in making large-scale capital investment to meet the growing demand for power semiconductors for electric vehicles, the Company re-examined the status of utilization of its domestic property, plant, and equipment. As a result, the production volume is expected to stabilize from the current fiscal year based on strong demand, and the operation of domestic property, plant, and equipment is expected to be more stable. Accordingly, the Company determined that the straight-line method, which allocates expenses evenly over the useful lives of the assets, more appropriately reflects the actual utilization of the property, plant, and equipment.

As a result of this change, operating profit, ordinary profit, and profit before income taxes for the current fiscal year increased by 3,986 million yen each compared with those based on the previous method.

Notes on Significant Accounting Estimates

1.	Revenue recognized over a certain period of time based on the estimated progress toward fulfillment of the performance obligation
(1)	Amount recorded in the financial statements for the current fiscal year
Net sales	82,086 million yen
Balance of contracted assets	48,237 million yen
(Note)	The above amounts relate to sales of made-to-order products and undertaking and provision of construction services under construction contracts (“Construction Contracts, etc.”) for which revenue is recognized over a certain period based on the estimated progress toward fulfillment of the performance obligations but which have not been constructed, delivered, or completed as of the end of the current fiscal year. (This excludes projects for which all performance obligations have been fulfilled, as well as projects for which progress cannot be reasonably estimated and for which revenue is recognized on a cost recovery basis only for the portion of the costs incurred.)
(2)	Other information that contributes to the understanding of users of financial statements
(i)	Calculation method

For Construction Contracts, etc., the Company applies a method in which revenue is recognized over a certain period of time based on the estimated degree of progress toward fulfillment of the performance obligation (the degree of progress toward fulfillment of the performance obligation is estimated based on the cost-based input method). The progress toward fulfillment of the performance obligation is determined based on the percentage of the cost incurred by the end of the fiscal year to the estimated total cost of the project.

(ii)	Key assumptions

The estimated total cost is a key assumption because, although the estimated total cost is calculated by accumulating details based on estimates obtained from external parties, standard unit prices that have been approved internally, and other objective prices, it involves certain assumptions based on professional expertise and experience regarding Construction Contracts, etc.

(iii)	Impact on the financial statements of the following fiscal year

Since Construction Contracts, etc. generally have a long contract period, the terms of the contracts may be amended and material costs, labor costs, and other costs may fluctuate during the course of the performance of the contracts. In such cases, the degree of progress will change in line with the change in the estimated total cost, and such change may affect the amount of revenue recognized in the financial statements for the following fiscal year.

2.	Calculation of retirement benefit liabilities
(1)	Amount recorded in the financial statements for the current fiscal year
Balance of prepaid pension costs	14,814 million yen
Balance of provision for retirement benefits	48,041 million yen

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(2)	Other information that contributes to the understanding of users of financial statements
(i)	Calculation method

The Company has a defined benefit plan. The retirement benefit liabilities under the defined benefit plan are estimated using a standard benefit calculation formula based on the discount rate and basic actuarial rates (mortality rate, retirement rate, and salary increase rates, etc.).

(ii)	Key assumptions

The Company calculates the discount rate, which is a key assumption, using the yield curve equivalent approach based on yields on highly rated corporate bonds.

(iii)	Impact on the financial statements for the following fiscal year

If it becomes necessary to revise the discount rate used to calculate retirement benefit liabilities, it may affect the amount of prepaid pension costs and provision for retirement benefits in the financial statements for the following fiscal year.

Notes to Balance Sheets

1.	Accumulated depreciation of property, plant, and equipment	249,773 million yen

2.	Contingent liabilities

Guarantees of borrowings from financial institutions, etc.

Fuji Tusco Co., Ltd.	3,022 million yen
Fuji Electric (Thailand) Co., Ltd.	1,887 million yen
Reliable Turbine Services LLC	1,364 million yen
PT Fuji Electric Indonesia	671 million yen
Shanghai Electric Fuji Electric Power Technology (Wuxi) Co., Ltd.	416 million yen
Other	370 million yen
Total	7,733 million yen

3.	Receivables from and payables to associates
Short-term receivables	79,221 million yen
Long-term receivables	823 million yen
Short-term payables	127,900 million yen
Long-term payables	21,562 million yen

Notes to Statements of Income

Transactions with associates

Transaction volume from operating transactions
Net sales	173,294 million yen
Purchases	254,495 million yen
Transactions volume from non-operating transactions
Interest and dividend income	19,625 million yen
Interest expenses, Other	967 million yen

Notes to Statements of Changes in Equity

Class and number of treasury shares as of the end of the current fiscal year

Shares of common stock	6,466,915 shares

Notes on Tax Effect Accounting

Breakdown of main contributing factors to the deferred tax assets and liabilities

(1)	Deferred tax assets
Provision for retirement benefits	17,488 million yen
Investment securities	6,080 million yen
Inventories	5,217 million yen
Accrued employee bonuses	4,871 million yen

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Other	9,598 million yen
Subtotal of deferred tax assets	43,256 million yen
Valuation allowance	(9,776) million yen
Total deferred tax assets	33,480 million yen

(2)	Deferred tax liabilities
Valuation difference on available-for-sale securities	(24,100) million yen
Investment securities	(1,004) million yen
Other	(59) million yen
Total deferred tax liabilities	(25,164) million yen
Net deferred tax assets (liabilities)	8,316 million yen

Notes on Transactions with Related Parties

Subsidiaries and affiliates, etc.	(Millions of yen)

Category	Name of company, etc.	Percentage of voting rights, etc. held by the Company	Relationship with the related party	Transaction details	Transaction amount	Item	Balance at March 31, 2024
Subsidiary	Fuji Electric Finance and Accounting Support Co., Ltd.	Directly holds 100%	Borrowing of funds Factoring Leasing of manufacturing equipment Concurrent directorship	Borrowing of funds (Note 1) Factoring Lease transactions	(3,656) 58,269 756	Short-term borrowings Accounts payable Lease obligations	29,901 27,814 36,319
Subsidiary	Fuji Electric (China) Co., Ltd.	Directly holds 100%	Borrowing of funds Concurrent directorship	Borrowing of funds (Note 1)	5,920	Short-term borrowings	10,865
Subsidiary	HOEI DENKI CO., LTD.	Directly holds 51%	Sales of products Concurrent directorship	Sales of products (Note 2)	21,670	Accounts receivable	11,788

Terms and conditions of transactions and policies for determining the terms and conditions, etc.

(Note 1) Interest rates on borrowings from Fuji Electric Finance and Accounting Support Co., Ltd. and Fuji Electric (China) Co., Ltd. are determined by reference to market interest rates. Transaction amounts represent net changes in transaction amounts during the year.

(Note 2) For the sales of products to HOEI DENKI CO., LTD., prices are determined through price negotiations, taking into account market prices and other factors.

Notes on Per Share Information

(1)	Net assets per share	2,615.96 yen
(2)	Net profit per share	374.47 yen

Notes on Revenue Recognition

Notes on basic information for understanding revenue from contracts with customers are omitted as the same information is given in the “Notes to Consolidated Financial Statements (Notes on Revenue Recognition)” in the Consolidated Financial Statements.

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Audit Report of the Accounting Auditor on the Financial Statements, etc.

Independent Auditor’s Report

May 20, 2024

To the Board of Directors of

Fuji Electric Co., Ltd.

Ernst & Young ShinNihon LLC

Tokyo Office

Shigeyuki Kano, Certified Public Accountant,

Designated Limited Liability Partner, and Engagement

Partner

Masahiro Ito, Certified Public Accountant, Designated

Limited Liability Partner, and Engagement Partner

Kazunori Onuki, Certified Public Accountant,

Designated Limited Liability Partner, and Engagement

Partner

Opinion

Pursuant to Article 436, Paragraph 2, Item (i) of the Companies Act, we have audited the financial statements of Fuji Electric Co., Ltd. (the “Company”) for the 148th fiscal year from April 1, 2023 to March 31, 2024, which comprise the balance sheet, the statement of income, the statement of changes in equity, the notes to the non-consolidated financial statements, and the accompanying supplementary schedules (the “Financial Statements”).

In our opinion, the Financial Statements referred to above present fairly, in all material respects, the financial position and results of operation for the period covered by the Financial Statements, in conformity with corporate accounting principles generally accepted in Japan.

Basis for the Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under the auditing standards are described in the “Auditor’s Responsibility for the Audit of the Financial Statements.” We are independent of the Company in accordance with the requirements concerning professional ethics in Japan, and we have fulfilled our other ethical responsibilities as auditors in accordance with these requirements. We believe that the audit evidence we have obtained is both sufficient and appropriate to form the basis of our opinion.

Other Information

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Other information comprises the business report and the accompanying supplementary schedules. Management is responsible for the preparation and disclosure of this other information. The Audit & Supervisory Board and its members are responsible for monitoring the Directors’ performance of their duties in the development and operation of the reporting process for this other information.

Our opinion on the Financial Statements does not cover this other information and we express no opinion on this other information.

Our responsibility in the audit of the Financial Statements is to carefully read this other information and, in the course of reading this other information, to consider whether there are material differences between this other information and the Financial Statements or our knowledge obtained in the course of the audit, and to pay attention to whether there are any indication of material errors in this other information in addition to such material differences.

If, based on the work performed, we determine that there are material errors in this other information, we are required to report the fact.

We have no matters to report with respect to this other information.

Responsibilities of Management, Audit & Supervisory Board Members, and Audit & Supervisory Board for the Financial Statements

Management is responsible for the preparation and fair presentation of the Financial Statements in accordance with corporate accounting principles generally accepted in Japan. This includes the establishment and operation of internal control determined to be necessary by management for the preparation and fair presentation of the Financial Statements that are free from material misstatement, whether due to fraud or error.

In preparing the Financial Statements, management is responsible for evaluating whether it is appropriate to prepare the Financial Statements on a going concern basis, and for disclosing matters related to a going concern in accordance with corporate accounting principles generally accepted in Japan when such disclosure is required.

The responsibility of the Audit & Supervisory Board and its members is to monitor the Directors’ performance of their duties in the development and operation of the financial reporting process.

Auditor’s Responsibilities for the Audit of the Financial Statements

The auditor is responsible for obtaining reasonable assurance about whether the Financial Statements as a whole are free from material misstatement, whether due to fraud or error, based on the audit performed by the auditor, and for expressing an opinion on the Financial Statements from an independent perspective in the auditor’s report. A misstatement could result from fraud or error and is considered material if, individually or in the aggregate, it could reasonably be expected to influence the decisions of users of the Financial Statements.

The auditor performs the following by exercising professional judgment and maintaining professional skepticism throughout the audit process in accordance with auditing standards generally accepted as fair and appropriate in Japan.

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•	Identify and assess the risks of material misstatement due to fraud or error, design and perform audit procedures that address the risks of material misstatement, select and apply audit procedures at the auditor’s discretion, and obtain sufficient and appropriate audit evidence to provide a basis for its opinion.
•	In making those risk assessments, consider internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, although the purpose of an audit of the Financial Statements is not to express an opinion on the effectiveness of internal control.
•	Evaluate the appropriateness of accounting policies and the method of application thereof adopted by management, the reasonableness of accounting estimates made by management, and the adequacy of related notes.
•	Determine whether it is appropriate for management to prepare the Financial Statements on a going concern basis and whether, based on the audit evidence obtained, there is any material uncertainty regarding events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If any material uncertainty exists regarding the Company’s ability to continue as a going concern, the auditor is required to call attention to the notes to the Financial Statements in the auditor’s report or, if the notes to the Financial Statements are not appropriate to address the material uncertainty, issue a modified opinion on the Financial Statements. While the auditor’s conclusions are based on audit evidence obtained up to the date of the auditor’s report, future events or circumstances may cause the entity to cease to continue as a going concern.
•	Evaluate whether the presentation of the Financial Statements and the notes thereto are in accordance with corporate accounting principles generally accepted in Japan, evaluate the presentation, organization, and content of the Financial Statements, including related notes, and evaluate whether the Financial Statements fairly present the underlying transactions and accounting events.

We report to the Audit & Supervisory Board and its members on the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit, and other matters required by the auditing standards.

We also report to the Audit & Supervisory Board and its members on our compliance with the requirements concerning professional ethics in Japan regarding our independence, and on matters that may reasonably affect our independence and, where applicable, actions taken to eliminate threats or safeguards applied to reduce threats to an acceptable level.

Interest

Our firm and its designated engagement partners do not have any interest in the Company which is required to be disclosed pursuant to the provisions of the Certified Public Accountants Act.

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Audit Report of the Audit & Supervisory Board

Audit Report

We, the Audit & Supervisory Board, have prepared this Audit Report after due deliberation based on the audit reports prepared by each of the Audit & Supervisory Board Members on the Directors’ performance of their duties during the 148th fiscal year from April 1, 2023 to March 31, 2024, and hereby report as follows.

1.	Method and details of audits by Audit & Supervisory Board and its members
(1)	The Audit & Supervisory Board established audit policies and audit plans, etc., received reports from each Audit & Supervisory Board Member on the status and results of their audits, received reports from the Directors and other personnel and the Accounting Auditor on the status of execution of their duties, and requested explanations as necessary.
(2)	Each Audit & Supervisory Board Member, in compliance with the Audit & Supervisory Board Members’ auditing standards established by the Audit & Supervisory Board and in accordance with the audit policies and audit plans, etc., communicated with the Directors, the internal audit department and other employees, etc. and endeavored to collect information and establish an appropriate environment for auditing, and conducted audits in the following manner.
(i)	The Audit & Supervisory Board Members attended the meetings of the Board of Directors and other important meetings, received reports from the Directors and employees, etc. on the status of execution of their duties, requested explanations as necessary, inspected important approval documents, etc., and investigated the status of operations and assets at the head office and principal business offices. In addition, with respect to subsidiaries, the Audit & Supervisory Board Members communicated and exchanged information with the Directors, Audit & Supervisory Board Members, and other personnel of the subsidiaries, and received reports on business from the subsidiaries as necessary.
(ii)	With respect to the content of the resolution of the Board of Directors regarding the establishment of a system to ensure that the execution of duties by the Directors complies with laws and regulations and the Articles of Incorporation, as stated in the business report, and other systems stipulated in Article 100, Paragraphs 1 and 3 of the Ordinance for Enforcement of the Companies Act as necessary to ensure the properness of operations of a corporate group consisting of a stock company and its subsidiaries and the systems established based on such resolution (internal control systems), the Audit & Supervisory Board Members received regular reports from the Directors, employees and other personnel on the establishment and operation of such systems, requested explanations as necessary, and expressed their opinions. With respect to internal control over financial reporting, the Audit & Supervisory Board Members received reports from the Directors and other personnel and Ernst & Young ShinNihon LLC on the status of evaluation and audit of such internal control and requested explanations as necessary.

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(iii)	With respect to the basic policy pursuant to Article 118, Item (iii) (a) of the Ordinance for Enforcement of the Companies Act and each of the efforts pursuant to Item (iii) (b) of said Article as stated in the business report, the Audit & Supervisory Board Members examined the details based on the deliberations at the meetings of the Board of Directors and other meetings.
(iv)	The Audit & Supervisory Board Members monitored and verified whether the Accounting Auditor maintained its independence and conducted appropriate audits, received reports from the Accounting Auditor on the status of execution of its duties, and requested explanations as necessary. In addition, the Audit & Supervisory Board Members received notice from the Accounting Auditor to the effect that “the systems to ensure proper execution of duties” (the matters set forth in each item of Article 131 of the Regulations on Corporate Accounting) have been established in accordance with the “Standards for Quality Control of Audits” (Business Accounting Council) and other relevant standards and requested explanations as necessary.

Based on the above methods, we have examined the business report and its supplementary schedules, the non-consolidated financial statements (the balance sheet, the statement of income, the statement of changes in equity, and the notes to the non-consolidated financial statements) and their supplementary schedules, and the consolidated financial statements (the consolidated balance sheet, the consolidated statement of income, the consolidated statement of changes in equity, and the notes to consolidated financial statements) for the relevant fiscal year.

2.	Results of audits
(1)	Results of audit of business report, etc.

We are of the opinion:

(i)	That the business report and its supplementary schedules fairly present the state of the Company in accordance with applicable laws and regulations and the Articles of Incorporation;
(ii)	That, in connection with the execution by the Directors of their duties, no dishonest act or material fact of violation of laws, regulations or the Articles of Incorporation by the Directors existed;
(iii)	That the content of the resolution of the Board of Directors regarding the internal control systems are appropriate and there is nothing to note with respect to the content of the business report and the execution of duties by the Directors related to such internal control systems, including internal control over financial reporting; and
(iv)	That there is nothing to note with respect to the basic policy on the conduct of persons who control the decisions on the Company’s financial and business policies as stated in the business report, and each of the efforts pursuant to Article 118, Item (iii) (b) of the Ordinance for Enforcement of the Companies Act, as stated in the business report, is in line with such basic policy, does not impair the common interests of the Company’s shareholders, and is not intended to maintain the status of the Company’s corporate officers.
(2)	Results of audit of non-consolidated financial statements and supplementary schedules

We are of the opinion that the method and results of the audit made by the Accounting Auditor, Ernst

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& Young ShinNihon LLC, are appropriate.

(3)	Results of audit of consolidated financial statements

We are of the opinion that the method and results of the audit made by the Accounting Auditor, Ernst & Young ShinNihon LLC, are appropriate.

May 20, 2024

Audit & Supervisory Board of Fuji Electric Co., Ltd.

Yoshio Okuno, Standing Auditor

Junichi Matsumoto, Standing Auditor

Tetsuro Hiramatsu, Outside Auditor

Hirohiko Takaoka, Outside Auditor

Yuko Katsuta, Outside Auditor

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(iv) [Supplementary Schedule]

[Schedule of property, plant, and equipment, and other assets]

(Millions of yen)

Category	Type of asset	Balance at April 1, 2023	Increase	Decrease	Depreciation	Balance at March 31, 2024	Accumulated depreciation
Property, plant, and equipment	Buildings	60,089	3,480	190	4,324	59,055	112,708
	Structures	2,225	341	7	224	2,334	9,416
	Machinery and equipment	10,204	16,794	1,207	4,725	21,066	55,402
	Vehicles	35	58	0	14	78	353
	Tools, furniture, and fixtures	2,945	3,638	34	1,460	5,088	28,359
	Land	24,163	36	-	-	24,199	-
	Leased assets	46,368	739	59	15,357	31,690	43,533
	Construction in progress	13,605	18,660	24,346	-	7,919	-
	Total	159,636	43,748	25,845	26,106	151,432	249,773
Intangible assets	Software	5,659	3,573	4	2,925	6,302	7,404
	Other	2,539	3,889	3,959	13	2,456	59
	Total	8,198	7,462	3,964	2,938	8,759	7,464

[Schedule of allowances]

(Millions of yen)

Item	Balance at April 1, 2023	Increase	Decrease	Balance at March 31, 2024
Allowance for doubtful accounts	421	2,438	149	2,710
Provision for product warranties	3,526	283	1,276	2,533

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